Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN

OF MERGER

Between

PEOPLES FINANCIAL SERVICES CORP.

And

PENSECO FINANCIAL SERVICES CORPORATION

June 28, 2013

AGREEMENT

THIS AGREEMENT AND PLAN OF MERGER, dated as of June 28, 2013, is made by and between PEOPLES FINANCIAL SERVICES CORP., (“Peoples”) a Pennsylvania corporation, having its principal place of business in Hallstead, Pennsylvania, and PENSECO FINANCIAL SERVICES CORPORATION, (“Penseco”), a Pennsylvania corporation, having its principal place of business in Scranton, Pennsylvania (the “Agreement”).

BACKGROUND

1. The board of directors of each of Peoples and Penseco deems it advisable and in each of their respective best interests, for Penseco to merge with and into Peoples (the “Merger”), with Peoples surviving such Merger, in accordance with this Agreement and the applicable laws of the Commonwealth of Pennsylvania and such Boards of Directors have approved this Agreement, declared its advisability and recommended that this Agreement be adopted by the shareholders of Peoples and Penseco, as the case may be.

2. Peoples and Penseco intend for federal income Tax purposes that the Merger qualify as a reorganization under the provisions of Section 368(a) of the IRC (as hereafter defined) and that this Agreement be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

3. Peoples is the parent bank holding company and sole shareholder of Peoples Neighborhood Bank, a Pennsylvania state-chartered bank (“Peoples Bank”) and Penseco is the parent bank holding company and sole shareholder of Penn Security Bank and Trust Company, a Pennsylvania state-chartered bank and trust company (“Penn Security”).

4. As an inducement to Peoples’ willingness to enter into this Agreement, directors and certain officers of Penseco are executing a Penseco Letter Agreement in the form attached hereto as Exhibit 1.

5. As an inducement to Penseco’s willingness to enter into this Agreement, directors and certain officers of Peoples are executing a Peoples Letter Agreement in the form attached hereto as Exhibit 2.

6. Subject to the terms of this Agreement, Peoples and Penseco desire to merge Penn Security with and into Peoples Bank, as soon as practicable after the Effective Time (as hereafter defined) but no earlier than the first business day after the day containing the Effective Time, and in accordance with the Bank Plan of Merger in the form attached hereto as Exhibit 3.

7. Peoples and Penseco desire to provide the terms and conditions governing the transactions contemplated herein.

NOW, THEREFORE, in consideration of the promises and of the mutual covenants, agreements, representations and warranties herein contained, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 Definitions. As used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

Acquisition Proposal means any inquiry, proposal, indication of interest, term sheet, offer, signed agreement or disclosure of an intention to do any of the foregoing from any Person or group of Persons relating to any (i) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Penseco or Peoples or any Subsidiary of Penseco or Peoples, except the other party, where the assets, revenue or income of such Subsidiary constitutes more than 25% of the consolidated assets, net revenue or net income of Penseco or Peoples, respectively; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets (including for this purpose the outstanding capital stock of any Subsidiary of Penseco or Peoples and the capital stock of any entity surviving any merger or business combination involving any Subsidiary of Penseco or Peoples) and/or liabilities where the assets being disposed of constitute 25% or more of the consolidated assets, net revenue or net income of Penseco or Peoples and its Subsidiaries taken as a whole, either in a single transaction or series of transactions; or (iii) any direct or indirect purchase or other acquisition or tender offer or exchange offer that, if consummated, would result in a Person or group of Persons acting in concert beneficially owning 25% or more (excluding any Person or group of Persons beneficially owning 25% on the date of this Agreement, but only in connection with shares beneficially owned as of the date hereof and not shares that may be acquired after the date hereof which when added to shares previously held, the total shares would exceed the 25% beneficial ownership amount) of the outstanding shares of the common stock of Penseco or Peoples or any Subsidiary of Penseco or Peoples where that Subsidiary represents more than 25% of the consolidated assets, net revenue or net income of Penseco or Peoples, in each case other than the transactions contemplated by this Agreement.

Affiliate means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

Applications means the applications for regulatory approval which are required by the transactions contemplated herein.

Articles of Merger means the articles of merger to be executed by Peoples and Penseco and to be filed with PDS, in accordance with the BCL.

Bank Merger means the merger of Penn Security with and into Peoples Bank.

Bank Regulator means any banking agency or department or any federal or state government, including without limitation, the FRB, the FDIC, and the PDB.

BCL means the Pennsylvania Business Corporation Law of 1988, as amended.

BHCA means the Bank Holding Company Act of 1956, as amended.

Confidentiality Agreements means (i) that certain confidentiality agreement, dated April 12, 2013, pursuant to which Peoples agrees, among other things, to maintain the confidentiality of certain information provided to it by Penseco; and (ii) that certain confidentiality agreement, dated April 12, 2013, pursuant to which Penseco agrees, among other things, to maintain the confidentiality of certain information provided to it by Peoples.

Dissenting Shares means shares of Penseco Common Stock and Peoples Common Stock, respectively, as to which appraisal rights are perfected under the BCL.

DOJ means the United States Department of Justice.

Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component. The term Environmental Law includes without limitation, (i) the comprehensive Environmental Response, Compensation and Liability Act as amended, 42 U.S.C. 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. 7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. 1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. 300f, et seq.; and all comparable state and local laws, and (ii) any common law (including common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any hazardous materials.

ERISA means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

ERISA Affiliate means (i) a member of any “controlled group” (as defined in Section 414(b) of the IRC) of which Peoples or Penseco (as applicable) is a member, (ii) a trade or business, whether or not incorporated, under common control (within the meaning of Section 414(c) of the IRC) with Peoples or Penseco (as applicable), (iii) a member of any affiliated service group (within the meaning of Section 414(m) of the IRC) of which Peoples or Penseco (as applicable) is a member, or (iv) an entity required to be aggregated with Peoples or Penseco (as applicable pursuant to Section 414(o) of the IRC.

Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time thereunder.

FDIA means the Federal Deposit Insurance Act, as amended.

FDIC means the Federal Deposit Insurance Corporation.

FINRA means the Financial Industry Regulatory Authority.

FRB means the Board of Governors of the Federal Reserve System.

GAAP means generally accepted accounting principles in the United States as in effect at the relevant date.

Governmental Entity means any federal or state court, administrative agency or commission or self-regulatory authority or instrumentally including, inter alia, any Bank Regulator and the SEC.

IRC means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

IRS means the Internal Revenue Service.

Joint Proxy Statement/Prospectus means the joint proxy statement/prospectus, together with any amendments and supplements thereto, to be transmitted to holders of Penseco Common Stock and Peoples Common Stock in connection with the transactions contemplated by this Agreement.

Knowledge as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the directors and executive officers (as defined in Rule 3b-7 under the Exchange Act) of such Person, and includes any facts, matters, or circumstances set forth in any written notice or other correspondence from any Governmental Entity or any other written notice received by that Person.

Material Adverse Effect means with respect to a party hereto, any state of facts, change, circumstance, event, effect, condition, occurrence, action, or omission that (a) has or would be reasonably expected to have a material adverse effect on the business, financial condition, results of operations, or business prospects of Penseco on a consolidated basis (when such term is used in Article II hereof) or Peoples on a consolidated basis (when such term is used in Article III hereof) including but not limited to the entry by Penseco, Peoples, Penseco Subsidiaries, or Peoples Subsidiaries into a Regulatory Agreement, or (b) materially impairs the ability of such party or its Subsidiary to consummate the transactions contemplated hereby on a timely basis, other than, in each case, any change, circumstance, event or effect relating to (i) changes in general economic or political conditions affecting banking institutions generally, including, but not limited to, changes in interest rates, but not if such changes disproportionally affect Penseco or Peoples when compared to other banking institutions, (ii) any change in GAAP or applicable law that does not disproportionately affect such party and its subsidiaries taken as a whole relative to other participants (including the other party hereto) in the industry, (iii) any action or omission of a party (or any of its Subsidiaries) taken pursuant to the terms of this Agreement or taken or omitted to be taken with the express written permission of the other party, (iv) any effect with respect to a party hereto caused, in whole or in substantial part, by the other party, (v) reasonable expenses, including expenses associated with the retention of legal, financial, or other advisors, incurred by Penseco or Peoples in connection with the negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and (vi) any act of terrorism, war (whether or not declared), national disaster or any national or international calamity affecting the United States that does not disproportionately affect such party and its subsidiaries, taken as a whole, relative to other participants in the industry, in the United States (including the other party hereto).

PDB means the Pennsylvania Department of Banking and Securities.

PDS means the Department of State of the Commonwealth of Pennsylvania.

Penseco Benefit Plans shall have the meaning set forth in Section 2.12(a).

Penseco Common Stock means the common stock of Penseco described in Section 2.02(a).

Penseco Disclosure Schedule means a disclosure schedule delivered by Penseco to Peoples pursuant to Article II of this Agreement.

Penseco Financials means (i) the audited consolidated financial statements as of and for the fiscal years ending December 31, 2012, 2011, and 2010; and (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter following March 31, 2013 and for the periods then ended including the notes thereto.

Penseco Regulatory Reports means the call reports of Penn Security and accompanying schedules, as filed with the FDIC, for each calendar quarter ended December 31, 2010 through the Effective Time and all reports filed with the Pennsylvania Department of Banking and Securities or the Federal Reserve Board by Penseco or Penn Security from December 31, 2010 through the Effective Time.

Penseco Stock-Based Plans means the Penseco Financial Services Corporation 2008 Long Term Incentive Plan.

Penseco Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Penseco, except any corporation, the stock of which is held in the ordinary course of the lending activities of Penn Security.

Peoples Benefit Plans shall have the meaning set forth in Section 3.12(a).

Peoples Common Stock has the meaning given to that term in Section 3.02(a) of this Agreement.

Peoples Disclosure Schedule means a disclosure schedule delivered by Peoples to Penseco pursuant to Article III of this Agreement.

Peoples Financials means (i) the audited consolidated financial statements as of and for the fiscal years ending December 31, 2012, 2011, and 2010; and (ii) unaudited interim consolidated financial statements as of the end of each calendar quarter following March 31, 2013 and for the periods then ended including the notes thereto.

Peoples Market Share Price means the numeric average of the daily high bid and low ask quotations for a share of Peoples Common Stock as reported on the OTCQB market place maintained by OTC Markets Group Inc. for each of the consecutive twenty (20) trading days ending on and including the tenth day prior to the relevant date. If no bid or ask quotations are available for any date, then the price for such date shall be the price of the last reported trade for that day.

Peoples Regulatory Reports means the call reports of Peoples Bank and accompanying schedules, as filed with the FDIC, for each calendar quarter ended December 31, 2010 through the Effective Time and all reports filed with the PDB or FRB by Peoples or Peoples Bank from December 31, 2010 through the Effective Time.

Peoples Subsidiaries means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Peoples, except any corporation the stock of which is held in the ordinary course of the lending activities of a bank.

Person means any individual, corporation, partnership, joint venture, association, organization, trust, other entity or “group” (as that term is defined in Section 13(d)(3) of the Exchange Act).

Registration Statement means the registration statement on Form S-4, together with all amendments and supplements thereto, as filed with the SEC under the Securities Act for the purpose of registering share of Peoples Common Stock to be issued in connection with the transactions contemplated by this Agreement.

Regulatory Agreement has the meanings given to that term in Sections 2.11 and 3.11 of this Agreement.

Relevant Group means any affiliated, combined, consolidated, unitary or similar group.

Rights means warrants, options, rights, convertible securities and other capital stock equivalents which obligate an entity to issue its securities.

SEC means the Securities and Exchange Commission.

Securities Act means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

Securities Documents means all registration statements, schedules, statements, forms, reports, proxy materials, and other documents required to be filed under the Securities Laws.

Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, the Trust Indenture Act of 1939, as amended, and in each case the rules and regulations promulgated from time to time thereunder.

Subsidiary means any corporation or partnership, 50% or more of the capital stock or partnership interests of which is owned, either directly or indirectly, by another entity, except any corporation or partnership the stock or partnership interests of which is held in the ordinary course of the lending activities of a bank.

Tax or Taxes means all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, unclaimed property or other taxes or similar assessments, customs, duties, fees, levies, or other governmental charges together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

Tax Return means any return, declaration, report, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, and including Form TD F 90-22.1, filed or required to be filed with a Taxing Authority.

Taxing Authority means any governmental or administrative agency, board, bureau, body, department, or authority of any United States federal, state, or local jurisdiction or any foreign jurisdiction, having jurisdiction with respect to any Tax.

Section 1.02 The Merger.

(a) Closing. The closing will take place at 10:00 a.m. at the offices of Bybel Rutledge LLP, Lemoyne, Pennsylvania, or such other time and place as mutually agreed to by the parties hereto; provided, in any case, that such date shall not be later than fifteen (15) business days after the satisfaction or waiver (subject to applicable law) of all conditions to closing set forth in Article V (other than delivery of certificates, opinions, and other instruments and documents to be delivered at the Closing) (such date, the “Closing Date”).

(b) The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the BCL on the Effective Time, Penseco shall merge with and into Peoples in accordance with the provisions Section 1921 of the BCL, the separate existence of Penseco shall cease, and Peoples shall be the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) and continue to exist as a corporation incorporated under the BCL.

(c) Effective Time; Effects of the Merger. Subject to the provisions of this Agreement, the Articles of Merger shall be duly prepared, executed and delivered for filing with the PDS on the Closing Date. The Merger shall become effective at such time, on such date, as the Articles of Merger are filed with the PDS, or at such date and time as may be specified in the Articles of Merger (such time being the “Effective Time”). At and after the Effective Time, the Merger shall have the effects set forth in Section 1929 of the BCL and this Agreement.

(d) Peoples’ Articles of Incorporation and Bylaws. On and after the Effective Time, the articles of incorporation of Peoples to be amended and restated prior to the Effective Time as provided in Exhibit 4, shall be the articles of incorporation of the Surviving Corporation and shall remain in full force and effect until amended in accordance with its terms and applicable law. On and after the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time as provided in Exhibit 5 and shall remain in full force and effect until amended in accordance with its terms and applicable law.

(e) Board of Directors and Officers of Peoples and the Resulting Subsidiary Bank.

(i) At the Effective Time, the total number of persons serving on the board of directors of the Surviving Corporation and the resulting Subsidiary bank shall be increased to fourteen (14). Six (6) of the fourteen (14) persons to serve initially on the board of directors of the Surviving Corporation at the Effective Time shall be selected by Peoples board of directors and eight (8) of the fourteen (14) persons shall be selected by the Penseco board of directors from among the current directors of Peoples and Penseco, respectively, who, except for executive officers, are independent directors, as provided in the NASDAQ Stock Market Marketplace Rules and who meet the eligibility requirements for a director under the Peoples bylaws, as amended pursuant to Section 1.02(d) above. The directors from each Peoples and Penseco shall be evenly distributed as close as possible among the three (3) classes, A, B, and C, of the Surviving Corporation after the Effective Time with two (2) classes having five (5) directors and one (1) class having four (4) directors each to serve until their successors are duly elected and qualified in accordance with applicable law, the articles of incorporation, and the bylaws of Peoples, as amended pursuant to Section 1.02(d) above, as delineated on Exhibit 6 as may be amended pursuant to this Section 1.02(e).

(ii) In the event that, prior to the Effective Time, any person so selected to serve on the board of directors of the Surviving Corporation is unable or unwilling to serve in such position or, except for executive officers, does not meet the NASDAQ Stock Market Marketplace Rules independence requirements, the respective board of directors from which such person was selected shall designate another person to serve in such person’s stead in accordance with the provisions of this Section 1.02(e) so long as such person, except for executive officers, is an independent director, as provided in the NASDAQ Stock Market Marketplace Rules and who meets the eligibility requirements for a director under the Peoples bylaws, as amended pursuant to Section 1.02(d) above and Exhibit 6 shall be deemed so amended to reflect such designation.

(iii) For each of the 2014, 2015 and 2016 annual meetings of shareholders of the Surviving Corporation, director nominees shall be selected, or recommended for the board of directors’ selection, by a nominating committee comprised solely of independent directors (the “Nominating Committee”), and more particularly as follows. With respect to any directorship held by an incumbent Continuing Peoples Director whose term is expiring at any such meeting, a subcommittee of the Nominations Committee comprised solely of Continuing Peoples Directors shall select, or recommend for the board’s selection, a director nominee who, except for executive officers, is an independent director as provided in the NASDAQ Stock Market Marketplace Rules and who meets the requirements for a director under the Peoples bylaws, as amended pursuant to Section 1.02(d) above for election or reelection to such directorship. A “Continuing Peoples Director” shall mean any member of the board of directors of the Surviving Corporation who was a director of Peoples immediately prior to the Effective Time, or any other member of the board of directors of the Surviving Corporation who was nominated in accordance with the preceding sentence. With respect to any directorship held by an incumbent Continuing Penseco Director whose term is expiring at any such meeting, a subcommittee of the Nominations Committee comprised solely of Continuing Penseco Directors shall select, or recommend for the board’s selection, a director nominee who, except for executive officers, is an independent director as provided in the NASDAQ Stock Market Marketplace Rules and who meets the requirements for a director under the Peoples bylaws, as amended pursuant to Section 1.02(d) above for election or reelection to such directorship. A “Continuing Penseco Director” shall mean any member of the board of directors of the Surviving Corporation who was a director of Penseco immediately prior to the Effective Time, or any other member of the board of directors of the Surviving Corporation who was nominated in accordance with the preceding sentence. Each person who serves as a director of the Surviving Corporation will be compensated in accordance with the policies of the Surviving Corporation. This Section 1.02(c) shall survive Closing and shall remain in effect for three (3) years immediately after the Effective Time in accordance with Exhibit 5, unless the board of directors of the Surviving Corporation shall determine otherwise upon the approval of at least 80% of the board of directors of the Surviving Corporation. For three (3) years immediately after the Effective Time, the Surviving Corporation board agrees to nominate and recommend for election by the shareholders the directors selected, nominated or appointed pursuant to and in furtherance of this Section 1.02(e) provided the individuals continue to meet the eligibility requirements under the Surviving Corporation bylaws and, except for executive officers, remain independent directors under the Nasdaq Stock Market Marketplace Rules. The directors of Peoples and Penseco agree that for three (3) years immediately after the Effective Time, to vote in a manner necessary so that the Surviving Corporation will vote, as sole shareholder of the resulting Subsidiary bank, for the directors nominated and recommended by the resulting Subsidiary bank, unless the board of directors of the Surviving Corporation after the Effective Time shall determine otherwise upon the approval of 80% of the directors of the entire board of directors of the Surviving Corporation.

(iv) For three (3) years immediately following the Effective Time, directors formerly of Peoples and Penseco shall have pro rata representation on all committees of the Surviving Corporation and its Subsidiaries based upon the representative number of directors of each party on the board of directors as provided in Section 1.02(e)(i) above, unless the board of directors of the Surviving Corporation, shall determine otherwise upon the approval of at least 80% of the board of directors of the Surviving Corporation. The bylaws of Peoples as amended and restated in Exhibit 5 shall provide for this provision. This Section 1.02(c)(iv) shall survive Closing and remain in effect for three (3) years.

(v) On the Effective Time, William E. Aubrey, II shall be the Chairman of the Board of the Surviving Corporation and, provided Mr. Aubrey remains a member of the board of directors of the Surviving Corporation, the Surviving Corporation board of directors shall continue to elect Mr. Aubrey at each organizational meeting of directors as Chairman until the 2017 Annual Meeting of Shareholders of Peoples unless the board of directors of the Surviving Corporation shall determine otherwise upon the approval of at least 80% of the board of directors of the Surviving Corporation. On the Effective Time, the following shall be among the executive officers of the Surviving Corporation:

(A) Craig W. Best - President and Chief Executive Officer

(B) Scott A. Seasock - Chief Financial Officer

(C) Debra E. Dissinger - Chief Operating Officer

Each executive officer of the Surviving Corporation shall hold office until his or her successor is appointed and qualified or otherwise in accordance with applicable law, the articles of incorporation, and the bylaws of the Surviving Corporation, and such person’s respective employment agreement.

(f) Bank Merger.

(i) Peoples and Penseco shall use their commercially reasonable best efforts to cause Penn Security to merge with and into Peoples Bank, with Peoples Bank surviving such merger and name changed to Peoples Security Bank and Trust Company, as soon as practicable after the Effective Time but in no event earlier than the first business day after the day containing the Effective Time. Concurrently with the execution and delivery of this Agreement, Peoples shall cause Peoples Bank, and Penseco shall cause Penn Security, to execute and deliver the Bank Plan of Merger in substantially the form attached hereto as Exhibit 3.

(ii) Notwithstanding Section 1.02(f)(i), if the parties mutually agree that the Bank Merger be delayed, the parties shall cooperate to permit the Bank Merger to occur at such later time as the parties mutually agree, and any provisions of this Agreement inconsistent with such timing shall be deemed amended as appropriate to reflect such timing.

(g) Conversion of Shares.

(i) Subject to the provisions of subparagraphs (ii), (iii), and (iv) of this Section 1.02(g) and Section 1.02(h), each share of Penseco Common Stock issued and outstanding immediately prior to the Effective Time shall, on the Effective Time, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive 1.3636 shares of fully paid and nonassessable shares of Peoples Common Stock (the “Exchange Ratio”). The shares of Peoples Common Stock payable pursuant to this Section 1.02(g)(i) are sometimes referred to herein as the “Stock Consideration” and together with the Additional Consideration (as defined below) are sometimes referred to as the “Merger Consideration.”

(ii) Each share of Penseco Common Stock which is either issued and held in treasury of Penseco or by any Penseco Subsidiary or issued and held by Peoples or its Subsidiaries (other than shares of Penseco Common Stock held in trust accounts, managed accounts and the like or otherwise held in fiduciary or agency capacity, that are beneficially owned by third parties (such shares. “Trust Account Common Shares”) and other than shares of Penseco Common Stock held, directly or indirectly, by Penseco or Peoples in respect of a debt preciously contracted (such shares, the “DPC Common Shares”)) as of the Effective Time, if any, shall be cancelled and shall cease to exist and no stock of Peoples or other consideration shall be delivered in exchange therefore.

(iii) No fraction of a whole share of Peoples Common Stock and no scrip or certificates therefor shall be issued in connection with the Merger. Any former holder of Penseco Common Stock who would otherwise be entitled to receive a fraction of a share of Peoples Common Stock shall receive, in lieu thereof, cash in an amount equal to such fraction of a share multiplied by the Peoples Market Share Price as of the Effective Time. For purposes of determining any fractional share interest, all shares of Penseco Common Stock owned by a Penseco Shareholder shall be combined so as to calculate the maximum number of whole shares of Peoples Common Stock issuable to such Penseco Shareholders.

(iv) Each share of Peoples Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

(v) Each outstanding share of Peoples or Penseco Common Stock the holder of which has perfected his right to dissent under the BCL, if applicable, and has not effectively withdrawn or lost such right as of the Effective Time shall not be converted into or represent a right to receive, or shall remain, shares of Peoples Common Stock hereunder, respectively, and the holder thereof shall be entitled only to such rights as are granted by the BCL. Each share of Peoples Common Stock issued and held in the treasury of Peoples immediately prior to the Effective Time shall on and after the Effective Time, continue to be issued and held in the treasury of Peoples. The parties shall give each other prompt notice upon receipt of any such written demands for payment of the fair value of such shares of Peoples or Penseco Common Stock, respectively (“Dissenting Shares”) and of withdrawals of such demands and any other instruments provided pursuant to the BCL (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”). If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at any time, such holder’s shares of Penseco Common Stock shall be converted into the right to receive Peoples Common Stock in accordance with Section 1.02(g)(i) of this Agreement or such holder’s shares of Peoples Common Stock shall remain shares of Peoples Common Stock. Any payments made in respect of Dissenting Shares shall be made by Peoples, as the continuing corporation after the Merger.

(h) Surrender and Exchange of Penseco Stock Certificates.

(i) Exchange Agent. As promptly as practicable after the date hereof and, in any event, prior to the filing of the Registration Statement, the parties shall designate a mutually acceptable bank or trust company or other agent which shall act as agent (the “Exchange Agent”) for Peoples and the Surviving Corporation in connection with the exchange procedures for converting shares of Penseco Common Stock evidenced by stock certificates into the Merger Consideration. Upon such selection, Peoples shall enter into an agreement with the Exchange Agent in form and substance reasonable acceptable to the parties hereto setting forth the terms and conditions upon which the Exchange Agent will render the exchange services to Peoples and the Surviving Corporation (the “Exchange Agent Agreement”).

(ii) Deposit of Merger Consideration. At or prior to the Effective Time, Peoples shall deposit, or shall cause to be deposited, with the Exchange Agent (i) certificates representing the number of shares of Peoples Common Stock sufficient to deliver, and Peoples shall instruct the Exchange Agent to timely deliver, the aggregate Stock Consideration issuable to the holders of Penseco Common Stock as of immediately prior to the Effective Time, and (ii) to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 1.02(g)(iii) (the “Additional Consideration,” and collectively with the Stock Consideration, the “Exchange Fund”) and Peoples shall instruct the Exchange Agent to timely pay the Additional Consideration in accordance with this Agreement.

(iii) Letter of Transmittal. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a stock certificate, which immediately prior to the Effective Time represented outstanding shares of Penseco Common Stock, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.02(g), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the stock certificates shall pass, only upon delivery of stock certificate(s) (or affidavits of loss in lieu of such certificates) to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement) (the “Letter of Transmittal”) and (ii) instructions for use in surrendering stock certificate(s) in exchange for the Merger Consideration to be issued and paid in consideration therefor and any dividends or distributions to which such holder is entitled pursuant to Section 1.02(h)(v).

(iv) Surrender of Stock Certificates. Upon surrender to the Exchange Agent of its stock certificate(s), accompanied by a properly completed Letter of Transmittal, a holder of Penseco Common Stock will be entitled to receive promptly after the Effective Time the Merger Consideration (with the Cash Consideration, if any, paid to each such holder rounded to the nearest whole cent). Until so surrendered, each such stock certificate shall represent after the Effective Time, for all purposes, only the right to receive the Merger Consideration to be issued and paid in consideration therefor upon surrender of such stock certificate in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Section 1.02(h)(iv).

(v) Dividends. No dividends or other distributions with respect to Peoples Common Stock shall be paid to the holder of any unsurrendered stock certificate with respect to the shares of Peoples Common Stock represented thereby, in each case until the surrender of such stock certificate in accordance with Section 1.02(h)(iv). Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such stock certificate in accordance with Section 1.02(h)(iv), the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of Peoples Common Stock represented by such stock certificate and not paid and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of Peoples Common Stock represented by such stock certificate with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the Peoples Common Stock issuable with respect to such stock certificate.

(vi) Transfer of Penseco Common Stock. In the event of a transfer of ownership of a stock certificate representing Penseco Common Stock that is not registered in the stock transfer records of Penseco, the proper amount of Merger Consideration shall be paid or issued in exchange therefor to a person other than the person in whose name the stock certificate so surrendered is registered if the stock certificate formerly representing such Penseco Common Stock shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment or issuance shall pay any transfer or other similar Taxes required by reason of the payment or issuance to a person other than the registered holder of the stock certificate or establish to the satisfaction of Peoples that the Tax has been paid or is not applicable.

(vii) No Transfers After the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of Penseco of the shares of Penseco Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Penseco Common Stock that occurred prior to the Effective Time. If, after the Effective Time, stock certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration to be issued or paid in consideration therefor in accordance with the procedures set forth in this Section 1.02(h).

(viii) Treatment of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Penseco as of the first anniversary of the Effective Time may, to the extent permitted by applicable law, be paid to Peoples. In such event, any former shareholders of Penseco who have not theretofore complied with this Section 1.02(h) shall thereafter look only to Peoples with respect to the Merger Consideration and any unpaid dividends and distributions on the Peoples Common Stock deliverable in respect of each share of Penseco Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Peoples, Peoples Bank, Penseco, Penn Security, the Exchange Agent or any other person shall be liable to any former holder of shares of Penseco Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(ix) Lost Stock Certificates. In the event any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed and, if reasonably required by Peoples or the Exchange Agent, the posting by such person of a bond in such amount as Peoples may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such stock certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed stock certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

(i) Anti-Dilution Provisions. If, between the date of this Agreement and the Effective Time, the outstanding shares of Peoples Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(j) Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the IRC, and that this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PENSECO

Penseco hereby represents and warrants to Peoples that:

Section 2.01 Organization.

(a) Penseco is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Penseco is a financial holding company duly registered under the BHCA. Penseco has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Penseco is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as the result of the ownership or leasing of property or the conduct of its business except where the failure to be so qualified or licensed would not have a Material Adverse Effect on Penseco.

(b) Penn Security is a Pennsylvania state-chartered bank and trust company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Penn Security has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c) There are no Penseco Subsidiaries other than Penn Security and those identified in Section 2.01 of the Penseco Disclosure Schedule.

(d) The deposits of Penn Security are insured by the Deposit Insurance Fund of the FDIC to the extent provided in the FDIA.

(e) The respective minute books of Penseco and Penn Security and each other Penseco Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of Penseco and each such Penseco Subsidiary.

(f) Prior to the date of this Agreement, Penseco has delivered to Peoples true and correct copies of the articles of incorporation and bylaws of Penseco and the articles of incorporation and bylaws of Penn Security as in effect on the date hereof.

Section 2.02 Capitalization.

(a) The authorized capital stock of Penseco consists of Fifteen Million (15,000,000) shares of common stock, $.01 par value (“Penseco Common Stock”), of which 3,276,079 shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement. Except as provided on Section 2.02 of the Penseco Disclosure Schedule, neither Penseco nor Penn Security, nor any other Penseco Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Penseco Common Stock or any other security of Penseco or any securities representing the right to vote, purchase or otherwise receive any shares of Penseco Common Stock, or any other security of Penseco.

(b) The authorized capital stock of Penn Security consists of Three Million Five Hundred Thousand (3,500,000) shares of common stock, par value of $10.00 per share (“Penn Security Common Stock”), of which 537,000 shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Penseco. Neither Penn Security nor any Penseco Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Penseco Subsidiary or any other security of any Penseco Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Penseco Subsidiary. Either Penseco or Penn Security owns all of the outstanding shares of capital stock of each Penseco Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c) Neither (i) Penseco, (ii) Penn Security, nor (iii) any other Penseco Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Penseco and Penseco Subsidiaries, equity interests held by Penseco Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Penseco Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Penseco or Penn Security with respect to any other company’s capital stock or the equity of any other person.

(d) To the Knowledge of Penseco, except as disclosed in Section 2.02 of the Penseco Disclosure Schedule, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of any class of Penseco Common Stock.

Section 2.03 Authority; No Violation.

(a) Penseco has full corporate power and authority to execute and deliver this Agreement subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger and the affirmative vote required of Penseco’s Shareholders pursuant to the BCL and Penseco’s articles of incorporation (the “Penseco Shareholder Approval”) and to complete the transactions contemplated hereby. Penn Security has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Penseco and the completion by Penseco of the transactions contemplated hereby have been duly and validly approved by the board of directors of Penseco and, except for approval and adoption by the shareholders of Penseco as required under the BCL, and Penseco’s articles of incorporation and bylaws, no other corporate proceedings on the part of Penseco are necessary to complete the transactions contemplated herein. This Agreement has been duly and validly executed and delivered by Penseco and, subject to approval and adoption of the shareholders of Penseco as required under the BCL, Penseco’s articles of incorporation and bylaws and receipt of the required approvals from Bank Regulators described in Section 2.04 hereof, the requisite actions of the shareholders of Penseco in furtherance of this Agreement, and the due and valid execution and delivery of this Agreement by Peoples constitutes the valid and binding obligation of Penseco, enforceable against Penseco in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Penn Security subject to the due and valid execution and delivery of the Bank Plan of Merger by Peoples Bank, will constitute the valid and binding obligation of Penn Security, enforceable against Penn Security in accordance with its terms, subject to required approvals of Regulatory Authorities, and subject to applicable conservatorship or receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by Penseco subject to, (i) the execution and delivery of the Bank Plan of Merger by Penn Security, (ii) receipt of approvals from the Bank Regulators referred to in Section 2.04 hereof and Penseco’s and Peoples’ compliance with any conditions contained therein, the completion of the transactions contemplated hereby, and (iii) compliance by Penseco or Penn Security with any of the terms or provisions hereof or of the Bank Plan of Merger, will not (A) conflict with or result in a breach of any provision of the articles of incorporation or other organizational document or bylaws of Penseco or any Penseco Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Penseco or any Penseco Subsidiary or any of their respective properties or assets; or (C) except as set forth in Section 2.03 of the Penseco Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Penseco or any Penseco Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, commitment or other instrument or obligation to which Penseco or any Penseco Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Penseco.

Section 2.04 Consents. Except for (a) the consents, approvals, filings and registrations with any Governmental Entity, and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the shareholders of Penseco under the BCL, Penseco’s articles of incorporation and bylaws, and (c) the approval of the Bank Plan of Merger by Penseco as sole shareholder of Penn Security under the Banking Code of 1965, as amended, and by the Penseco board of directors, and except as disclosed in Section 2.04 of the Penseco Disclosure Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (i) the execution and delivery of this Agreement by Penseco or the Bank Plan of Merger by Penn Security, and (ii) the completion by Penseco of the transactions contemplated hereby or by Penn Security of the Bank Merger. As of the date hereof, Penseco has no reason to believe that (a) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Penseco’s or Penn Security’s ability to complete the transactions contemplated by this Agreement or that (b) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 2.05 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a) Penseco has previously made available to Peoples the Penseco Regulatory Reports through March 31, 2013. The Penseco Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations and changes in shareholders’ equity of Penseco or Penn Security, as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b) Penseco has previously delivered to Peoples the Penseco Financials as of the date hereof and will deliver all the Penseco Financials after the date hereof. The Penseco Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Penseco as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c) At the date of each balance sheet included in the Penseco Financials or the Penseco Regulatory Reports, neither Penseco nor Penn Security (as the case may be) had, or will have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Penseco Financials or Penseco Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material in the aggregate to Penseco or which are incurred in the ordinary course of business, consistent with past practice and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

(d) The records, systems, controls, data and information of Penseco and the Penseco Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Penseco or any Penseco Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 2.05(d). Penseco (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP as consistently applied to Penseco, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Penseco, including its consolidated Penseco Subsidiaries, is made known to the chief executive officer and the principal financial officer of Penseco by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Penseco’s outside auditors and the audit committee of Penseco’s board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Penseco’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Penseco’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Penseco’s auditors and audit committee and a copy has previously been made available to Peoples.

(e) Since December 31, 2011, (i) neither Penseco nor any of the Penseco Subsidiaries nor, to the Knowledge of Penseco, any director, officer, employee, auditor, accountant or representative of Penseco or any of the Penseco Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Penseco or any of the Penseco Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Penseco or any of the Penseco Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Penseco or any of the Penseco Subsidiaries, whether or not employed by Penseco or any of the Penseco Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Penseco or any of its officers, directors, employees or agents to the board of directors of Penseco or any committee thereof or to any director or officer of Penseco.

Section 2.06 Taxes.

(a) All income and other material Tax Returns required to have been filed by Penseco and the Penseco Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by Penseco and the Penseco Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b) There is no action, audit, dispute or claim now pending or proposed or threatened in writing against Penseco or any of the Penseco Subsidiaries in respect of Taxes. None of Penseco or any of the Penseco Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of Penseco or the Penseco Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Penseco with respect to Taxes other than for Taxes not yet due and payable.

(c) Each of Penseco and the Penseco Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d) Section 2.06 of the Penseco Disclosure Schedule lists all Tax Returns filed by Penseco or the Penseco Subsidiaries for taxable periods ended on or after December 31, 2007 that have been or are currently the subject of audit. Except as set forth on Section 2.06 of the Penseco Disclosure Schedule, none of Penseco or any of the Penseco Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e) Penseco is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC. None of Penseco or any of the Penseco Subsidiaries is obligated to make any payments that would result in a nondeductible expense under Section 280G of the IRC as a result of the transactions contemplated by this Agreement. None of Penseco or any of the Penseco Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which Penseco is the parent.

(f) None of Penseco or any of the Penseco Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC. None of Penseco or any Penseco Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement. None of Penseco nor any of the Penseco Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. Penseco has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC. None of Penseco or any of the Penseco Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) None of Penseco or any of the Penseco Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of Penseco or any Penseco Subsidiary has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which Penseco is the parent, or as a transferee or successor, by contract or otherwise.

(h) None of Penseco or any of the Penseco Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (w) any installment sale or open transaction disposition made on or prior to the Closing Date, (x) prepaid amount received on or prior to the Closing Date, (y) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (z) cancellation of indebtedness arising on or prior to the Closing Date.

(i) No bad debt reserve of Penseco or any of the Penseco Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

(j) None of Penseco or the Penseco Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the IRC.

Section 2.07 No Material Adverse Effect. Penseco has not suffered any Material Adverse Effect since December 31, 2012.

Section 2.08 Contracts.

(a) Except as described in Section 2.08 of the Penseco Disclosure Schedule, neither Penseco nor any Penseco Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of Penseco or any Penseco Subsidiary or any other Person, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, benefits, or similar arrangements for or with any past or present officers, directors or employees of Penseco or any Penseco Subsidiary or any other Person; (iii) any collective bargaining agreement with any labor union relating to employees of Penseco or any Penseco Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Penseco Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Penseco or any Penseco Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Peoples; or (vi) any contract (other than this Agreement) limiting the freedom of any Penseco Subsidiary to engage in any type of banking or bank-related business permissible under law.

(b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 2.08(a) have been made available to Peoples on or before the date hereof, are listed on Section 2.08 of the Penseco Disclosure Schedule and are in full force and effect on the date hereof and neither Penseco nor any Penseco Subsidiary (nor, to the Knowledge of Penseco, any other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in or is reasonably likely to result in a Material Adverse Effect with respect to Penseco. No party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. None of the employees (including officers) of Penseco or any Penseco Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in Section 2.08 of the Penseco Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Penseco or any Penseco Subsidiary is a party or under which Penseco or any Penseco Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in Section 2.08 of the Penseco Disclosure Schedule, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Penseco or any Penseco Subsidiary; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires Penseco or any Penseco Subsidiary to provide a benefit in the form of Penseco Common Stock or determined by reference to the value of Penseco Common Stock.

Section 2.09 Ownership of Property; Insurance Coverage.

(a) Penseco and each of the Penseco Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Penseco or any Penseco Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Penseco Regulatory Reports and in the Penseco Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) inter-bank credit facilities, or any transaction by a Penseco Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the Penseco

Financials, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Section 2.09 of the Penseco Disclosure Schedule (collectively the “Penseco Permitted Encumbrances”). Penseco and the Penseco Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Penseco and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Section 2.09 of the Penseco Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Penseco Financials.

(b) With respect to all agreements pursuant to which Penseco or any Penseco Subsidiary has purchased securities subject to an agreement to resell, if any, Penseco or such Penseco Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) Penseco and the Penseco Subsidiaries currently maintain insurance considered by Penseco to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Penseco nor any Penseco Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Penseco or Penn Security under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last ten (10) years Penseco has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 2.10 Legal Proceedings. Except as set forth in Section 2.10 of the Penseco Disclosure Schedule, neither Penseco nor any Penseco Subsidiary is a party to any, and there are no pending or, to the Knowledge of Penseco, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Penseco or any Penseco Subsidiary, (ii) to which Penseco or any Penseco Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Penseco to perform under this Agreement in any material respect.

Section 2.11 Compliance With Applicable Law.

(a) Except as set forth on Section 2.11 of the Penseco Disclosure Schedule, each of Penseco and each Penseco Subsidiary is, and since January 1, 2010 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, including, without limitation, the

Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Penseco nor any Penseco Subsidiary has received any written notice to the contrary since January 1, 2010.

(b) Penseco and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of its businesses or otherwise have a Material Adverse Effect on Penseco.

(c) Except as set forth on Section 2.11 of the Penseco Disclosure Schedule, neither Penseco nor any Penseco Subsidiary has received any notification or communication from any Governmental Entity: (i) asserting that Penseco or any Penseco Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Penseco or any Penseco Subsidiary; (iii) requiring or threatening to require Penseco or any Penseco Subsidiary, or indicating that Penseco or any Penseco Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Penseco or any Penseco Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Penseco or any Penseco Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Penseco nor any Penseco Subsidiary has consented to or entered into any Regulatory Agreement, except as heretofore disclosed in the Penseco Financials or in Section 2.11 of the Penseco Disclosure Schedule.

Section 2.12 Employee Benefit Plans.

(a) Penseco has previously made available to Peoples true and complete copies of all employee pension benefit plans which Penseco or Penn Security or any of their ERISA Affiliates currently maintains within the meaning of ERISA Section 3(3), including profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long term or other incentive plans; severance plans; policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability, and medical plans or arrangements; and all other benefit plans, policies, agreements and arrangements, all of which are set forth in Section 2.12 of the Penseco Disclosure Schedule, maintained or contributed to for the benefit of the employees, former employees (including retired employees), former directors of Penseco or any Penseco Subsidiary and any beneficiaries thereof or other person, or with respect to which Penseco, Penn Security or any of their ERISA Affiliates has or may have any obligation or liability, whether actual or contingent (the “Penseco Benefit Plans”), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years. Neither Penseco, any Penseco Subsidiary nor any pension plan maintained by Penseco or any Penseco Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Penseco, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. Except as set forth in Section 2.12 of the Penseco Disclosure Schedule, with respect to each of such plans that is subject to Title IV of ERISA, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. Neither Penseco nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All Penseco Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. To the Knowledge of Penseco, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Penseco or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which, individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Penseco. Penseco and the Penseco Subsidiaries provide continuation coverage under group health plans for separating employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)) in accordance with the provisions of IRC Section 4980B(f). There are no current or pending or, to the Knowledge of Penseco, threatened audits or investigations by any governmental entity involving any Penseco Benefit Plan, and there are no current or pending or, to the Knowledge of Penseco, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the Penseco Benefit Plans), suits or proceedings involving any Penseco Benefit Plan and, to the Knowledge of Penseco, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(b) Penseco has not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(c) All contributions required to be made under the terms of any Penseco Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Penseco’s consolidated financial statements to the extent required and in accordance with GAAP. Penseco has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. Neither any pension plan nor any single-employer plan of Penseco nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Penseco nor an ERISA Affiliate has an outstanding funding waiver. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which Penseco or any of its ERISA Affiliates has any liability. Penseco has not provided nor is required to provide security to any plan maintained by Penseco or any of its ERISA Affiliates to which the requirements of Section 412 of the IRC apply pursuant to Section 401(a)(29) of the IRC.

(d) Except as set forth in Section 2.12 of the Penseco Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as set forth in Section 2.12 of the Penseco Disclosure Schedule, (i) entitle any employee, consultant or director of Penseco to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Penseco Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Penseco Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(e) All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Penseco Benefit Plan. All required tax filings with respect to each Penseco Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(f) Penseco does not maintain any Penseco Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(g) Each Penseco Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the IRC complies in both form and operation with the requirements of Section 409A of the IRC.

2.13 Labor Matters. Penseco is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Penseco the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Penseco to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Penseco, threatened, nor is Penseco aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 2.14 Brokers, Finders and Financial Advisors. Except for Penseco’s engagement of Cedar Hill Advisors, LLC and Griffin Financial Group, LLC in connection with the transactions contemplated by this Agreement, neither Penseco nor any Penseco Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Section 2.14 of the Penseco Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Penseco Financials. Section 2.14 of the Penseco Disclosure Schedule shall contain as exhibits the engagement letters between Penseco and each of Cedar Hill Advisors, LLC and Griffin Financial Group, LLC.

Section 2.15 Environmental Matters. To the Knowledge of Penseco, neither Penseco nor any Penseco Subsidiary, nor any properties owned or occupied by Penseco or any Penseco Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Penseco.

Section 2.16 Allowance for Loan Losses. The allowances for loan losses reflected, and to be reflected, in the Penseco Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Penseco Financials have been, and will be, adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria.

Section 2.17 Related Party Transactions. Except as disclosed in Section 2.17 of the Penseco Disclosure Schedule, Penseco is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Penseco (except any Penseco Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth in Section 2.17 of the Penseco Disclosure Schedule, no loan or credit accommodation to any Affiliate of Penseco is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Penseco nor Penn Security has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Penn Security is inappropriate.

Section 2.18 Loans.

(a) Each loan reflected as an asset in the Penseco Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Penseco.

(b) Section 2.18 of the Penseco Disclosure Schedule sets forth a listing, as of March 31, 2013, by account, of: (i) all loans (including loan participations) of Penn Security or any other Penseco Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Penn Security or any other Penseco Subsidiary which have been terminated by Penn Security or any other Penseco Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Penn Security or any other Penseco Subsidiary during the past twelve months of, or has asserted against Penn Security or any other Penseco Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Penn Security, each borrower, customer or other party which has given Penn Security or any other Penseco Subsidiary any oral notification of, or orally asserted to or against Penn Security or any other Penseco Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such loan and the identity of the obligor thereunder, (D) where, during the past three (3) years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Penn Security or any Penseco Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. All loans of Penn Security have been classified as of March 31, 2013 in accordance with the loan policies and procedures of Penn Security.

(c) Except as set forth on Section 2.18 of the Penseco Disclosure Schedule, all loans receivable (including discounts) and accrued interest entered on the books of Penseco and the Penseco Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Penseco’s or the appropriate Penseco Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Penseco and the Penseco

Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Penseco or the appropriate Penseco Subsidiary free and clear of any all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Section 2.18 of the Penseco Disclosure Schedule sets forth, as of March 31, 2013, a schedule of all executive officers and directors of Penseco who have outstanding loans from Penseco or Penn Security, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of Penseco, no shares of Penseco Common Stock were purchased with the proceeds of a loan made by Penseco or any Penseco Subsidiary.

Section 2.19 Penseco Information.

(a) The information relating to Penseco and Penseco Subsidiaries to be provided by Penseco for inclusion in the Proxy Statement-Prospectus, the Registration Statement, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading.

(b) The information, relating to Penseco and Penseco’s Subsidiaries to be provided by Penseco for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 2.20 “Well Capitalized”. Penn Security is “well capitalized” and to Penseco’s Knowledge there has not been, any event or occurrence since January 1, 2010 that could reasonably be expected to result in a determination that Penn Security is not “well capitalized” and “well managed” as determined by the Bank Regulators.

Section 2.21 Investment Securities. Except as set forth on Section 2.21 of the Penseco Disclosure Schedule, to the Knowledge of Penseco, none of the investments reflected in the Penseco Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since January 1, 2010, that would be reflected in those headings if they occurred prior to January 1, 2010, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Penseco to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on Penseco.

Section 2.22 Equity Plans and Agreements. Neither Penseco nor any other Penseco Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of Penseco or any Penseco Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in Penseco or any other Penseco Subsidiary, present, contingent, vested, unvested or otherwise, other than the Penseco Stock-Based Plans and the plans, agreements and other arrangements described in Section 2.22 of the Penseco Disclosure Schedule. Section 2.22 of the Penseco Disclosure Schedule sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

Section 2.23 Fiduciary Accounts. To the Knowledge of Penseco, Penseco and each Penseco Subsidiary has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Penseco nor any Penseco Subsidiaries, nor any of their respective directors, officers or employees, has committed any material breach of trust or breach of fiduciary duty to the Knowledge of Penseco with respect to any fiduciary account.

Section 2.24 Fairness Opinion. The Penseco board of directors has received a written opinion from Griffin Financial Group, LLC (which opinion has not been amended or rescinded as of the date of this Agreement) to the effect that, subject to the terms, conditions, and qualifications set forth therein, as of the date hereof, the consideration to be received by shareholders of Penseco pursuant to this Agreement is fair, from a financial point of view, to such shareholders.

Section 2.25 Securities Documents. Penseco has timely filed with or furnished to, as applicable, the Securities Documents required to be filed or furnished by it with the SEC since January 1, 2010. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Penseco Securities Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder, applicable to such Penseco Securities Documents. None of the Penseco Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Penseco Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Penseco has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 2.26 Intellectual Property. Penseco and each Penseco Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Penseco’s or each of the Penseco Subsidiaries’ business, and neither Penseco nor any Penseco Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Penseco and each Penseco Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Penseco’s Knowledge, the conduct of the business of Penseco and each Penseco Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 2.27 State Takeover Statutes. The approval of the Merger by the Penseco board of directors constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, and compliance with the terms of this Agreement, (i) the restrictions on transactions with “interested shareholders” (as defined in Section 2538 of the BCL) set forth in Section 2538 of the BCL, and (ii) the restrictions on “business combinations” (as defined in Section 2554 of the BCL) set forth in Subchapter F of Chapter 25 of the PBCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation, including the Pennsylvania Takeover Disclosure Law or Subchapters E, G, H, I or J of Chapter 25 of the BCL, is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement.

Section 2.28 Quality of Representations. The representations made by Penseco in this Agreement are true, correct and complete in all material respects, and do not omit statements necessary to make them not misleading under all facts and circumstances.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PEOPLES

Peoples hereby represents and warrants to Penseco that:

Section 3.01 Organization.

(a) Peoples is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Peoples is a bank holding company duly registered under the BHCA. Peoples has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it. Peoples is not qualified or licensed to do business as a foreign corporation in any other jurisdiction and is not required to be so qualified or licensed as a result of the ownership or leasing of its property or conduct of its business, except where the failure to be so qualified would not have a Material Adverse Effect on Peoples.

(b) Peoples Bank is a Pennsylvania state chartered bank duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Peoples Bank has the corporate power and authority to carry on its business and operations as now being conducted and to own and operate the properties and assets now owned and being operated by it.

(c) There are no Peoples Subsidiaries other than Peoples Bank and those identified on Section 3.01 of the Peoples Disclosure Schedules.

(d) The deposits of Peoples Bank are insured by the FDIC to the extent provided in the FDIA and Peoples Bank is a participant in and has not opted out of the FDIC Transaction Account Guarantee Program.

(e) The respective minute books of Peoples and Peoples Bank and each other Peoples Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors and trustees, (including committees) in each case in accordance with the normal business practice of Peoples and each such Peoples Subsidiary.

(f) Prior to the date of this Agreement, Peoples has delivered to Penseco true and correct copies or the articles of incorporation and bylaws of Peoples and the articles of incorporation and bylaws or Peoples Bank as in effect on the date hereof.

Section 3.02 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of Peoples consists of Twelve Million Five Hundred Thousand (12,500,000) shares of common stock, $2.00 par value (“Peoples Common Stock”), of which 3,087,206 shares are outstanding, validly issued, fully paid and nonassessable as of the date of this Agreement and free of preemptive rights and Five Hundred Thousand (500,000) shares of Preferred Stock, $5.00 par value, of which none are issued and outstanding. Except as provided on Section 3.02 of the Peoples Disclosure Schedule, neither Peoples nor Peoples Bank nor any other Peoples Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement, plan or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Peoples Common Stock or any other security of Peoples or any securities representing the right to vote, purchase or otherwise receive any shares of Peoples Common Stock or any other security of Peoples.

(b) The authorized capital stock of Peoples Bank consists of Thirty-Six Thousand (36,000) shares of common stock, par value of $5.00 per share (“Peoples Bank Common Stock”), of which Thirty Thousand (30,000) shares are outstanding, validly issued, fully paid, nonassessable, free of preemptive rights and owned by Peoples and Twenty Thousand (20,000) shares of Preferred Stock, $5.00 par value per share, of which none are issued and outstanding. Neither

Peoples Bank nor any Peoples Subsidiary has or is bound by any subscription, option, warrant, call, commitment, agreement or other Right of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of the capital stock of any Peoples Subsidiary or any other security of any Peoples Subsidiary or any securities representing the right to vote, purchase or otherwise receive any shares of the capital stock or any other security of any Peoples Subsidiary. Except as set forth in Section 3.02 of the Peoples Disclosure Schedule, either Peoples or Peoples Bank owns all of the outstanding shares of capital stock of each Peoples Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(c) Except as set forth in Section 3.02 of the Peoples Disclosure Schedule, neither (i) Peoples, (ii) Peoples Bank, nor (iii) any other Peoples Subsidiary, owns any equity interest, directly or indirectly, other than treasury stock, in any other company or controls any other company, except for equity interests held in the investment portfolios of Peoples and Peoples Subsidiaries, equity interests held by Peoples Subsidiaries in a fiduciary capacity, and equity interests held in connection with the commercial loan activities of Peoples Subsidiaries. There are no subscriptions, options, warrants, calls, commitments, agreements or other Rights outstanding and held by Peoples or Peoples Bank with respect to any other company’s capital stock or the equity of any other person.

(d) To the Knowledge of Peoples, except as disclosed in Section 3.02 of the Peoples Disclosure Schedule, no person or “group” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Peoples Common Stock.

Section 3.03 Authority; No Violation.

(a) Peoples has full corporate power and authority to execute and deliver this Agreement and subject to the receipt of the Regulatory Approvals and the approval and adoption of this Agreement and the Merger and the affirmative vote required of Peoples’ Shareholders pursuant to the BCL and Peoples’ articles of incorporation (the “Peoples Shareholder Approval”) to consummate the transactions contemplated hereby. Peoples Bank has full corporate power and authority to execute and deliver the Bank Plan of Merger and to consummate the Bank Merger. The execution and delivery of this Agreement by Peoples and the completion by Peoples of the transactions contemplated hereby have been duly and validly approved by the board of directors of Peoples and, except for approval and adoption of the shareholders of Peoples as required by the BCL, Peoples’ articles of incorporation and bylaws, and the approval, adoption, and amendment of the articles of incorporation of Peoples to increase the number of authorized shares of Peoples Common Stock in an amount sufficient to issue shares of Peoples Common Stock pursuant to Section 1.02(c) and (d) hereof, except as otherwise provided in this Agreement, no other corporate proceedings on the part of Peoples are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Peoples and, subject to approval and adoption by the shareholders of Peoples, the receipt of the required approvals of Bank Regulators described in Section 3.04 hereof, and the requisite actions of the shareholders of Peoples in furtherance of this Agreement, and the due and valid execution and delivery of this Agreement by Penseco, constitutes the valid and binding obligation of Peoples, enforceable against Peoples in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

The Bank Plan of Merger, upon its execution and delivery by Peoples Bank subject to the execution and delivery of the Bank Plan of Merger by Penn Security, will constitute the valid and binding obligation of Peoples Bank, enforceable against Peoples Bank in accordance with its terms, subject to the required approvals of Bank Regulators and subject to applicable conservatorship and receivership provisions of the FDIA, bankruptcy or insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) The execution and delivery of this Agreement by Peoples subject to, (i) the execution and delivery of the Bank Plan of Merger by Peoples Bank, (ii) receipt of approvals from the Bank Regulators referred to in Section 3.04 hereof and Penseco’s and Peoples’ compliance with any conditions contained therein, the completion of the transactions contemplated hereby, as provided and subject to the terms hereof, each (b)(i) and (b)(ii) subject to the terms and covenants of this Agreement, (iii) the amendment of the articles of incorporation of Peoples in connection with the increase in the number of authorized shares of Peoples Common Stock, and Section 1.02(c) and (d) hereof, and (iv) compliance by Peoples with any of the terms or provisions hereof, will not (A) conflict with or result in a breach of any provision of the articles of incorporation, as amended in accordance with the Exhibit 4 herein or other organizational document or bylaws of Peoples or any Peoples Subsidiary, so long as effected in and under the terms of the articles of incorporation, as amended in accordance with the Exhibit 4 herein; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Peoples or any Peoples Subsidiary or any of their respective properties or assets; or (C) except as set forth on Section 3.03 of the Peoples Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Peoples or any Peoples Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Peoples or any Peoples Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, will not have a Material Adverse Effect on Peoples.

Section 3.04 Consents. Except for (a) the consents, approvals, filings and registrations with any Governmental Entity and compliance with any conditions contained therein, (b) the approval and adoption of this Agreement by the shareholders of Peoples under the BCL, Peoples’ articles of incorporation and bylaws, (c) the approval and adoption of the Bank Plan of Merger by Peoples as sole shareholder of Peoples Bank under applicable law, and by the Peoples board of directors, and the approval, adoption, and amendment of the articles of incorporation of Peoples in connection with the increase in the number of authorized shares of Peoples Common Stock and Sections 1.02(c) and (d) hereof, and except as disclosed in Section 3.04 of the Peoples Disclosure

Schedule, no consents or approvals of, or filings or registrations with, any public body or authority are necessary, and no consents or approvals of any third parties are necessary, or will be, in connection with (a) the execution and delivery of this Agreement by Peoples or the Bank Plan of Merger by Peoples Bank, and (b) the completion by Peoples of the transactions contemplated hereby or by Peoples Bank of the Bank Merger. As of the date hereof, Peoples has no reason to believe that (i) any required consents or approvals will not be received or will be received with conditions, limitations or restrictions unacceptable to it or which would adversely impact Peoples’ or Peoples Bank’s ability to complete the transactions contemplated by this Agreement or that (ii) any public body or authority, the consent or approval of which is not required or any filing with which is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 3.05 Regulatory Reports; Financial Statements; Undisclosed Liabilities.

(a) Peoples has previously made available to Penseco the Peoples Regulatory Reports through March 31, 2013. The Peoples Regulatory Reports have been, or will be, prepared in all material respects in accordance with applicable regulatory accounting principles and practices including but not limited to, all applicable rules, regulations and pronouncements of applicable Regulatory Authorities throughout the periods covered by such statements, and fairly present, or will fairly present in all material respects, the financial position, results of operations, and changes in shareholders’ equity of Peoples or Peoples Bank as the case may be, as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles including but not limited to, all applicable rules, regulations and pronouncements of applicable Bank Regulators applied on a consistent basis.

(b) Peoples has previously delivered to Penseco the Peoples Financials as of the date hereof and will deliver all the Peoples Financials after the date hereof. The Peoples Financials have been, or will be, prepared in accordance with GAAP applied on a consistent basis throughout the periods covered by such statements, except as noted therein, and fairly present, or will fairly present, the consolidated financial position, results of operations and cash flows of Peoples as of and for the periods ending on the dates thereof, in accordance with GAAP applied on a consistent basis, except as noted therein and except as indicated in the case of unaudited statements to normal recurring audit adjustments and the absence of footnotes.

(c) At the date of each balance sheet included in the Peoples Financials or Peoples Regulatory Reports, neither Peoples nor Peoples Bank (as the case may be) had, or will have, any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Peoples Financials or Peoples Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or disclosed in a footnote thereto, except for liabilities, obligations or loss contingencies which are not material in the aggregate to Peoples or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal recurring audit adjustments and the absence of footnotes.

(d) Except as set forth on Section 3.05 of the Peoples Disclosure Schedule, the records, systems, controls, data and information of Peoples and the Peoples Subsidiaries are recorded,

stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Peoples or any Peoples Subsidiary or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls described in this Section 3.05(d). Peoples (i) has implemented and maintains a system of internal control over financial reporting that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP, as consistently applied to Peoples, (ii) to the extent required by applicable law, has implemented and maintains disclosure controls and procedures to ensure that material information relating to Peoples, including its consolidated Peoples Subsidiaries, is made known to the chief executive officer and the principal financial officer of Peoples by others within those entities, and (iii) has disclosed, based on its most recent evaluation prior to the date hereof, to Peoples’ outside auditors and the audit committee of Peoples’ board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Peoples’ ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Peoples’ internal control over financial reporting. These disclosures (if any) were made in writing by management to Peoples’ auditors and audit committee and a copy has previously been made available to Penseco.

(e) Since December 31, 2011, (i) neither Peoples nor any of the Peoples Subsidiaries nor, to the Knowledge of Peoples, any director, officer, employee, auditor, accountant or representative of Peoples or any of the Peoples Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Peoples or any of the Peoples Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Peoples or any of the Peoples Subsidiaries has engaged in illegal accounting or auditing practices, and (ii) no attorney representing Peoples or any of the Peoples Subsidiaries, whether or not employed by Peoples or any of the Peoples Subsidiaries, has reported evidence of a material violation of Securities Laws, breach of fiduciary duty or similar violation by Peoples or any of its officers, directors, employees or agents to the board of directors of Peoples or any committee thereof or to any director or officer of Peoples.

Section 3.06 Taxes.

(a) Except as set forth on Schedule 3.06 of the Peoples Disclosure Schedule, all income and other material Tax Returns required to have been filed by Peoples and the Peoples Subsidiaries have been duly and timely filed (taking into account extensions of time to file), and each such Tax Return is true, correct and complete in all material respects. All income and other material Taxes due and payable by Peoples and the Peoples Subsidiaries (whether or not shown on any Tax Return) have been paid.

(b) Except as set forth on Schedule 3.06 of the Peoples Disclosure Schedule, there is no action, audit, dispute or claim now pending or proposed or threatened in writing against Peoples or any of the Peoples Subsidiaries in respect of Taxes. None of Peoples or any of the Peoples Subsidiaries is the beneficiary of any extension of time within which to file any income or other material Tax Return which Tax Return has not been filed. No written claim has been made by a Taxing Authority in the last five (5) years in a jurisdiction where any of Peoples or the Peoples Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no liens on any of the assets of Peoples or the Peoples Subsidiaries with respect to Taxes other than for Taxes not yet due and payable.

(c) Each of Peoples and the Peoples Subsidiaries has withheld and timely paid all material Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements in all material respects.

(d) Section 3.06 of the Peoples Disclosure Schedule lists all Tax Returns filed by Peoples or the Peoples Subsidiaries for taxable periods ended on or after December 31, 2007 which have been or are currently the subject of audit. None of Peoples or any of the Peoples Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect.

(e) Peoples is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the IRC. Except as set forth on Schedule 3.06 of the Peoples Disclosure Schedule, none of Peoples or any of the Peoples Subsidiaries is obligated to make any payments that would result in a nondeductible expense under Section 280G of the IRC as a result of the transactions contemplated by this Agreement. None of Peoples or any of the Peoples Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which Peoples is the parent.

(f) Except as set forth on Schedule 3.06 of the Peoples Disclosure Schedule, none of Peoples or any of the Peoples Subsidiaries has agreed to, nor are any required to, make any adjustment under Section 481(a) of the IRC. None of Peoples or any Peoples Subsidiary has been the “distributing corporation” or the “controlled corporation” with respect to a transaction described in Section 355 of the IRC within the five (5) year period ending as of the date of this Agreement. None of Peoples nor any of the Peoples Subsidiaries is subject to a private ruling from or agreement with any Taxing Authority. Peoples has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the IRC. None of Peoples or any of the Peoples Subsidiaries has participated in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4.

(g) Except as set forth on Schedule 3.06 of the Peoples Disclosure Schedule, none of Peoples or any of the Peoples Subsidiaries is a party to an agreement the principal purpose of which is Tax allocation or sharing. None of Peoples or any Peoples Subsidiary has liability for the Taxes of any Person under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign law), other than as a result of being a member of a Relevant Group of which Peoples is the parent, or as a transferee or successor, by contract or otherwise.

(h) None of Peoples or any of the Peoples Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (w) any installment sale or open transaction disposition made on or prior to the Closing Date, (x) prepaid amount received on or prior to the Closing Date, (y) intercompany transactions or excess loss accounts described in Treasury regulations under Section 1502 of the IRC (or any similar provision of state, local, or foreign Tax law) or (z) cancellation of indebtedness arising on or prior to the Closing Date.

(i) Except as disclosed on Section 3.06 of Peoples Disclosure Schedule, no bad debt reserve of Peoples or any of the Peoples Subsidiaries must be recaptured for federal income Tax purposes as a result of the Merger.

(j) None of Peoples or the Peoples Subsidiaries is aware of any fact or circumstance, or has taken or agreed to take any action, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the IRC.

Section 3.07 No Material Adverse Effect. Peoples has not suffered any Material Adverse Effect since December 31, 2012.

Section 3.08 Contracts.

(a) Except as described in Section 3.08 of the Peoples Disclosure Schedule, neither Peoples nor any Peoples Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement in effect as of the date of this Agreement with any past or present officer, director or employee of Peoples or any Peoples Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors or employees of Peoples or any Peoples Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Peoples or any Peoples Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by any Peoples Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Peoples or any Peoples Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, Federal Home Loan Bank advances, bankers acceptances and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Penseco or any Penseco Subsidiary; or (vi) any contract (other than this Agreement) limiting the freedom of any Peoples Subsidiary to engage in any type of banking or bank-related business permissible under law.

(b) True and correct copies of agreements, plans, arrangements and instruments referred to in Section 3.08(a) have been made available to Penseco on or before the date hereof, are listed on Section 3.08 of the Peoples Disclosure Schedule and are in full force and effect on the date hereof and neither Peoples nor any Peoples Subsidiary (nor, to the Knowledge of Peoples, any

other party to any such contract, plan, arrangement or instrument) has breached any provision of, or is in default in any respect under any term of, any such contract, plan, arrangement or instrument which breach or default has resulted in is reasonably likely to result in a Material Adverse Effect with respect to Peoples. Except as set forth in Section 3.08 of the Peoples Disclosure Schedule, no party to any material contract, plan, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, plan, arrangement or instrument as a result of the transactions contemplated by this Agreement. Except as set forth in Section 3.08 of the Peoples Disclosure Schedule, none of the employees (including officers) of Peoples or any Peoples Subsidiary possess the right to terminate their employment as a result of the execution of this Agreement. Except as set forth in Section 3.08 of the Peoples Disclosure Schedule, no plan, employment agreement, termination agreement, or similar agreement or arrangement to which Peoples or any Peoples Subsidiary is a party or under which Peoples or any Peoples Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it and continue to accrue future benefits thereunder. Except as set forth in Section 3.08 of the Peoples Disclosure Schedule, no such agreement, plan or arrangement (i) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Peoples or any Peoples Subsidiary absent the occurrence of a subsequent event; (ii) provides for benefits which may cause the disallowance of a federal income tax deduction under IRC Section 280G; or (iii) requires Peoples or any Peoples Subsidiary to provide a benefit in the form of Peoples Common Stock or determined by reference to the value of Peoples Common Stock.

Section 3.09 Ownership of Property; Insurance Coverage.

(a) Peoples and each of the Peoples Subsidiaries has, or will have as to property acquired after the date hereof, good and, as to real property, marketable title to all assets and properties owned by Peoples or any Peoples Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Peoples Regulatory Reports and in the Peoples Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value, in the ordinary course of business, since the date of such balance sheets), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure repurchase agreements and liabilities for borrowed money from a Federal Home Loan Bank, (ii) interbank credit facilities or any transaction by a Peoples Subsidiary acting in a fiduciary capacity, (iii) those reflected in the notes to the Peoples Financial, (iv) statutory liens for amounts not yet delinquent or which are being contested in good faith, and (v) the items disclosed in Section 3.09 of the Peoples Disclosure Schedule (collectively the “Peoples Permitted Encumbrances”). Peoples and the Peoples Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by Peoples and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Except as disclosed in Section 3.09 of the Peoples Disclosure Schedule, such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in the notes to the Peoples Financials.

(b) With respect to all agreements pursuant to which Peoples or any Peoples Subsidiary has purchased securities subject to an agreement to resell, if any, Peoples or such Peoples Subsidiary, as the case may be, has a valid, perfected first lien or security interest in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) Peoples and the Peoples Subsidiaries currently maintain insurance considered by Peoples to be reasonable for their respective operations and similar in scope and coverage to that maintained by other businesses similarly engaged. Neither Peoples nor any Peoples Subsidiary has received notice from any insurance carrier that (i) such insurance will be cancelled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as set forth on Section 3.09 of the Peoples Disclosure Schedule, there are presently no material claims pending under such policies of insurance and no notices have been given by Peoples or Peoples Bank under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last ten (10) years Peoples has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 3.10 Legal Proceedings. Except as set forth in Section 3.10 of the Peoples Disclosure Schedule, neither Peoples nor any Peoples Subsidiary is a party to any, and there are no pending or, to the Knowledge of Peoples, threatened legal, administrative, arbitration or other proceedings, claims, actions or governmental investigations or inquiries of any nature (i) against Peoples or any Peoples Subsidiary, (ii) to which Peoples’ or any Peoples Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Peoples to perform under this Agreement in any material respect.

Section 3.11 Compliance With Applicable Law.

(a) Each of Peoples and each Peoples Subsidiary is, and since January 1, 2010 has been, in compliance in all material respects with all, and is not in default in any material respect under any, applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its customers and employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”), the Bank Secrecy Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Peoples nor any Peoples Subsidiary has received any written notice to the contrary since January 1, 2010.

(b) Except as set forth in Section 3.11 of the Peoples Disclosure Schedule, Peoples and each of the Peoples Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their businesses under, and have complied in all material respects with, applicable laws, statutes, orders, rules or regulations of any federal, state or local governmental authority relating to them, other than where such failure to hold or such noncompliance will neither result in a limitation in any material respect on the conduct of their businesses nor otherwise have a Material Adverse Effect on Peoples.

(c) Except as disclosed on Section 3.11 of the Peoples Disclosure Schedule, neither Peoples nor any Peoples Subsidiary has received any notification or communication from any Governmental Entity (i) asserting that Peoples or any Peoples Subsidiary is not in compliance with any of the statutes, regulations or ordinances which such Governmental Entity enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Peoples or any Peoples Subsidiary; (iii) requiring or threatening to require Peoples or any Peoples Subsidiary, or indicating that Peoples or any Peoples Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting, or purporting to restrict or limit, in any manner the operations of Peoples or any Peoples Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Peoples or any Peoples Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Peoples nor any Peoples Subsidiary has consented to or entered into any Regulatory Agreement, except as disclosed on Section 3.11 of the Peoples Disclosure Schedule.

Section 3.12 Employee Benefit Plans.

(a) Peoples has previously made available to Penseco true and complete copies of all employee pension benefit plans which Peoples, Peoples Bank or any of their ERISA Affiliates currently maintains within the meaning of ERISA Section 3(3), including profit sharing plans; stock purchase plans; stock ownership plans; stock option plans; phantom stock plans; deferred compensation; supplemental income plans; supplemental executive retirement plans; termination agreements; employment agreements; annual, long-term or other incentive plans, severance plans, policies and agreements; group insurance plans; vacation pay; sick leave; life insurance; retiree life insurance plans; short-term disability; long-term disability; and medical plans or arrangements, and all other benefit plans, policies, agreements and arrangements, all of which are set forth on Section 3.12 of the Peoples Disclosure Schedule, maintained or contributed to for the benefit of the employees, former employees (including retired employees), former directors of Peoples or any Peoples Subsidiary and any beneficiaries thereof, or other person, or with respect to which Peoples, Peoples Bank or any of their ERISA Affiliates has or m ay have any obligation or liability, whether actual or contingent (the “Peoples Benefit Plans”), together with (i) the most recent actuarial (if any) and financial reports relating to those plans which constitute “qualified plans” under IRC Section 401(a), (ii) the most recent annual reports relating to such plans filed by them, respectively, with any government agency, (iii) all rulings and determination letters which pertain to any such plans, (iv) all contracts currently in force with third party administrators, actuaries, investment managers and other service providers to such plans, and (v) the non-discrimination testing results for the three (3) most recent plan years. Neither Peoples, any Peoples Subsidiary, nor any pension plan maintained by Peoples or any Peoples Subsidiary, has incurred, directly or indirectly, within the past six (6) years any liability under Title IV of ERISA (including to the Pension Benefit Guaranty Corporation) or to the IRS with respect to any pension plan qualified under IRC Section 401(a) which liability has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Peoples, except liabilities to the Pension Benefit Guaranty Corporation pursuant to ERISA Section 4007, all of which have been fully paid, nor has any reportable event under ERISA Section 4043 occurred with respect to any such pension plan. With respect to each of such plans that is subject to Title IV of ERISA, the fair market value of the assets under such plan exceeds the present value of the accrued benefits liability as of the end of the most recent plan year with respect to such plan calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such plan. Neither Peoples nor any of its ERISA Affiliates has incurred or is subject to any liability under ERISA Section 4201 for a complete or partial withdrawal from a multiemployer plan. All Peoples Benefit Plans that are “employee benefit plans,” as defined in ERISA Section 3(3), comply and within the past six (6) years have complied in all material respects with (i) relevant provisions of ERISA, and (ii) in the case of plans intended to qualify for favorable income tax treatment, provisions of the IRC. To the Knowledge of Peoples, no prohibited transaction (which shall mean any transaction prohibited by ERISA Section 406 and not exempt under ERISA Section 408 or any transaction prohibited under IRC Section 4975) has occurred within the past six (6) years with respect to any employee benefit plan maintained by Peoples or any of its ERISA Affiliates which would result in the imposition, directly or indirectly, of an excise tax under IRC Section 4975 or other penalty under ERISA or the IRC, which individually or in the aggregate, has resulted in or is reasonably expected to result in a Material Adverse Effect with respect to Peoples. Peoples and the Peoples Subsidiaries comply with the continuation coverage rules applicable to its group health plan(s) for covered employees and “qualified beneficiaries” of covered employees (as defined in IRC Section 4980B(g)), in accordance with the provisions of IRC Section 4980B(f). There are no current or pending or, to the Knowledge of Peoples, threatened audits or investigations by any governmental entity involving any Peoples Benefit Plan, and there are no current or pending or, to the Knowledge of Peoples, threatened claims (except for individual claims for benefits payable in the ordinary course of operation of the Peoples Benefit Plans), suits or proceedings involving any Peoples Benefit Plan and, to the Knowledge of Peoples, no set of circumstances exists which may reasonably be expected to give rise to any such audits, investigations, claims, suits or proceedings.

(b) Peoples has not contributed to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(c) All contributions required to be made under the terms of any Peoples Benefit Plan have been timely made and all anticipated contributions and binding obligations are accrued monthly on Peoples’ consolidated financial statements to the extent required and in accordance with GAAP. Peoples has expensed and accrued as a liability the present value of future benefits in accordance with applicable laws and GAAP. Neither any pension plan nor any single-employer plan of Peoples nor an ERISA Affiliate has an “accumulated funding deficiency,” whether or not waived, within the meaning of Section 412 of the IRC or Section 302 of ERISA and neither Peoples nor an ERISA Affiliate has an outstanding funding waiver. There is not currently pending with the Pension Benefit Guaranty Corporation any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby) with respect to any plan subject to Title IV of ERISA and to which Peoples or any of its ERISA Affiliates has any liability. Except as set forth in Section 3.12 of the Peoples Disclosure Schedule, Peoples has not provided nor is required to provide security to any plan maintained by Peoples or any of its ERISA Affiliates to which the requirements of Section 4.12 of the IRC applies pursuant to Section 401(a)(29) of the IRC.

(d) Except as set forth in Section 3.12 of the Peoples Disclosure Schedule, none of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction will, except as set forth in Section 3.12 of the Peoples Disclosure Schedule, (i) entitle any employee, consultant or director of Peoples to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding, through a grantor trust or otherwise, of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Peoples Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Peoples Benefit Plans or (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the IRC, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.

(e) All required reports and descriptions, including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions, have been filed or distributed appropriately with respect to each Peoples Benefit Plan. All required tax filings with respect to each Peoples Benefit Plan have been made, and any taxes due in connection with such filings have been paid.

(f) Peoples does not maintain any Peoples Benefit Plan or other compensation program or arrangement under which payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(g) Each Peoples Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the IRC and complies in both form and operation with the requirements of Section 409A of the IRC.

3.13 Labor Matters. Peoples is not a party to nor is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Peoples the subject of a proceeding asserting that it has committed an unfair labor practice within the meaning of the National Labor Relations Act or seeking to compel Peoples to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it, pending or, to the Knowledge of Peoples, threatened, nor is Peoples aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 3.14 Brokers, Finders and Financial Advisors. Except for Peoples’ engagement of Boenning & Scattergood, Inc. in connection with the transactions contemplated by this Agreement, neither Peoples nor any Peoples Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments disclosed in Section 3.14 of the Peoples Disclosure Schedule, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the Peoples Financials. Section 3.14 of the Peoples Disclosure Schedule shall contain as an exhibit the engagement letter between Peoples and Boenning & Scattergood, Inc.

Section 3.15 Environmental Matters. To the Knowledge of Peoples, neither Peoples nor any Peoples Subsidiary, nor any properties owned or occupied by Peoples or any Peoples Subsidiary is or has been in violation of or liable under any Environmental Law which violation or liability, individually or in the aggregate, resulted in, or will result, in a Material Adverse Effect with respect to Peoples.

Section 3.16 Allowance for Loan Losses. The allowances for loan losses reflected, and to be reflected, in the Peoples Regulatory Reports, and shown, and to be shown, on the balance sheets contained in the Peoples Financials have been, and will be adequate as of the respective dates, in accordance with the requirements of GAAP and all applicable regulatory criteria.

Section 3.17 Related Party Transactions. Except as disclosed in Section 3.17 of the Peoples Disclosure Schedule, Peoples is not a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate of Peoples (except a Peoples Subsidiary); and all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. Except as set forth on Section 3.17 of the Peoples Disclosure Schedule, no loan or credit accommodation to any Affiliate of Peoples is presently in default or, during the three (3) year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Peoples nor Peoples Bank has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Peoples Bank is inappropriate.

Section 3.18 Loans.

(a) Each loan reflected as an asset in the Peoples Financial Statements (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and correct (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, in each case other than loans as to which the failure to satisfy the foregoing standards would not have a Material Adverse Effect on Peoples.

(b) Section 3.18 of the Peoples Disclosure Schedule sets forth a listing, as of March 31, 2013, by account, of: (i) all loans (including loan participations) of Peoples Bank or any other

Peoples Subsidiary that have been accelerated during the past twelve months; (ii) all loan commitments or lines of credit of Peoples Bank or any other Peoples Subsidiary which have been terminated by Peoples Bank or any other Peoples Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (iii) each borrower, customer or other party which has notified Peoples Bank or any other Peoples Subsidiary during the past twelve months of, or has asserted against Peoples Bank or any other Peoples Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Peoples Bank, each borrower, customer or other party which has given Peoples Bank or any other Peoples Subsidiary any oral notification of, or orally asserted to or against Peoples Bank or any other Peoples Subsidiary, any such claim; (iv) all loans (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that as of the date of this Agreement are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (D) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (E) where a specific reserve allocation exists in connection therewith; and (v) all assets classified by Peoples Bank or any Peoples Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Except as set forth on Section 3.18 of the Peoples Disclosure Schedule, all loans of Peoples Bank have been classified as of March 31, 2013 in accordance with the loan policies and procedures of Peoples Bank.

(c) Except as set forth on Section 3.18 of the Peoples Disclosure Schedule, all loans receivable (including discounts) and accrued interest entered on the books of Peoples and the Peoples Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Peoples’ or the appropriate Peoples Subsidiary’s respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Peoples and the Peoples Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Peoples or the appropriate Peoples Subsidiary free and clear of any all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

(e) Section 3.18 of the Peoples Disclosure Schedule sets forth, as of March 31, 2013, a schedule of all executive officers and directors of Peoples who have outstanding loans from Peoples or Peoples Bank, and there has been no default on, or forgiveness or waiver of, in whole or in part, any such loan during the two years immediately preceding the date hereof.

(f) To the Knowledge of Peoples, no shares of Peoples Common Stock were purchased with the proceeds of a loan made by Peoples or any Peoples Subsidiary.

Section 3.19 Peoples Information.

(a) The information relating to Peoples and Peoples Subsidiaries to be provided by Peoples for inclusion in the Proxy Statement-Prospectus, the Registration Statement, any filing by Peoples pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they were made, not misleading. The Proxy Statement-Prospectus (except for such portions thereof as relate only to Penseco or the Penseco Subsidiaries) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

(b) The information, relating to Peoples and Peoples’ Subsidiaries to be provided by Peoples for inclusion in the Applications will, at the time each such document is filed with any Bank Regulator and up to and including the dates of any required regulatory approvals or consents, as such Applications may be amended by subsequent filings, be accurate in all material respects.

Section 3.20 “Well Capitalized”. Peoples Bank is “well capitalized” and to Peoples Knowledge there has not been any event or occurrence since January 1, 2010 that could reasonably be expected to result in a determination that Peoples Bank is not “well capitalized” and “well managed” as determined by the Bank Regulators.

Section 3.21 Investment Securities. Except as set forth on Section 3.21 of the Peoples Disclosure Schedule, to the Knowledge of Peoples, none of the investments reflected in the Peoples Financials under the headings “Securities Available for Sale” and “Securities Held to Maturity” and none of the investments made since January 1, 2012, that would be reflected in those headings if they occurred prior to January 1, 2012, are subject to any restrictions, whether contractual or statutory, that materially impairs the ability of Peoples to freely dispose of the investments at any time. All of the investments comply with applicable laws, rules and regulations except with respect to such violations of laws, rules and regulations as would not individually or in the aggregate have a Material Adverse Effect on Peoples.

Section 3.22 Equity Plans and Agreements. Except as set forth in the Peoples Disclosure Schedule, neither Peoples nor any other Peoples Subsidiary, is party to any plan, agreement or arrangement under or pursuant to or in connection with which any Person is entitled to the issuance of any shares of any equity security of Peoples or any Peoples Subsidiary, or any option or warrant for any of the foregoing, or any other equity interest in Peoples or any other Peoples Subsidiary, present, contingent, vested, unvested or otherwise, other than the Peoples Stock-Based Plans, and the plans, agreements and other arrangements described in Section 3.22 of the Peoples Disclosure Schedule. Section 3.22 of the Peoples Disclosure Schedule sets forth, itemized by grant date, the number of specific class, series or other types of shares, interests, or other applicable unit to which each participant, director, officer, employee, recipient, transferee, grantee, or other person or entity may hereinafter be entitled.

Section 3.23 Fiduciary Accounts. Except as set as set forth on Section 3.23 of the Peoples Disclosure Schedule, to the Knowledge of Peoples, Peoples and each Peoples Subsidiary has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Peoples nor any Peoples Subsidiaries, nor any of their respective directors, officers or employees, has committed any material breach of trust or fiduciary duty to the Knowledge of Peoples with respect to any fiduciary account.

Section 3.24 Fairness Opinion. The Peoples board of directors has received a written opinion from Boenning & Scattergood, Inc. (which opinion has not been amended or rescinded as of the date of this Agreement), to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the exchange ratio, is fair, from a financial point of view, to the Peoples shareholders.

Section 3.25 Securities Documents. Except as set forth on Section 3.25 of the Peoples Disclosure Schedule, Peoples has timely filed with or furnished to, as applicable, the Securities Documents required to be filed or furnished by it with the SEC since January 1, 2007 until August 21, 2012. As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), each of the Peoples Securities Documents complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder, applicable to such Peoples Securities Documents. None of the Peoples Securities Documents, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the date hereof), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Peoples Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the date of this Agreement, no executive officer of Peoples has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.

Section 3.26 Intellectual Property. Peoples and each Peoples Subsidiary owns or possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Peoples’ or each of the Peoples Subsidiaries’ business, and neither Peoples nor any Peoples Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Peoples and each Peoples Subsidiary has performed all the material obligations required to be performed, and are not in default in any material respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To Peoples’ Knowledge, the conduct of the business of Peoples and each Peoples Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.27 State Takeover Statutes. The approval of the Merger by the Peoples Board constitutes the only action necessary to render inapplicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, and compliance with the terms of this Agreement, (i) the restrictions on transactions with “interested shareholders” (as defined in Section 2538 of the BCL) set forth in Section 2538 of the BCL, and (ii) the restrictions on “business combinations” (as defined in Section 2554 of the BCL) set forth in Subchapter F of Chapter 25 of the PBCL, in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement. No other state takeover or similar statute or regulation, including the Pennsylvania Takeover Disclosure Law or Subchapters E, G, H, I or J of Chapter 25 of the BCL, is applicable to this Agreement, the Merger, the other transactions contemplated by this Agreement, or compliance with the terms of this Agreement.

Section 3.28 Quality of Representations. The representations made by Peoples in this Agreement are true, correct and complete in all material respects and do not omit statements necessary to make the representations not misleading under the circumstances.

ARTICLE IV

COVENANTS OF THE PARTIES

Section 4.01 Conduct of Penseco’s and Peoples’ Business.

(a) From the date of this Agreement to the Closing Date, Penseco and Peoples and each of their respective Subsidiaries will conduct their business and engage in transactions, including extensions of credit, only in the ordinary course of business consistent with past practice and policies, except as otherwise required or contemplated by this Agreement or with the written consent of the other party. Each of Penseco and Peoples will each use its best efforts, and will cause each of its Subsidiaries to use its best efforts, to (i) preserve its business organizations intact, (ii) maintain good relationships with employees, and (iii) preserve for itself the goodwill of its customers and others with whom business relationships exist. From the date hereof to the Closing Date, except as otherwise consented to or approved by the other party in writing or as permitted, required, or contemplated, by this Agreement, or as set forth on Section 4.01 of the Peoples Disclosure Schedule or Section 4.01 of the Penseco Disclosure Schedule, respectively, Penseco and Peoples will not, and will not permit any Subsidiary to:

(i) amend or change any provision of its articles of incorporation or bylaws, except as provided in or contemplated by this Agreement;

(ii) change the number of authorized or issued shares of its capital stock or issue any shares except (A) as provided in or contemplated by this Agreement, and (B) Peoples may issue shares of Peoples Common Stock upon the valid exercise, in accordance with the information set forth in Section 3.02 of the Peoples Disclosure Schedule, of presently outstanding options to acquire Peoples Common Stock;

(iii) issue or grant any option (except in accordance with past practice under the Peoples Benefit Plans and Penseco Benefit Plans, respectively and as specifically delineated on Section 4.01 of the Peoples Disclosure Schedule and Section 4.01 of the Penseco Disclosure Schedule, respectively) warrant, call, commitment, subscription, Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except in accordance with past practice. Provided however, Peoples and Penseco in accordance with applicable law may continue to pay regular quarterly cash dividends of $0.23 per share and $0.42 per share, respectively in accordance and consistent with past practice.

(iv) grant any severance or termination pay to, or, enter into any new or amend any existing employment agreement with any employee, officer, or director, except in accordance with this Agreement and the transactions contemplated therein or applicable law, as set forth in Section 4.01 of the Peoples Disclosure Schedule or Section 4.01 of the Penseco Disclosure Schedule, respectively.

(v) increase the compensation of, any employee, officer or director provided, however, (A) each party may pay salary increases consistent with past practice in such amounts not in excess of five percent (5%) in the aggregate for all employees, officers and directors, (B) each party may pay retention bonuses in an aggregate amount not to exceed $250,000 to such employees whose services are desired in connection with transition activities, and (C) each party may pay their annual bonuses prior to Closing in accordance with their customary and normal practices, but in no event to exceed the aggregate and individual amounts paid for the year 2012 by seven percent (7%).

(vi) merge or consolidate any Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with the collection of any loan or credit arrangement; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(vii) sell or otherwise dispose of any capital stock;

(viii) make any sale, assignment, transfer, pledge, hypothecation or other disposition of, or incurrence of any lien with respect to, any assets having a book or market value, whichever is greater, in the aggregate in excess of $100,000, other than pledges of assets to secure Federal

Home Loan Bank advances, customer repurchase agreements, or government deposits, sales of assets received in satisfaction of debts previously contracted in the normal course of business, or sale of any security for its investment portfolio, in each case, in the ordinary course of business and consistent with past practice;

(ix) take any action which would result in any of its representations and warranties set forth in this Agreement becoming untrue except as otherwise contemplated or permitted by this Agreement, or in any of the conditions set forth in Article V hereof not being satisfied, except in each case as may be required by applicable law;

(x) change any method, practice or principle of accounting or Tax accounting, except as may be required from time to time by GAAP or any Governmental Entity;

(xi) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material agreement to which it or any Subsidiary is a party, other than in the ordinary course of business consistent with past practice;

(xii) implement any pension, retirement, profit sharing, bonus, welfare benefit or similar plan or arrangement that was not in effect on the date of this Agreement, or, materially amend any existing plan or arrangement, except in accordance with this Agreement or applicable law as set forth in Section 4.01 of the Peoples Disclosure Schedule or Section 4.01 of the Penseco Disclosure Schedule, respectively.

(xiii) purchase any security for its investment portfolio other than in the ordinary course of business and consistent with past practice;

(xiv) amend or otherwise modify the underwriting and other lending guidelines and policies in effect as of the date hereof or otherwise fail to conduct its lending activities in the ordinary course of business consistent with past practice;

(xv) enter into, renew, extend or modify any other transaction with any Affiliate, except in the ordinary course of business and which are in compliance with the requirements of applicable laws and regulations;

(xvi) change deposit or loan rates other than in the ordinary course of business consistent with past practice;

(xvii) enter into any interest rate swap, floor or cap or similar commitment, agreement or arrangement, except in the ordinary course of business consistent with past practice;

(xviii) except for the execution of this Agreement, take any action that would give rise to a right of a continuing payment to any individual under any agreement;

(xix) take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to preclude the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the IRC;

(xx) make, change or revoke any material Tax election or enter into any material agreement or arrangement with respect to Taxes; or

(xxi) agree to do any of the foregoing.

Section 4.02 Access; Confidentiality.

(a) From the date of this Agreement through the Closing Date, Penseco or Peoples, as the case may be, shall afford to, and shall cause each Penseco Subsidiary or Peoples Subsidiary to afford to, the other party and its authorized agents and representatives, reasonable access to their respective properties, assets, books and records and personnel, at reasonable hours and after reasonable notice; and the officers of Penseco and Peoples will furnish any person making such investigation on behalf of the other party with such financial and operating data and other information with respect to the businesses, properties, assets, books and records and personnel as the person making such investigation shall from time to time reasonably request.

(b) Penseco and Peoples each agree to conduct such investigation and discussions hereunder in a manner so as not to interfere unreasonably with normal operations and customer and employee relationships of the other party. Neither party shall be required to provide access to or disclose information where such access or disclosure would violate or prejudice the rights of customers, jeopardize any attorney-client privilege or similar privilege with respect to such information or contravene any law, rule, regulation, decree, order, fiduciary duty or agreement entered into prior to the date hereof.

(c) Except as specifically set forth herein, Penseco and Peoples mutually agree to be bound by the terms of the Confidentiality Agreements previously executed by the parties hereto, which Confidentiality Agreements are hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their terms, notwithstanding any termination of this Agreement.

Section 4.03 Regulatory Matters and Consents.

(a) For the purposes of (x) registering Peoples Common Stock to be offered to holders of Penseco Common Stock in connection with the Merger with the SEC under the Securities Act and (y) soliciting proxies for use at the respective shareholder meetings, Peoples shall prepare the Registration Statement, Penseco and Peoples shall jointly draft and prepare a joint proxy statement of Penseco and Peoples and prospectus of Peoples satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act (such joint proxy statement/prospectus in the form mailed to the shareholders of Penseco and Peoples, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). The parties shall use their reasonable best efforts to file the Registration Statement, including the Proxy Statement-Prospectus, with the SEC within forty-five (45) days after the date hereof. Each of Penseco and Peoples shall use their reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of Penseco and Peoples shall thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders. Penseco and Peoples shall use commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and each party shall furnish all information concerning itself and the holders of its common stock as may be reasonably requested in connection with any such action.

(b) Each party shall provide the other with any information concerning itself that the other may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the other promptly copies of all correspondence between such party or any of their representatives and the SEC. No filing of the Registration Statement, including any amendment thereto shall be made without the parties each having the opportunity to review, comment on and revise the Registration Statement. Each of Penseco and Peoples agrees to use all reasonable best efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of Penseco Common Stock and Peoples Common Stock entitled to vote at the Meetings at the earliest practicable time.

(c) Each of Penseco and Peoples shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, the parties shall cooperate in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Peoples shall file an amended Registration Statement with the SEC, and the parties shall mail an amended Proxy Statement-Prospectus to their respective shareholders.

(d) In addition to, and not by way of limitation of, the covenants of the parties set forth in this Section 4.03, the parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, publications and filings (the “Regulatory Materials”), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Penseco and Peoples shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the confidentiality of information, all the information relating to Penseco or Peoples, as the case may be, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(e) Notwithstanding anything to the contrary in Section 4.03(d), in no event shall Penseco or Peoples be required to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining any necessary permits, consents, approvals and authorizations of any Governmental Entities, that would reasonably be expected to have a Material Adverse Effect on Penseco, Peoples or the Surviving Corporation (any of which, a “Materially Burdensome Regulatory Condition”).

(f) Penseco and Peoples will use their reasonable best efforts to ensure that the information relating to Penseco and Peoples that is provided by Penseco and Peoples, as applicable, for inclusion in the Proxy Statement-Prospectus or in any Regulatory Materials will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.04 Taking of Necessary Action. Peoples and Penseco shall each use its reasonable best efforts in good faith, and each of them shall cause its Subsidiaries to use their reasonable best efforts in good faith, to take or cause to be taken all action necessary or desirable on its part so as to permit completion of the Merger as soon as practicable after the date hereof, including, without limitation, (i) obtaining the consent or approval of each individual, partnership, corporation, association or other business or professional entity whose consent or approval is required or desirable for consummation of the transactions contemplated hereby (including assignment of leases without any change in terms), provided that neither party or its Subsidiaries shall agree to make any payments or modifications to agreements in connection therewith without the prior written consent of the other party, and (ii) requesting the delivery of appropriate opinions, consents and letters from its counsel and independent auditors. No party hereto shall take, or cause, or to the best of its ability permit to be taken, any action that would substantially impair the prospects of completing the Merger pursuant to this Agreement.

Section 4.05 Indemnification; Insurance.

(a) Indemnification. In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of either party or any of their respective Subsidiaries (the “Indemnified Parties”) is, or is threatened to be, made a party to a suit based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of either party, any of their respective Subsidiaries or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to (and if after the Effective Time, the Surviving Corporation shall use its best efforts to) defend against and respond thereto to the extent permitted by the BCL and the articles of incorporation and bylaws of such party. On or after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless all prior and then-existing directors, officers, and employees of Peoples, Penseco, Peoples Subsidiaries and Penseco Subsidiaries, against (i) all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement (with the prior approval of Peoples) of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Peoples or Penseco or any Peoples Subsidiaries or Penseco Subsidiaries, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”) and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby, to the same extent as such officer, director or employee may be indemnified by Peoples or Peoples Subsidiaries, as the case may be, as of the date hereof including the right to advancement of expenses, provided, however, that any such officer, director or employee may not be indemnified by Peoples if such indemnification is prohibited by applicable law, including but not limited to 12 C.F.R. Part 359, which limits and/or prohibits in certain circumstances, the ability of insured depository institutions, their subsidiaries, and affiliated depository institution holding companies, to enter into contracts to pay and make golden parachute and indemnification payments to institution-affiliated parties.

(b) Insurance. The Surviving Corporation shall maintain a directors’ and officers’ liability insurance policy providing coverage amounts not less than the coverage amounts provided under the Penseco directors and officers’ liability insurance policy and on terms generally no less favorable. Such policy shall cover persons who are currently covered by the Penseco insurance policies for a period of six (6) years after the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such six (6) year period which exceed 200% of the annual premium payment as of December 31, 2012, under Penseco’s current policy in effect as of the date of this Agreement (the “Maximum Amount”). If the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall use its reasonable best efforts to maintain the most advantageous policies of directors’ and officers’ liability insurance obtainable for a premium equal to the Maximum Amount.

(c) Assumption. In the event that at or after the Effective Time, the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case the successors and assigns of such entity shall assume the obligations set forth in this Section 4.05.

Section 4.06 No Other Bids and Related Matters. So long as this Agreement remains in effect, Penseco and Peoples shall not and shall not authorize or permit any of its directors, officers, employees or agents, to directly or indirectly (i) solicit, initiate or encourage any inquiries relating to, or the making of any proposal which relates to, an Acquisition Proposal, (ii) recommend or endorse an Acquisition Proposal, (iii) participate in any discussions or negotiations regarding an Acquisition Proposal, (iv) provide any third party (other than the other party to this Agreement or an Affiliate of such party) with any nonpublic information in connection with any inquiry or proposal relating to an Acquisition Proposal or (v) enter into an agreement with any other party with respect to an Acquisition Proposal. Penseco and Peoples will immediately cease and cause to be terminated any existing activities, discussions or negotiations previously conducted with any parties other than Penseco and Peoples hereto with respect to any of the foregoing, and will take all actions necessary or advisable to inform the appropriate individuals or entities referred to in this sentence of the obligations undertaken in this Section 4.06. Penseco and Peoples will notify each other orally (within one day) and in writing (as promptly as practicable) if any inquiries or proposals relating to an Acquisition Proposal are received or any such negotiations or discussions are sought to be initiated or continued. Notwithstanding the foregoing, the board of directors of Penseco or Peoples may respond to, in a manner it deems appropriate, recommend or endorse, participate in any discussions, provide any third party with nonpublic information, or enter into an agreement regarding, unsolicited inquiries relating to an Acquisition Proposal, in each case, if the respective board of directors shall have determined, in good faith after consultation with its legal and financial advisors, that the failure to do so may constitute a breach of their fiduciary duties. Nothing contained in this Agreement shall prevent Penseco and Peoples, and their respective Boards of Directors, from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

Section 4.07 Duty to Advise; Duty to Update Disclosure Schedule. Each of Penseco and Peoples shall promptly advise the other party of any change or event having or reasonably likely to have a Material Adverse Effect on it or which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants set forth herein. Penseco and Peoples shall update its Disclosure Schedule as promptly as practicable after the occurrence of any event or fact which, if such event or fact had occurred prior to the date of this Agreement, would have been disclosed in such Disclosure Schedule. The delivery of such updated Disclosure Schedule shall not relieve either party from liability for any breach or violation of this Agreement and shall not have any effect for the purposes of determining the satisfaction of the condition set forth in Sections 5.01(c) or 5.02(c).

Section 4.08 Current Information.

(a) Ongoing Communications. During the period from the date of this Agreement to the Effective Time, Penseco and Peoples shall, cause one or more of its designated representatives to confer on a weekly or such other basis as mutually determined, regarding their respective representatives of each other regarding its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby. Within fifteen (15) days after the end of each month, each party shall provide to the other a consolidated balance sheet and statement of operations for the immediately preceding month. As soon as reasonably available, but in no event more than thirty (30) days after the end of each calendar quarter ending after the date of this Agreement, Penseco and Peoples will deliver to the other party its quarterly report, and, as soon as reasonably available, but in no event more than ninety (90) days after the end of each fiscal year ended December 31, Penseco and Peoples will deliver to the other party its annual report.

(b) Board Minutes. Penseco and Peoples shall provide to each other a copy of the minutes (including supporting documentation and schedules) of any meeting of the board of directors or any Subsidiary, or any committee thereof, or any senior management committee, except to the extent the exclusion may be required for the board of directors to exercise its fiduciary duties under Pennsylvania law, but in any event within fifteen (15) days of the meeting of such board or committee to which such minutes relate, except that with respect to any meeting held within fifteen (15) days of the Closing Date, such minutes shall be provided prior to the Closing Date.

(c) During the period commencing on the date of this Agreement and ending on the Effective Time, Peoples and Penseco, within fifteen (15) days after the end of each calendar month, shall provide to the other party, in such electronic format as reasonably requested, investment, loan, deposit and borrowing information, in account and deposit level detail.

(d) During the period commencing on the date of this Agreement and ending on the Effective Time, Peoples and Penseco, within fifteen (15) days of the end of each month, shall provide to the other party a written list of (i) all loans classified by it or any regulatory authority as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch List,” or any other classification of similar import (ii) all commercial and mortgage loans classified as “non-accrual,” and (iii) all commercial loans classified as “in substance foreclosed.”

Section 4.09 Phase I Environmental Audit. Penseco and Peoples shall permit Peoples or Penseco, and to the extent such party so elects, at its own expense, to cause a “Phase I Environmental Audit” to be performed at any physical location owned or occupied by the other party or any of its Subsidiaries on the date hereof.

Section 4.10 Shareholders Meetings.

(a) Penseco and Peoples shall promptly take all action necessary to properly call, convene and hold a special meeting of its shareholders as soon as practicable after the date hereof to consider and vote upon a proposal to approve and adopt this Agreement and the transactions contemplated hereby and in the case of Peoples approve and adopt the amended and restated articles of incorporation attached at Exhibit 4 to increase the number of authorized shares of Peoples Common Stock. The board of directors of Penseco and the board of directors of Peoples will recommend that the shareholders of Penseco and Peoples, respectively, approve and adopt this Agreement and the transactions contemplated hereby and in the case of Peoples the amendment and restatement of the articles of incorporation to increase the number of authorized shares of Peoples Common Stock and not withdraw, modify or change in any manner adverse to the other party hereto such favorable recommendation; provided, however, that the board of directors of Penseco or Peoples may withdraw, modify or qualify such recommendation if it shall have determined, in good faith after consultation with its legal and financial advisers, that the failure to do so may constitute a breach of its fiduciary duties and, in such event, may communicate the basis for its withdrawn, modified or qualified recommendation to its shareholders in the Proxy Statement-Prospectus or an appropriate amendment or supplement thereto to the extent required by law.

(b) Each of Penseco and Peoples may postpone or adjourn its respective shareholders meeting to the extent it reasonably believe is necessary to ensure than any supplement or amendment to the Proxy Statement-Prospectus is provided sufficiently in advance of a shareholder vote on this Agreement and the Merger, including, without limitation, in connection with any amendment of the Proxy Statement-Prospectus contemplated by Section 4.03.

Section 4.11 Public Announcements. Each of Penseco and Peoples shall cooperate and shall cause its respective officers, directors, employees and agents to cooperate in good faith, consistent with their respective legal obligations, in the preparation and distribution of, and agree upon the form, substance and timing of, any press release related to this Agreement and the transactions contemplated hereby, and any other public disclosures related thereto, including without limitation, communications to shareholders and internal announcements and customer disclosures, but nothing contained herein shall prohibit either party from making any disclosure which its counsel deems necessary under applicable law, or either party from making any disclosure necessary to fulfill its obligations under the Exchange Act.

Section 4.12 Maintenance of Insurance. From the date hereof until the Effective Time, Penseco and Peoples shall maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

Section 4.13 Maintenance of Books and Records. From the date hereof until the Effective Time, each of Penseco and Peoples shall maintain, and cause their respective Subsidiaries to maintain, books of account and records in accordance with GAAP applied on a basis consistent with those principles used in preparing the financial statements heretofore delivered in accordance with this Agreement.

Section 4.14 Taxes. Penseco and Peoples shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or their respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due. All agreements or arrangements the principal purpose of which is Tax sharing or allocation among Peoples and its Subsidiaries or among Penseco and its Subsidiaries, shall be terminated as of the Effective Time.

Section 4.15 Employee Benefits.

(a) Peoples and Penseco shall, before or promptly after the Effective Time, review all benefit plans of Penn Security and Peoples Bank in order to establish the benefit plans to be made available to Peoples Bank and Penn Security employees after the Effective Time (“Benefit Plans”). Peoples’ and Penseco’s review shall take into consideration benefits that were provided to employees under the Peoples Bank and Penn Security Benefit Plans and benefits provided by peer institutions in the establishment of the new, amended, and/or continued benefit plans provided by Peoples or its Subsidiaries to employees after the Effective Time. Peoples or its Subsidiaries shall: (1) provide its employees credit for all years of service with Peoples or Penseco or any of their Subsidiaries and predecessors, as the case may be, prior to the Effective

Time for the purpose of eligibility and vesting and provide employees credit for all years of service for benefit accrual for the Penseco or Peoples Benefit Plans; (2) cause any and all pre-existing condition limitations (to the extent such limitations did not apply to a pre-existing condition under Benefit Plans prior to the Effective Time) and eligibility waiting periods under group health plans to be waived with respect to their employees who remain as employees of Peoples or its Subsidiaries (and their eligible dependents) after the Effective Time; and (3) cause to be credited any deductibles incurred by Peoples Bank or Penn Security employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in the Benefit Plans after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible. Peoples and Penseco and their Subsidiaries agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of their current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). In order to accomplish the foregoing, Peoples or its Subsidiary and Penseco or its Subsidiary may amend, freeze, merge or terminate any Benefit Plan of Peoples Bank, Peoples, Penseco, or Penn Security respectively.

(b) This Section 4.15 shall inure to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Section 4.15, express or implied shall require Peoples to maintain any specific Benefit Plan or to guarantee employment of any employee for any period of time after the Effective Time.

Section 4.16 Affiliate Letters. Penseco shall use its best efforts to cause each person who may be deemed to be an Affiliate of Peoples, to execute and deliver to Peoples as soon as practicable after the date of this Agreement an affiliate’s letter.

Section 4.17 Director Resignations. At the Closing, Peoples shall deliver to Penseco evidence reasonably satisfactory to Penseco of the resignation of any directors of Peoples not serving on the Surviving Corporation board of directors as provided on Exhibit 6 as may be amended by Section 1.02.

Section 4.18 Severance Pay. Peoples shall and shall cause each of its Subsidiaries to use its best efforts to continue the employment of all current employees in positions that will contribute to the successful performance of the combined organization. Provided such employee executes a customary form of release, Peoples or the Surviving Corporation as applicable agrees to and agrees to cause Peoples’ Subsidiaries to provide severance pay, as set forth below, to any full-time, active employee of Peoples or any Peoples Subsidiary or of Penseco or any Penseco Subsidiary whose employment is terminated prior to or within one (1) year after the Effective Time as a result of the transaction contemplated herein if (i) such employee’s position is eliminated, or (ii) such employee is not offered or retained in comparable employment (i.e., a position of generally similar job description, responsibilities, and pay with Peoples or any Peoples Subsidiary and where the employee is not required to commute more than thirty (30) miles more than the employee’s present commute) with Penn Security or any Subsidiary of the Surviving Corporation, excluding any employee (i) who is being paid under an existing employment or change in control agreement or (ii) whose employment is terminated for cause, or

(iii) who voluntarily leaves employment with Peoples, Peoples Bank, Penseco or Penn Security prior to the Effective Time. The severance pay to be provided by Peoples or the Surviving Corporation as applicable under this subsection shall equal two (2) weeks pay for each full year of continuous service with a minimum severance benefit of four (4) weeks pay and a maximum severance benefit of twenty-six (26) weeks pay. Terminated employees will have the right to continue coverage under the respective group health plan in accordance with IRC 4980(f). During the severance payment term or until the employee is enrolled in another health plan, whichever occurs first, Peoples or the Surviving Corporation as applicable or their respective Subsidiaries will continue to pay the employer’s share of medical benefits that it pays for its employees generally, provided that any coverage period required under IRC 4980B shall run concurrently with the period that Peoples or their respective Subsidiaries pays the employer’s share of health coverage under this Section 4.18. Employees of Penseco, Peoples, and their respective Subsidiaries shall not be deemed third party beneficiaries of the commitments set forth in this Section 4.18.

Section 4.19 Conduct of the Parties. From the date hereof to the Closing Date, except as otherwise consented to or approved by the other party in writing or as permitted or required by this Agreement, Penseco and Peoples will not take any action that would preclude the Merger from qualifying as a reorganization within the meaning of Section 368 of the IRC.

Section 4.20 Dividends. After the date of this Agreement and prior to the Effective Time, each of Penseco and Peoples shall coordinate with the other with respect to the declaration of any regular quarterly dividends in respect of Penseco Common Stock and Peoples Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties that holders of Penseco Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Penseco Common Stock and any shares of Peoples Common Stock any such holder receives in exchange therefor in the Merger.

Section 4.21 Post-Closing Dividends. For five (5) years after the Effective Time, the Surviving Corporation shall continue to pay a quarterly cash dividend in an amount no less than $.31 per share, provided sufficient funds are legally available therefore and that Peoples and its Subsidiary bank remains “well-capitalized” in accordance with applicable regulatory guidelines, unless the board of directors of the Surviving Corporation determine otherwise in accordance with their fiduciary duties upon the approval of at least 80% of the directors.

Section 4.22 Corporate Name. For three (3) years after the Effective Time, Peoples shall not change the corporate name from “Peoples Financial Services Corporation” unless the board of directors of Peoples shall determine otherwise upon approval of at least 80% of the directors.

Section 4.23 Bank Name. For three (3) years after the Effective Time, the surviving bank under the Bank Plan of Merger shall be named Peoples Security Bank and Trust Company and shall not change its name unless the board of directors of Peoples and its Subsidiary Bank shall determine otherwise upon approval of at least 80% of the directors of each entity.

Section 4.24 Nasdaq Listing. The parties covenant and agree to use their commercially reasonable best efforts to maintain a listing for trading of Peoples Common Stock on the

NASDAQ Global Market at or as soon as reasonably practical after the Effective Time unless the board of directors of the Surviving Corporation determine otherwise upon the approval of at least 80% of the directors.

Section 4.25 Headquarters; Operations Locations. For three (3) years after the Effective Time, (i) the headquarters of the Surviving Corporation and the resulting institution of the Bank Merger will be located in Scranton, Pennsylvania; (ii) the deposit operations and data processing of the Surviving Corporation and the resulting institution of the Bank Merger will be located in Hallstead, Pennsylvania; and (iii) the loan operations of the Surviving Corporation and the resulting institution of the Bank Merger will be located in Scranton, Pennsylvania; unless the board of directors of Peoples and its Subsidiary Bank determine otherwise upon the approval of at least 80% of the directors of each entity.

Section 4.26 Dividend Reinvestment Plan. Prior to the Effective Time, Penseco shall take all such necessary action to suspend the acceptance of dividends and other contributions of participants in its dividend reinvestment plan (“DRIP”), terminate the DRIP and distribute all shares of Penseco Common Stock and the value of all cash held in participant’s plan accounts in accordance with the terms of the DRIP. Prior to the Effective Time Peoples shall take all such necessary action to suspend the acceptance of dividends and other contributions of participants in its DRIP until the Effective Time.

ARTICLE V

CONDITIONS

5.01 Conditions to Penseco’s Obligations under this Agreement. The obligations of Penseco hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Penseco pursuant to Section 7.03 hereof:

(a) Approval by Penseco’s and Peoples’ Shareholders. This Agreement shall have been approved and adopted by the shareholders of Penseco and Peoples by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

(b) Representations and Warranties. The representations and warranties of Peoples set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect on Peoples or the Surviving Corporation. Penseco shall have received a certificate signed on behalf of Peoples by the Chief Executive Officer and Chief Financial Officer of Peoples to the foregoing effect.

(c) Performance of Obligations of Peoples. Peoples shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Penseco shall have received a certificate signed on behalf of Peoples by the Chief Executive Officer and the Chief Financial Officer of Peoples to the foregoing effect.

(d) Approvals of Governmental Entities. Procurement by Penseco and Peoples of all requisite approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect, and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Penseco determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to Penseco of the transactions contemplated hereby, the business or financial conditions of Penseco on a consolidated basis, or the business presently operated by or projected to be operated by, Penseco, Peoples, Penn Security, Peoples Bank, or any other Peoples or Penseco Subsidiary.

(e) No Injunction. There shall not be in effect any order, decree or injunction of a court of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

(f) Registration Statement. The Registration Statement shall be effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement and all approvals deemed necessary by Penseco’s counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g) Tax Opinion. Penseco shall have received an opinion of Pepper Hamilton LLP, counsel to Penseco, dated as of the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion the Merger will be treated as reorganization within the meaning of Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of Penseco, Peoples and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h) Third Party Consents. Penseco and Penn Security shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Peoples or Peoples Bank is a party or by which any of its properties are bound.

(i) Articles of Incorporation. Peoples’ shareholders shall have approved and adopted the amended and restated articles of incorporation in the form attached as Exhibit 4 to increase the number of authorized shares of Peoples Common Stock and the amended and restated articles of incorporation shall have been filed with the PDS no later than the Effective Time and the amended and restated articles of incorporation shall have been filed with the PDS no later than the Effective Time.

(j) Dissenting Shares. No more than seven percent (7%) of the issued and outstanding shares of Peoples or Penseco, if applicable, shall be Dissenting Shares.

(k) No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Peoples or the Peoples Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

5.02 Conditions to Peoples’ Obligations under this Agreement. The obligations of Peoples hereunder shall be subject to satisfaction at or prior to the Closing Date of each of the following conditions, unless waived by Peoples pursuant to Section 7.03 hereof:

(a) Approval by Penseco’s and Peoples’ Shareholders. This Agreement shall have been approved and adopted by the shareholders of Penseco and Peoples by such vote as is required by the BCL and their respective articles of incorporation and bylaws.

(b) Representations and Warranties. The representations and warranties of Penseco set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except as to any representation or warranty where the breach of the representation or warranty would not, either individually or in the aggregate, constitute a Material Adverse Effect on Penseco. Peoples shall have received a certificate signed on behalf of Penseco by the Chief Executive Officer and Principal Financial Officer of Penseco to the foregoing effect.

(c) Performance of Obligations of Penseco. Penseco shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Peoples shall have received a certificate signed on behalf of Penseco by the Chief Executive Officer and the Principal Financial Officer of Penseco to the foregoing effect.

(d) Approvals of Governmental Entities. Procurement by Peoples and Penseco of all requisite approvals and consents of all Governmental Entities and the expiration of the statutory waiting period or periods relating thereto for the transactions contemplated hereby; all requisite approvals and consents for the transactions contemplated hereby remain in full force and effect; and no such approval or consent shall have imposed any condition, restriction, or requirement which the board of directors of Peoples determines in good faith would individually or in the aggregate materially and adversely affect the economic or business benefits to Peoples of the transactions contemplated hereby, the business or financial conditions of Peoples on a consolidated basis, or the business presently operated by or projected to be operated by Peoples, Penseco, Peoples Bank, Penn Security and any other Peoples or Penseco Subsidiary. Specifically, no approval shall have limited, restricted or not permitted the payment or the ability of Peoples to pay the quarterly cash dividend per share after the Effective Time in an amount, time, duration, frequency or means contemplated under Section 4.20 of this Agreement.

(e) No Injunction. There shall not be in effect any order, decree or injunction of a court or of competent jurisdiction which enjoins or prohibits consummation of the transactions contemplated hereby. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal the completion of either of the transactions contemplated hereby.

(f) Registration Statement. The Registration Statement and no stop order suspending the effectiveness of the Registration Statement shall have been issued and shall be effective under the applicable federal and state securities laws, and no proceedings shall be pending or threatened by the SEC to suspend the effectiveness of the Registration Statement or to prohibit the issuance of Peoples Common Stock to Penseco shareholders; and all approvals deemed necessary by Peoples’ counsel from state securities or “blue sky” authorities with respect to the transactions contemplated by this Agreement shall have been obtained.

(g) Tax Opinion. Peoples shall have received an opinion of Bybel Rutledge LLP, special counsel to Peoples, dated as of the Closing Date, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion the Merger will be treated as reorganization within the meaning of Section 368(a) of the IRC. In rendering its opinion, such counsel or firm may require and rely upon customary representations contained in certificates of officers of Penseco, Peoples and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

(h) Third Party Consents. Peoples and Peoples Bank shall have received all consents and authorizations of landlords and other persons that are necessary to permit the Merger to be consummated without the violation of any lease or other material agreement to which Penseco or Penn Security is a party or by which any of its properties are bound.

(i) Articles of Incorporation. Peoples’ shareholders shall have approved and adopted the amended and restated articles of incorporation in the form attached as Exhibit 4 to increase the number of authorized shares of Peoples Common Stock and the amended and restated articles of incorporation shall have been filed with the PDS no later than the Effective Time.

(j) Dissenting Shares. No more than seven (7) percent of the issued and outstanding shares of Peoples or Penseco, if applicable shall be Dissenting Shares.

(k) No Material Adverse Change. No change in the business, property, assets (including loan portfolios), liabilities (whether absolute, contingent, or otherwise), operations, business prospects, liquidity, income or financial condition of Penseco or the Penseco Subsidiaries shall have occurred since the date of this Agreement, which has had or would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect.

ARTICLE VI

TERMINATION, WAIVER AND AMENDMENT

Section 6.01 Termination. This Agreement may be terminated on or at any time prior to the Closing Date:

(a) By the mutual written consent of the parties hereto;

(b) By Peoples or Penseco:

(i) if the Closing Date shall not have occurred on or before March 31, 2014, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth in this Agreement required to be performed or observed by such party on or before the Closing Date;

(ii) if either party has received a final unappealable administrative order from a Governmental Entity whose approval or consent has been requested that such approval or consent will not be granted, or will not be granted absent the imposition of terms and conditions which would not permit satisfaction of the conditions set forth at Section 5.01 or 5.02 hereof, unless the failure of such occurrence shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect its agreements set forth herein required to be performed or observed by such party on or before the Closing Date;

(c) by Penseco in writing if Peoples has, or by Peoples in writing if Penseco has, in any material respect, breached (i) any material covenant or undertaking contained herein or (ii) any representation or warranty contained herein, which in the case of a breach by Peoples would have a Material Adverse Effect on Peoples or in the case of a breach by Penseco would have a Material Adverse Effect on Penseco, in any case, if such breach has not been substantially cured by the earlier of 30 days after the date on which written notice of such breach is given to the party committing such breach or the Effective Time unless on such date such breach no longer causes a Material Adverse Effect;

(d) by either Peoples or Penseco if its shareholder meeting shall have occurred and its shareholders shall have not approved this Agreement by the requisite vote; provided, however, that no termination right shall exist hereunder if prior to such shareholder vote the board of directors of the party whose shareholders failed to approve this Agreement shall have otherwise withdrawn, modified or changed in a manner adverse to the other party its approval or recommendation of this Agreement and the transactions contemplated thereby;

(e) by either Peoples or Penseco, if its board of directors shall have determined in good faith after consultation with its legal and financial advisers, taking into account, all relevant factors, including, without limitation all legal, financial, regulatory and other aspects of the unsolicited Acquisition Proposal and the person making the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, that failure to agree to or endorse an Acquisition Proposal and terminate this Agreement may constitute a breach of their fiduciary duties; provided however, that this Agreement may be terminated pursuant to this Section 6.01(e) only after the fifth business day following written notice to the other party (which notice shall specify the material terms and conditions of any such Acquisition Proposal, including the identity of the party making such Acquisition Proposal, and such notice shall also include a copy of the relevant proposed transaction agreements with the party making such Acquisition Proposal and other material documents) advising the other party that the party is prepared to accept such Acquisition Proposal (it being agreed that the delivery of such notice shall not entitle the terminating party to terminate this Agreement pursuant to this Section 6.01(e) or any other provision of this Agreement) and only if (i) during such ten (10) business day period, the terminating party has caused its financial and legal advisors to negotiate with the non-terminating party in good faith (to the extent the other party chooses to negotiate) to make such adjustments in the terms and conditions of this Agreement such that the terminating party no longer believes it has to terminate this Agreement in order to comply with its fiduciary duties, and (ii) the terminating party has considered such adjustments in the terms and conditions of this Agreement resulting from such negotiations and has concluded in good faith, based upon consultation with its financial and legal advisers, that it must enter into the Acquisition Proposal even after giving effect to the adjustments proposed by the non-terminating party and further provided that such termination shall not be effective until the terminating party has paid the Termination Fee to the non-terminating party;

(f) by Penseco, if the Penseco board of directors so determines by a majority vote of its members, at any time during the five (5) business day period commencing with the Determination Date, if both of the following conditions are satisfied:

(i) the Peoples Determination Date Market Share Price shall be less than the Initial Peoples Market Share Price multiplied by 0.75; and

(ii) (A) the quotient obtained by dividing the Peoples Determination Date Market Share Price by the Initial Peoples Market Share Price (such quotient being the “Peoples Ratio”) shall be less than (B) subtracting 0.25 from the quotient obtained by dividing Final Index Price by the Initial Index Price (which amount shall be the “Index Ratio”); or

For purposes of this Section 6.01(f), the following terms shall have the meanings indicated below:

“Determination Date” shall mean the later of (i) the date on which the last required approval of a Governmental Entity is obtained with respect to the transactions contemplated by the Agreement without regard to any requisite waiting period (ii) the date of the Peoples Shareholders’ Meeting.

“Final Index Price” means the closing price of the Nasdaq Bank Index as of the Determination Date.

“Index Group” means the Nasdaq Bank Index.

“Index Ratio” means the quotient obtained by dividing the Final Index Price by the Initial Index Price.

“Initial Index Price” means the closing price of the Nasdaq Bank Index as of the Starting Date.

“Initial Peoples Market Share Price” means $34.90 per share.

“Peoples Determination Date Market Share Price” shall be Peoples Market Share Price ending on the Determination Date.

“Peoples Ratio” means the quotient obtained by dividing Peoples Determination Date Market Share Price by the Initial Peoples Market Share Price.

“Starting Date” means the last trading day before the date of this Agreement.

The party desiring to terminate this Agreement pursuant to any clause of this Section 6.01 (other than Section 6.01(a)) shall give written notice of such termination to the other party specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 6.02 Effect of Termination. If this Agreement is terminated pursuant to Section 6.01 hereof, this Agreement shall forthwith become void (other than Section 4.02(c) and Section 7.01 hereof, which shall remain in full force and effect), and there shall be no further liability on the part of Peoples or Penseco to the other, except for any liability arising out of any uncured willful material breach of any covenant or other agreement contained in this Agreement, any fraudulent breach of a representation or warranty. Nothing contained in this Section 6.02 shall be deemed to prohibit Peoples or Penseco from maintaining an action against a third party for tortious interference or otherwise.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Expenses.

(a) Except as set forth in Section 7.01(b),(c), and(d), each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and legal counsel.

(b) If (i) this Agreement is terminated by either party pursuant to Section 6.01(c), then the non-terminating party shall be liable to the other for actual out-of-pocket costs and expenses, including without limitation, the reasonable fees and expenses of financial consultants, accountants, and legal counsel, incurred by such other party in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (“Expenses”); provided, however, liability of the non-terminating party for expenses pursuant to this Section 7.01(b) shall not exceed Six Hundred Thousand Dollars ($600,000). The payment of Expenses shall constitute an exclusive remedy and upon delivery of such payment, the non-terminating party shall have no further obligations to the terminating party pursuant to this Agreement.

(c) If Penseco fails to complete the Merger after the occurrence of one of the following events, and Peoples shall not be in material breach of this Agreement, Penseco shall within one business day of the event, pay Peoples by wire transfer of immediately available funds a fee of Three Million Seven Hundred Thousand Dollars ($3,700,000) (the “Penseco Termination Fee”):

(i) Penseco terminates this Agreement pursuant to Section 6.01(e) hereof;

(ii) a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Peoples or an Affiliate of Peoples, enters into an agreement, letter of intent or memorandum of understanding with Penseco or any Penseco Subsidiary which relates to an Acquisition Proposal;

(iii) Penseco authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal;

(iv) the Penseco shareholders fail to approve this Agreement at the Penseco meeting of shareholders, or the Penseco meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

(A) the Penseco board of directors shall have recommended that the shareholders of Penseco approve or accept an Acquisition Proposal with any Person other than Peoples or an Affiliate of Peoples; or

(B) Penseco shall have materially breached its obligation under Section 4.10 by failing to call, give notice of, convene and hold the Penseco meeting of shareholders in accordance with Section 4.10;

(v) the Penseco meeting of shareholders is cancelled, if prior to the cancellation any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Peoples or an Affiliate of Peoples, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least thirty (30) days prior to the Penseco meeting of shareholders and within twelve (12) months after such event Penseco or any Penseco Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal; or

(vi) the Penseco shareholders fail to approve the Agreement at the Penseco Shareholders’ Meeting, if prior to the shareholder vote any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Peoples or an Affiliate of Peoples, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the Penseco meeting of shareholders and within twelve (12) months after such event Penseco or any Penseco Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal.

(d) If Peoples fails to complete the Merger after the occurrence of one of the following events, and Penseco shall not be in material breach of this Agreement, Peoples shall within one business day of the event, pay Penseco by wire transfer of immediately available funds a fee of Three Million Seven Hundred Thousand Dollars ($3,700,000) (the “Peoples Termination Fee”):

(i) Peoples terminates this Agreement pursuant to Section 6.01(e) hereof;

(ii) a Person or group (as that term is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Penseco or an Affiliate of Penseco, enters into an agreement, letter of intent or memorandum of understanding with Peoples or any Peoples Subsidiary which relates to an Acquisition Proposal;

(iii) Peoples authorizes, recommends or publicly proposes, or publicly announces an intention to authorize, recommend or propose, an agreement to enter into an Acquisition Proposal;

(iv) the Peoples shareholders fail to approve this Agreement at the Peoples meeting of shareholders, or the Peoples meeting of shareholders is cancelled, if prior to the shareholder vote or cancellation:

(A) the Peoples board of directors shall have recommended that the shareholders of Peoples approve or accept an Acquisition Proposal with any Person other than Penseco or an Affiliate of Penseco; or

(B) Peoples shall have materially breached its obligation under Section 4.10 by failing to call, give notice of, convene and hold the Peoples meeting of shareholders in accordance with Section 4.10;

(v) the Peoples meeting of shareholders is cancelled, if prior to the cancellation any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Penseco or an Affiliate of Penseco, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least 30 days prior to the Peoples meeting of shareholders and within twelve (12) months after such event Peoples or any Peoples Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal; or

(vi) the Peoples shareholders fail to approve the Agreement at the Peoples meeting of shareholders, if prior to the shareholder vote any Person or group (as that terms is defined in Section 13(d) of the Exchange Act and the rules and regulations thereunder), other than Penseco or an Affiliate of Penseco, shall have publicly announced, communicated or made known its intention, whether or not conditional, to make an Acquisition Proposal and shall not have publicly withdrawn such announcement, communication or intention at least thirty (30) days prior to the Peoples meeting of shareholders and within twelve (12) months after such event Peoples or any Peoples Subsidiary enters into any term sheet, letter of intent, agreement or similar type agreement with such Person which relates to an Acquisition Proposal.

Peoples and Penseco agree that the amount of losses that each would incur in such event are not reasonably capable of estimation, that the Peoples Termination Fee and the Penseco Termination

Fee are a reasonable estimation and liquidation thereof under the circumstances, and that neither party would enter into this Agreement without this provision. In the event a court would otherwise determine that the Peoples Termination Fee or the Penseco Termination Fee would be unenforceable in whole or part on the grounds that it is excessive, the amount of the Peoples Termination Fee or the Penseco Termination Fee shall be reduced to the maximum amount consistent with enforceability of this Section 7.01 and this Section 7.01 shall otherwise be reformed and construed so that it shall be enforceable as nearly consistent as possible with its original intent.

Section 7.02 Non-Survival. All representations, warranties and, except to the extent specifically provided otherwise herein, agreements and covenants, other than those covenants that by their terms are to be performed after the Effective Time, including without limitation the covenants set forth in Sections 1.02(c), (d), and (g), 4.05, 4.15, 4.17, 4.18, 4.21, 4.22, 4.23, 4.24, and 4.25 hereof, which will survive the Merger, shall terminate on the Closing Date.

Section 7.03 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the transactions contemplated by this Agreement, the parties may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of either party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained in Articles IV and V hereof or otherwise, provided that any amendment, extension or waiver granted or executed after shareholders of Penseco or Peoples have approved this Agreement shall not modify either the amount or the form of the consideration to be provided hereby to holders of Penseco Common Stock upon consummation of the Merger or otherwise materially adversely affect the shareholders of Penseco or Peoples without the approval of the shareholders who would be so affected. This Agreement may not be amended except by an instrument in writing authorized by the respective boards of directors and signed, by duly authorized officers, on behalf of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed by a duly authorized officer on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 7.04 Entire Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. This Agreement supersedes all prior arrangements and understandings between the parties, both written or oral with respect to its subject matter. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities.

Section 7.05 No Assignment. Neither party hereto may assign any of its rights or obligations hereunder to any other person, without the prior written consent of the other party hereto.

Section 7.06 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by prepaid registered or certified mail (return receipt requested), or sent by telecopy, addressed as follows:

(a)	If to Peoples, to:

Peoples Financial Services Corporation 82 Franklin Avenue PO Box A Hallstead, PA 18822

Attention:	Alan W. Dakey, President & Chief Executive Officer
Telecopy No.:	570-879-4372
Email:	AlanD@peoplesnatbank.com

With copy to:

Bybel Rutledge LLP
1017 Mumma Road, Suite 302
Lemoyne, PA 17043

Attention:	Nicholas Bybel, Jr., Esquire
Nicole S. Kaylor, Esquire
Telecopy No.:	717-731-8205
Email:	bybel@bybelrutledge.com
kaylor@bybelrutledge.com

(b)	If to Penseco, to:

Penseco Financial Services Corporation 150 North Washington Avenue Scranton, PA 18503

Attention:	Craig W. Best, President & Chief Executive Officer
Telecopy No.:	570-961-3738
Email:	C.Best@pennsecurity.com

With copy to:

Pepper Hamilton LLP Suite 400 301 Carnegie Center Princeton, NJ 08543

Attention:	Donald R. Readlinger, Esquire
Telecopy No.:	609-452-1148
Email:	readlingerd@pepperlaw.com

Section 7.07 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 7.08 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Agreement shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatures. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Agreement.

Section 7.09 Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

Section 7.10 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:		PEOPLES FINANCIAL SERVICES CORPORATION

/s/ Debra E. Dissinger		By:	/s/ Alan W. Dakey
Name:	Debra E. Dissinger	Name:	Alan W. Dakey
		Title:	President and Chief Executive Officer

ATTEST:		PENSECO FINANCIAL SERVICES CORPORATION

/s/ D. William Hume		By:	/s/ Craig W. Best
Name:	D. William Hume	Name:	Craig W. Best
		Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT 1

PENSECO LETTER AGREEMENT

June 28, 2013

Peoples Financial Services Corp.

82 Franklin Avenue

PO Box A

Hallstead, PA 18822

Ladies and Gentlemen:

Peoples Financial Services Corp. (“Peoples”) and Penseco Financial Services Corporation (“Penseco”) are entering into concurrently herewith an Agreement and Plan of Merger to be dated as of June 28, 2013 (the “Agreement”).

Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) Penseco will merge with and into Peoples, with Peoples surviving the merger (the “Merger”); and (b) shareholders of Penseco will receive shares of Peoples common stock in exchange for their shares of Penseco common stock owned on the closing date, plus cash in lieu of fractional share interests.

I understand that Peoples is requiring, as a condition to its execution and delivery to Penseco of the Agreement, that I execute and deliver to Peoples this Letter Agreement.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1. I agree to be present (in person or by proxy) at all meetings of shareholders of Penseco called to vote for approval of the Agreement and the transactions contemplated thereby, so that all shares of Penseco common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, but excluding any shares for which I act as a fiduciary, other than those which are held in individual retirement accounts for my own benefit (collectively, my “Covered Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings.

2. I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise sole voting power, and I will use my reasonable efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

3. I hereby revoke any and all previous proxies granted with respect to the Covered Shares and grant to the proxy holder designated by Peoples a proxy to vote the Covered Shares as indicated in paragraph 1 above, which proxy will be irrevocable and coupled with an interest, and I agree to take such further actions and execute such other instruments as may be necessary to effectuate the intent of this proxy, provided that this proxy will expire automatically and without further action upon termination of this Letter Agreement.

4. Through the earlier of (a) the receipt of the requisite approval of the Agreement and the transactions contemplated thereby by the shareholders of Penseco, and (b) termination of the Agreement in accordance with its terms, I agree not to offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

5. I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

6. Peoples recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

7. For three (3) years after the Effective Time (as defined in the Agreement), provided I am a member of the Peoples board of directors, I agree to vote or cause to be voted my Covered Shares for the nominees whom the board of directors of Peoples recommends for election to the board of directors of Peoples.

8. I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

9. Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore Peoples shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of Penseco, and no agreement contained in this Letter Agreement shall

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apply to me in my capacity as a director, officer or employee of Penseco or in any other fiduciary capacity, other than as a fiduciary of a trust of which I am a beneficiary. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of Penseco.

This Letter Agreement shall be effective upon acceptance by Peoples. Nothing herein shall be deemed to vest in Peoples any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of Penseco.

Except for paragraph 7, which shall survive for three (3) years after the Effective Time (as defined in the Agreement), this Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, and (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Peoples’ rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Witness:	Name

Number of pledged Covered Shares, if any

Accepted :

PEOPLES FINANCIAL SERVICES CORP.

By:
Alan W. Dakey
President and Chief Executive Officer

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EXHIBIT 2

PEOPLES LETTER AGREEMENT

June 28, 2013

Penseco Financial Services Corporation

150 North Washington Avenue

Scranton, PA 18503

Ladies and Gentlemen:

Peoples Financial Services Corp. (“Peoples”) and Penseco Financial Services Corporation (“Penseco”) are entering into concurrently herewith an Agreement and Plan of Merger to be dated as of June 28, 2013 (the “Agreement”).

Pursuant to the proposed Agreement, and subject to the terms and conditions set forth therein: (a) Penseco will merge with and into Peoples, with Peoples surviving the merger (the “Merger”); and (b) shareholders of Penseco will receive shares of Peoples common stock in exchange for their shares of Penseco common stock owned on the closing date plus cash in lieu of fractional share interests.

I understand that Penseco is requiring, as a condition to its execution and delivery to Peoples of the Agreement, that I execute and deliver to Penseco this Letter Agreement.

Intending to be legally bound hereby, I irrevocably agree and represent as follows:

1. I agree to be present (in person or by proxy) at all meetings of shareholders of Peoples called to vote for approval of the Agreement and the transactions contemplated thereby, so that all shares of Peoples common stock over which I have or exercise sole or shared voting power, including those held in a voting trust, individually or, to the extent of my proportionate interest, jointly with other persons, but excluding any shares for which I act as a fiduciary, other than those which are held in individual retirement accounts for my own benefit (collectively, my “Covered Shares”) will be counted for the purpose of determining the presence of a quorum at such meetings.

2. I agree to vote, or cause to be voted, (a) for approval and adoption of the Agreement and the transactions contemplated thereby, and (b) against any action that is intended, or could reasonably be expected to impede, interfere with, delay, postpone, or adversely affect the transaction contemplated in the Agreement, all Covered Shares over which I exercise sole voting power, and I will use my reasonable efforts to cause all Covered Shares over which I share voting power, including those held in a voting trust jointly with other persons, to be voted for in the same manner.

3. I hereby revoke any and all previous proxies granted with respect to the Covered Shares and grant to the proxy holder designated by Peoples a proxy to vote the Covered Shares as indicated in paragraph 1 above, which proxy will be irrevocable and coupled with an interest, and I agree to take such further actions and execute such other instruments as may be necessary to effectuate the intent of this proxy, provided that this proxy will expire automatically and without further action upon termination of this Letter Agreement.

4. Through the earlier of (a) the receipt of the requisite approval of the Agreement and the transactions contemplated thereby by the shareholders of Peoples, and (b) termination of the Agreement in accordance with its terms, I agree not to offer, sell, transfer or otherwise dispose of any Covered Shares; provided, however, that I may make a bona fide gift of shares or transfer of shares for estate planning or similar purposes prior to that date as long as the recipient agrees to vote such shares for approval and adoption of the Agreement and agrees, in writing, to be bound by all the terms hereof as if an original signatory hereto.

5. I hereby represent that I own of record or beneficially, good and valid title to the Covered Shares free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as expressly disclosed herein.

6. Penseco recognizes that, with respect to any Covered Shares which have been pledged to a third party (as specifically identified below), I may not be able to control the voting or disposition of such shares if contrary to the terms of such pledge, and that any act or failure to act on my part which is required by such pledge shall not be deemed a violation hereof.

7. For three (3) years after the Effective Time (as defined in the Agreement), provided I am a member of the Peoples board of directors, I agree to vote or cause to be voted my Covered Shares for the nominees whom the board of directors of Peoples recommends for election to the board of directors of Peoples.

8. I represent that I have the capacity to enter into this Letter Agreement and that it is a valid and binding obligation enforceable against me in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors’ rights and general equitable principles.

9. Irreparable damage would occur in the event any of the provisions of this Letter Agreement are not performed in accordance with the terms hereof, and therefore Penseco shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

The agreements contained in this Letter Agreement shall apply to me solely in my capacity as a shareholder of Peoples, and no agreement contained in this Letter Agreement shall apply to me in my capacity as a director, officer or employee of Peoples or in any other fiduciary

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capacity, other than as a fiduciary of a trust of which I am a beneficiary. In addition, nothing contained in this Letter Agreement shall be deemed to apply to, or limit in any manner, my obligations to comply with my fiduciary duties as an officer or director, as applicable, of Peoples.

This Letter Agreement shall be effective upon acceptance by Penseco. Nothing herein shall be deemed to vest in Penseco any direct or indirect ownership or incidence of ownership of or with respect to any shares of common stock of Peoples.

Except for paragraph 7, which shall survive for three (3) years after the Effective Time (as defined in the Agreement), this Letter Agreement shall terminate concurrently with, and be of no further force and effect concurrently with, and automatically upon the earlier to occur of (a) the consummation of the Merger, and (b) any termination of the Agreement in accordance with its terms, except that any such termination shall be without prejudice to Penseco’s rights arising out of any willful breach of any covenant or representation contained herein.

Very truly yours,

Witness:	[Name]

Number of pledged Covered Shares, if any

Accepted :

PENSECO FINANCIAL SERVICES CORPORATION

By:
Craig W. Best
President and Chief Executive Officer

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EXHIBIT 3

BANK PLAN OF MERGER

FORM OF

BANK PLAN OF MERGER

between

PENN SECURITY BANK AND TRUST COMPANY

and

PEOPLES NEIGHBORHOOD BANK

This Bank Plan of Merger (the “Bank Plan of Merger”) is made as of this             day of             , 2013, between Penn Security Bank and Trust Company, a Pennsylvania banking institution (“Penn Security”) and Peoples Neighborhood Bank, a Pennsylvania banking institution (“Peoples Bank”) (the two parties sometimes collectively referred to as the “Constituent Banks”).

WHEREAS, Penseco Financial Services Corporation, a Pennsylvania business corporation (“Penseco”), of which Penn Security is a wholly-owned subsidiary, and Peoples Financial Services Corp., a Pennsylvania business corporation (“Peoples,” and after the effective time of the merger contemplated by the Agreement, the “Surviving Corporation”), of which Peoples Bank is a wholly-owned subsidiary, have entered into an Agreement and Plan of Merger, dated as of June 28, 2013 (the “Agreement”), providing for, among other things, the execution of this Bank Plan of Merger and the merger of Penn Security with and into Peoples Bank, in accordance with the terms and conditions hereinafter set forth (the “Bank Merger”).

NOW, THEREFORE, the Constituent Banks, intending to be legally bound hereby, agree to effect the Bank Merger in accordance with the terms and conditions hereinafter set forth.

SECTION 1. GENERAL.

1.1 The Merger. At the Effective Time, as hereinafter defined, Penn Security shall be merged with and into Peoples Bank under the provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”); the separate existence of Penn Security shall cease; and Peoples Bank shall be the surviving bank and trust company (the “Surviving Bank”), in accordance with this Bank Plan of Merger. The “Effective Time” shall be such time, on such date, as the articles of merger providing for the Bank Merger are filed by the Pennsylvania Department of State, or at such time as may be specified in such articles of merger.

1.2. Name. The name of the Surviving Bank shall be “Peoples Security Bank and Trust Company” and the location of its principal office shall be 150 North Washington Avenue, Scranton, PA 18503.

1.3 Articles of Incorporation. At the Effective Time, the articles of incorporation of Peoples Bank shall be amended and restated as of the Effective Time as provided in Exhibit 1 attached hereto.

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1.4 Bylaws. At the Effective Time, the bylaws of Peoples Bank shall be amended and restated as of the Effective Time as provided in Exhibit 2 attached hereto.

1.5 Effect of Bank Merger. At the Effective Time, the Surviving Bank shall succeed, without further act or deed to all of the property, rights, powers, duties and obligations of the Constituent Banks in accordance with the Banking Code. Any claim existing or action pending by or against the Constituent Banks may be prosecuted to judgment as if the Bank Merger had not taken place, and the Surviving Bank may be substituted in its place.

1.6 Continuation in Business. The Surviving Bank shall continue in business with the assets and liabilities of each of the Constituent Banks. The Surviving Bank shall be a bank and trust company organized and having perpetual existence under the laws of the Commonwealth of Pennsylvania. Any branch offices of the Surviving Bank shall consist of Penn Security’s and Peoples Bank’s present branch offices and any other branch office or offices that the Constituent Banks may be authorized to have as of the Effective Time.

1.7 Directors. On the Effective Time the total number of persons serving on the board of directors of the Surviving Bank shall be fourteen (14) and shall be named in the Articles of Merger. Eight (8) of the fourteen (14) persons to serve initially on the board of directors of the Surviving Bank at the Effective Time shall be designated by Penn Security board of directors and six (6) of the fourteen (14) persons shall be designated by the Peoples Bank board of directors from among the current directors of Peoples Bank and Penn Security, respectively who meet the eligibility requirements for a director under the Surviving Bank bylaws as amended pursuant to Section 1.4 above. For three (3) years following the Effective Time, the board of directors of the Surviving Bank agrees to nominate and recommend to the sole shareholder for election, the nominees recommended by the board of directors of Surviving Corporation to be elected to the board of directors of the Surviving Corporation. It is intended that the Surviving Bank board of directors consist of the same members as the Surviving Corporation Board of Directors.

1.8 Officers. The officers of the Surviving Bank shall be:

President:	Craig W. Best

Secretary:	Debra E. Dissinger

Treasurer:	Scott A. Seacock

and shall serve as the officers of the Surviving Bank from and after the Effective Time and until such time as the Board of Directors of the Surviving Bank shall otherwise determine.

1.9 Employees. On the Effective Time, all persons who are employees of Constituent Banks shall become employees of the Surviving Bank. Notwithstanding the foregoing, the Board of Directors of the Surviving Bank shall have the right and responsibility to reorganize the workforce at the Surviving Bank and therefore make such changes in titles, reporting responsibilities and places of work as it deems necessary to establish an efficient operation, subject to the provisions of and in accordance with the Agreement.

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SECTION 2. CONVERSION OF SHARES.

The manner and basis of converting shares of common stock of the Constituent Banks shall be as follows:

2.1 Stock of Peoples Bank. The shares of common stock of Peoples Bank, $5.00 par value, issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of the Surviving Bank. From and after the Effective Time, each certificate that, prior to the Effective Time, represented shares of Peoples Bank shall evidence ownership of shares of the Surviving Bank on the basis set forth herein.

2.2 Stock of Penn Security. Each share of common stock, par value $10.00 per share, of Penn Security issued and outstanding immediately prior to the Effective Time shall, at the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder thereof, be cancelled and have no further effect.

2.3 Treasury Stock. Each share of common stock, par value $10.00 per share, of Penn Security held as a treasury share immediately prior to the Effective Time, if any, shall thereupon and without notice be canceled.

2.4 Dissenter’ Rights. Shareholders of the Constituent Banks shall be entitled to exercise the rights, if any, provided in Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988 with respect to this Bank Plan of Merger.

SECTION 3. MISCELLANEOUS.

3.1 Conditions. The obligations of Penn Security and Peoples Bank to effect the Bank Merger shall be subject to all of the terms and conditions contained in the Agreement and the consummation of the merger contemplated by the Agreement.

3.2 Termination and Amendment. This Bank Plan of Merger may be terminated or amended prior to the Effective Time in the manner and upon the conditions set forth in the Agreement. If the Agreement is terminated pursuant to the terms thereof, this Bank Plan of Merger shall terminate simultaneously, and the Bank Merger shall be abandoned without further action of the parties hereto.

3.3 Notices. Any notice or other communication required or permitted under this Bank Plan of Merger shall be given, and shall be effective, in accordance with the notice provisions of the Agreement.

3.4 Captions. The captions contained in this Bank Plan of Merger are for reference purposes only and are not part of this Bank Plan of Merger.

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3.5 Counterparts. This Bank Plan of Merger may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. This Bank Plan of Merger shall become binding when one or more counterparts hereof individually or taken together, shall bear the signature of all the persons reflected hereon as the signatures. A facsimile, electronic, or similar reproduction of a signature by one or any of the undersigned shall be treated as an execution in writing for purposes of the execution of this Bank Plan of Merger.

3.6 Severability. If any provision of this Bank Plan of Merger or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Bank Plan of Merger and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

3.7 Governing Law. This Bank Plan of Merger shall be governed by and construed in accordance with the domestic internal law (including the law of conflicts of law) of the Commonwealth of Pennsylvania.

[signature page immediately follows]

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IN WITNESS WHEREOF, this Bank Plan of Merger has been executed on the day and year first above mentioned.

ATTEST:	PENN SECURITY BANK AND TRUST COMPANY

By
Craig W. Best
President and Chief Executive Officer

ATTEST:	PEOPLES NEIGHBORHOOD BANK

By
Alan W. Dakey
President and Chief Executive Officer

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EXHIBIT 1

FORM OF AMENDED & RESTATED

ARTICLES OF INCORPORATION

OF

PEOPLES SECURITY BANK AND TRUST COMPANY

1. The name of the institution is Peoples Security Bank and Trust Company.

2. The location and post office address of the principal place of business is:

150 North Washington Avenue, Scranton, PA

3. The purposes for which the institution is incorporated are to receive deposits, make loans, cash checks, and transact generally any and all business permitted to a Pennsylvania state-chartered bank and trust company, as defined in the Pennsylvania Banking Code of 1965, as amended, and under any present or future laws of the Commonwealth of Pennsylvania.

4. The institution is to exist perpetually.

5. The authorized aggregate number of shares which the institution shall have authority to issue shall be 36,000 shares of common stock with a par value of $5.00 per share, and 20,000 shares of preferred stock with a par value of $5.00 per share; but said capital stock may be increased or decreased from time to time, in accordance with the provisions of the laws of the Commonwealth of Pennsylvania.

The Board of Directors of the institution is hereby expressly granted authority, subject to the provisions of this Article 5, to issue preferred stock, from time to time, in one or more series and to fix, from time to time the number of shares in each such series of such class and all designations, relative rights (including the right, to the extent permitted by law, to convert into shares of any class or into shares of any series of any class), preferences and limitations of the shares in each such series.

6. If the capital stock of the institution is increased by the sale of additional shares thereof, each shareholder shall be entitled to subscribe for such additional shares in proportion to the number of shares of said capital stock owned by him or her at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders’ meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized. The Board of Directors shall have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

If the capital stock of the institution is increased by a stock dividend, each shareholder shall be entitled to his proportionate amount of such increase in accordance with the number of shares of capital stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders’ meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.

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7. Cumulative voting rights shall not exist with respect to the election of directors of the Resulting Institution.

8. No merger, consolidation, liquidation or dissolution of the institution nor any action that would result in the sale or other disposition of all or substantially all of the assets of the institution shall be valid unless first approved by the affirmative vote as required by law.

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EXHIBIT 2

FORM OF BYLAWS

of

PEOPLES SECURITY BANK AND TRUST COMPANY

Article 1

BANK OFFICE

Section 1.1 The Bank shall have and continuously maintain in Pennsylvania a registered office.

Section 1.2 The Bank may also have branch offices at such other places as the Board of Directors may from time to time designate or the business of the Bank may require.

Article 2

SHAREHOLDERS’ MEETINGS

Section 2.1 All meetings of the shareholders shall be held within the Commonwealth of Pennsylvania at such time and place as may be fixed from time to time by the Board of Directors.

Section 2.2 The annual meeting of the shareholders shall be held at such time and place as may be set by the Board of Directors but not later than the thirtieth (30th) day of May in each year, when the shareholders shall elect directors to the Board of Directors and transact such other business as may properly be brought before the meeting.

Section 2.3 Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President, a majority of the Board of Directors, or by one (1) or more shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at the particular meeting. Such requests shall be addressed to the Secretary, shall be signed by the persons making the same, and shall state the purpose or purposes of the proposed meeting. Upon receipt of any such request, the Secretary shall fix the date of such meeting to be held not more than sixty (60) days after the receipt of the request and shall give due notice thereof. In the event of the Secretary’s failure within thirty (30) days after the receipt of the request to fix the date or give the notice, the person or persons making the request may issue the call.

Section 2.4 Written notice of all meetings other than adjourned meetings of shareholders, stating the place, date and hour, and, in case of special meetings of shareholders, the purpose thereof, shall be served upon, or mailed, postage prepaid, at least ten (10) days before such meeting, unless a greater period of notice is required by statute or by these Bylaws, to each shareholder entitled to vote thereat at such address as appears on the transfer books of the Bank.

Article 3

QUORUM OF SHAREHOLDERS

Section 3.1 The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter, and unless otherwise provided by statute the acts of such shareholders at a duly organized meeting shall be the acts of the shareholders. If, however, any meeting of shareholders cannot be organized because of lack of a quorum, those present, in person or by proxy, shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy. In the case of any meeting called for the election of directors, such meeting may be adjourned only for periods not exceeding fifteen (15) days as the holders of a majority of the shares present, in person or by proxy, shall direct, and those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors. At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

Article 4

VOTING RIGHTS

Section 4.1 Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders’ meeting, every shareholder entitled to vote thereat shall have the right to one (1) vote for every share having voting power standing in his name on the books of the Bank on the record date fixed for the meeting. No share shall be voted at any meeting if an installment is due and unpaid thereon.

Section 4.2 When a quorum is present at any meeting, the voice vote of the holders of a majority of the stock having voting power, present in person or by proxy, shall decide any question brought before such meeting except as provided differently by statute or by the Articles of Incorporation.

Section 4.3 Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

Article 5

PROXIES

Section 5.1 Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Every proxy shall be executed in writing by the shareholder or his duly authorized attorney in fact and filed with the Secretary of the Bank. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Bank. No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted after three (3) years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Bank.

Article 6

RECORD DATE

Section 6.1 The Board of Directors may fix a time, not more than ninety (90) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares. In such case, only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Bank after any record date fixed as aforesaid. The Board of Directors may close the books of the Bank against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten (10) days before closing thereof to each shareholder of record at the address appearing on the records of the Bank or supplied by him to the Bank for the purpose of notice. While the stock transfer books of the Bank are closed, no transfer of shares shall be made thereon. If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders’ meeting, transferees of shares which are transferred on the books of the Bank within ten (10) days preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

Article 7

VOTING LISTS

Section 7.1 The officer or agent having charge of the transfer books for shares of the Bank shall make, at least five (5) days before each meeting of shareholders, a complete alphabetical list of the shareholders entitled to vote at the meeting, with their addresses and the number of shares held by each, which list shall be kept on file at the registered office or principal place of business of the Bank and shall be subject to inspection by any shareholder during normal business hours and at the time and place of the meeting during the entire meeting. The original transfer books for shares of the Bank, or a duplicate thereof kept in this Commonwealth, shall be prima facie evidence as to who are the shareholders entitled to exercise the rights of a shareholder.

Article 8

JUDGES OF ELECTION

Section 8.1 In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election are not so appointed, the Chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting. The number of judges shall be one (1) or three (3). If appointed at a meeting on the request of one (1) or more shareholders or proxies, the majority of shares present in person or by proxy and entitled to vote shall determine whether one (1) or three (3) judges are to be appointed. No person who is a candidate for office shall act as a judge. The judges of election shall do all such acts as may be proper to conduct the election or vote, and such other duties as may be prescribed by statute, with fairness to all shareholders, and if requested by the Chairman of the meeting, or any shareholder or his proxy, shall make a written report of any matter determined by them and execute a certificate of any fact found by them. If there are three (3) judges of election, the decision, act or certificate of a majority shall be the decision, act or certificate of all.

Article 9

CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

Section 9.1 Any action required to be taken at a meeting of the shareholders, or of a class of shareholders, may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Bank.

Article 10

DIRECTORS

Section 10.1 Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than any candidate proposed by the Bank’s then existing Board of Directors) shall so notify the Secretary of the Bank in writing not less than sixty (60) days prior to the date of any meeting of shareholders called for the election of directors. Such notification shall contain the following information to the extent known by the notifying shareholder:

(a) the name and residence address of each proposed nominee;

(b) the age of each proposed nominee;

(c) the principal occupation of each proposed nominee;

(d) the number of shares of the Bank beneficially owned by each proposed nominee;

(e) the total number of shares that to the knowledge of the notifying shareholder will be voted for each proposed nominee;

(f) the name and residence address of the notifying shareholder;

(g) the number of shares of the Bank beneficially owned by the notifying shareholder;

(h) the name and registered address of any financial institution for which the proposed nominee is a duly-elected and qualified director and/or a principal executive officer;

(i) the amount of monies borrowed by the proposed nominee from any source or entity to finance the purchase of any shares of the Bank;

(j) the conviction of the proposed nominee of any felony crime and a complete explanation thereof; and,

(k) the description of any adjudication of bankruptcy of the proposed nominee or any general assignment made by the proposed nominee for benefit of creditors, or the description of any entity for which the proposed nominee is or has been an officer, director, partner or principal which is being or was reorganized in bankruptcy, adjudged bankrupt or made a general assignment for benefit of creditors within the last two (2) years.

Any nomination for director not made in accordance with this Section shall be disregarded by the Chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one (1) shareholder, if at least one (1) nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.

Section 10.2 The number of directors that shall constitute the whole Board of Directors shall be not less than five (5) nor more than twenty-five (25). Within the foregoing limits, the Board of Directors may from time to time fix the number of directors but may not increase the number of directors by more than two (2) in any one (1) year. Directors shall be elected by the shareholders for a term of three (3) years to coincide with their term on the Board of Directors of Peoples Financial Services Corp. Except as otherwise provided in Section 10.6, no person may serve as a director after the age of 73 years old.

Section 10.3 At the consummation of the merger (the “Effective Time”) of Penn Security Bank and Trust Company (“Penn Security”) with and into the Bank (the “Merger”), unless the Board of Directors of the Bank shall determine otherwise upon the approval of 80% of the directors of the entire Board of Directors, the total number of persons serving on the Board of Directors of the Bank shall be fourteen (14). Six (6) of the fourteen (14) persons to serve on the Board of Directors of the Bank shall be designated by the pre-Effective Time Bank Board of Directors and eight (8) of the fourteen (14) persons shall be designated by the former Penn Security Board of Directors each from among the former directors of the pre-Effective Time Bank and Penn Security, respectively, who meet the eligibility requirements for a director under the Bank bylaws. The directors from each the pre-Effective Time Bank and Penn Security shall be evenly distributed as close as possible among the three (3) classes, A, B, and C, of the Bank after the Effective Time with two (2) classes having five (5) directors and one (1) class having four (4) directors each to serve until their successors are duly elected and qualified in accordance with applicable law, the Articles of Incorporation, and the bylaws of the Bank. For three (3) years following the Effective Time, the board of directors agrees to nominate and recommend to the sole shareholder for election, the nominees recommended by the board of directors of Peoples Financial Services Corp. to be elected to the board of directors of Peoples Financial Services Corp. It is intended that the Board of Directors consist of the same members as the Peoples Financial Services Corp. Board of Directors.

Section 10.4 For three (3) years following the Effective Time, all committees of the Bank shall have prorata representation based upon the number of directors on the Board of Directors formerly of the pre-Effective Time Bank and Penn Security, unless the Board of Directors of the Bank shall determine otherwise upon the approval of 80% of the directors of the entire Board of Directors.

Section 10.5 The Board of Directors may declare vacant the office of a director if he is declared of unsound mind by an order of court or convicted of a felony or for any other proper cause, or if, within thirty 30) days after notice of election, he does not accept such office either in writing or by attending a meeting of the Board of Directors, or if he fails to attend four (4) regular meetings of the Board during a twelve (12) month period without having been excused by the Board.

Section 10.6 All Directors, upon reaching the mandatory retirement age of 73 years, shall be permitted to serve as a director for the remainder of their term after which they shall no longer be eligible to serve as a director. Notwithstanding the foregoing, each director appointed to the Bank’s Board of Directors in connection with the Merger and Section 10.3 hereof shall be eligible to stand for election to one additional three (3) year term, regardless of their age, unless the Board of Directors of the Bank shall determine otherwise upon the approval of 80% of the directors of the entire Board of Directors.

Section 10.7 The honor of Director Emeritus may be extended to those persons who have served as a director for many years and who have reached the mandatory retirement age for being a director of the Bank. This designation is determined by the Board of Directors and the criteria may be changed at any time. It is understood and resolved that this recognition is for the Bank only, and not Peoples Financial Services Corp.

Section 10.8 The Board of Directors may establish such advisory boards of the Bank as it deems necessary and proper. Members of advisory boards shall have no right to vote on any matters. Advisory boards and their members may only make recommendations to the Board of Directors and are solely advisory in function. The Board of Directors may fix a stated sum and expenses for attendance by advisory board members at any regular or special meeting of an advisory board. An advisory board member shall be considered a director for purposes of Article 24 (Indemnification of Directors) of these Bylaws only and shall not have responsibility or be subject to any liability imposed upon a director.

Article 11

VACANCIES ON BOARD OF DIRECTORS

Section 11.1 Vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office to which he was appointed.

Article 12

POWERS OF BOARD OF DIRECTORS

Section 12.1 The business and affairs of the Bank shall be managed by its Board of Directors, which may exercise all such powers of the Bank and do all such lawful acts and things as are not by statute or by the Articles of Conversion/Incorporation or by these Bylaws directed or required to be exercised and done by the shareholders.

Section 12.2 The Board of Directors shall have the power and authority to appoint an Executive Committee, Audit Committee and such other committees as may be deemed necessary by the Board of Directors for the efficient operation of the Bank.

Section 12.3 The Executive Committee shall consist of the Chairman of the Board, the Vice Chairman of the Board, if any, the President and not less than one (1) nor more than three (3) other directors (which other directors shall not be employees of the Bank or any of its affiliates). The Executive Committee shall meet at such times as may be fixed by the Board of Directors, or upon call of the Chairman of the Board or the President. A majority of the members of the Executive Committee shall constitute a quorum. The Executive Committee shall have and exercise the authority of the Board of Directors in the intervals between the meetings of the Board of Directors as far as may be permitted by law.

Section 12.4 The Audit Committee shall consist of not less than three (3) directors, none of whom shall be employees of the Bank or any of its affiliates. A majority of the members of the Audit Committee shall constitute a quorum. The Audit Committee shall effect its own organization. The Audit Committee, upon its own recommendation and with the approval of the Board of Directors, shall at least once in each year cause to be made by a Certified Public Accountant selected for the purpose, a complete audit of the books and affairs of the Bank. Upon completion of the audits, the Certified Public Accountant shall make a report thereof and its recommendations in accordance with the Department of Banking’s minimum acceptable requirements for directors’ audits to the Board of Directors or this Audit Committee or both.

Article 13

MEETINGS OF THE BOARD OF DIRECTORS

Section 13.1 An organization meeting may be held immediately following the annual shareholders’ meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of notice or consent signed by all of such directors.

Section 13.2 Regular meetings of the Board of Directors shall be held not less often than quarterly at a time and place determined by the Board of Directors at the preceding meeting. One (1) or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

Section 13.3 Special meetings of the Board of Directors may be called by the Chairman of the Board or the President on one (1) day’s notice to each director, either personally or by mail, email, telegram or telephone. Special meetings shall be called by the Chairman of the Board or the President in like manner and on like notice upon the written request of three (3) directors.

Section 13.4 At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Conversion/Incorporation or by these Bylaws. If a quorum shall not be present in person or by communications equipment at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or as permitted herein.

Article 14

INFORMAL ACTION BY THE BOARD OF DIRECTORS

Section 14.1 If all the directors shall severally or collectively consent in writing, including but not limited to, facsimile, email or similar media, to any action to be taken by the Bank, such action shall be as valid a corporate action as though it had been authorized at a meeting of the Board of Directors.

Article 15

COMPENSATION OF DIRECTORS

Section 15.1 Directors, as such, may receive a stated salary for their services or a fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing, as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Bank in any other capacity and receiving compensation therefore.

Article 16

OFFICERS

Section 16.1 The officers of the Bank shall be elected by the Board of Directors at its organization meeting and shall be a Chairman of the Board, a President, a Secretary, and a Treasurer. At its option, the Board of Directors may elect one (1) or more Vice Chairmen of the Board. The Board of Directors may also elect one (1) or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors. Any two (2) or more offices may be held by the same person except both the offices of President and of Treasurer.

Section 16.2 The compensation of all officers of the Bank specified by the Bylaws shall be fixed by the Board of Directors.

Section 16.3 The Board of Directors may remove any officer or agent elected or appointed, at any time and within the period, if any, for which such person was elected or employed whenever in the Board of Directors’ judgment it is in the best interests of the Bank, and all persons shall be elected and employed subject to the provisions thereof. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

Article 17

THE CHAIRMAN AND VICE CHAIRMEN OF THE BOARD

Section 17.1 The Chairman of the Board, who shall be a member of the Board of Directors, shall preside at all meetings of the shareholders and directors. He shall supervise the carrying out of the policies adopted or approved by the Board of Directors. He shall have general executive powers, as well as the specific powers conferred by these Bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

Section 17.2 The Vice Chairman of the Board, who shall be a member of the Board of Directors, or, if more than one (1), the Vice Chairmen in the order established by the Board of Directors, shall preside at meetings of the shareholders and directors as a result of the absence or incapacity of the Chairman of the Board. If there is no Chairman of the Board, the Vice Chairman designated by the Board of Directors shall have and exercise all powers conferred by these Bylaws or otherwise on the Chairman of the Board. The Vice Chairman or, if more than one (1), the Vice Chairmen designated by the Board of Directors shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him or them by the Board of Directors.

Article 18

THE PRESIDENT

Section 18.1 The President, who shall be a member of the Board of Directors, shall be chief executive officer of the Bank; shall have general and active management of the business of the Bank and shall see that all orders and resolutions of the Board of Directors are put into effect, subject, however, to the right of the Board of Directors to delegate any specific powers, except such as may be by the statute exclusively conferred on the President, to any other officer or officers of the Bank; and, shall perform such other duties as may be assigned to him by the Board of Directors or the Chairman of the

Board. In the absence or incapacity of the Chairman of the Board and Vice Chairman of the Board, the President shall preside at meetings of the shareholders and directors. If there is no Chairman of the Board or Vice Chairman of the Board, the President shall have and exercise all powers conferred by these Bylaws or otherwise on the Chairman of the Board.

Article 19

THE SECRETARY

Section 19.1 The Secretary shall attend all meetings of the Board of Directors and of the shareholders and keep accurate records thereof in one (1) or more minute books kept for that purpose, and shall perform the duties customarily performed by the secretary of a bank and such other duties as may be assigned to the Secretary by the Board of Directors or the President.

Article 20

THE TREASURER

Section 20.1 The Treasurer shall have the custody of the bank funds and securities exclusive of assets held by the Bank in a fiduciary capacity; shall keep full and accurate accounts of receipts and disbursements in books belonging to the Bank; and, shall perform such other duties as may be assigned to the Treasurer by the Board of Directors or the President.

Article 21

THE VICE PRESIDENT

Section 21.1 The Vice President or, if more than one (1), the Vice Presidents in the order established by the Board of Directors shall, in the absence or incapacity of the President, exercise all powers and perform the duties of the President. The Vice Presidents, respectively, shall also have such other authority and perform such other duties as may be provided in these Bylaws or as shall be determined by the Board of Directors or the President. Any Vice President may, in the discretion of the Board of Directors, be designated as “executive”, “senior”, or by departmental or functional classification.

Article 22

ASSISTANT OFFICERS

Section 22.1 Each assistant officer shall assist in the performance of the duties of the officer to whom he is assistant and shall perform such duties in the absence of the officer. He shall perform such additional duties as the Board of Directors, the President or the officer to whom he is assistant may from time to time assign him. Such officers may be given such functional titles as the Board of Directors shall from time to time determine.

Article 23

INDEMNIFICATION OF OFFICERS AND EMPLOYEES

Section 23.1 The Bank shall indemnify any officer and/or employee, or any former officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Bank) by reason of the fact that such person is or was an officer and/or employee of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 23.2 The Bank shall indemnify any officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with, any threatened, pending or completed action or suit by or in the right of the Bank to procure a judgment in its favor by reason of the fact that such person is or was at the request of the Bank a director, officer, and/or employee or agent of a corporation, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Bank and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the Bank.

Section 23.3 Except as may be otherwise ordered by a court, there shall be a presumption that any officer and/or employee is entitled to indemnification as provided in Sections 23.1 and 23.2 of this Article unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three (3) disinterested directors, then the holders of one-third of the outstanding shares of the Bank determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of the Bank. In such event the disinterested director(s) or, in the event of certification by shareholders, the Secretary of the Bank shall request of independent counsel, who may be the outside general counsel of the Bank, a written opinion as to whether or not the parties involved are entitled to indemnification under Sections 23.1 and 23.2 of this Article.

Section 23.4 Expenses incurred by an officer and/or employee in defending a civil or criminal action, suit or proceeding may be paid by the Bank in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided under Section 23.3 of this Article upon receipt of an undertaking by or on behalf of the officer and/or employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Bank.

Section 23.5 The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity while serving as an officer and/or employee and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an officer and/or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 23.6 The Bank may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under this Article.

Section 23.7 The Bank shall have the power to purchase and maintain insurance on behalf of any person who is or was an officer and/or employee of the Bank, or is or was serving at the request of the Bank as a director, officer, employee and/or agent of a corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Bank would have the power to indemnify him against such liability under the provisions of this Article.

Section 23.8 Indemnification under this Article shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article 24

INDEMNIFICATION OF DIRECTORS

Section 24.1 A director of this Bank shall stand in a fiduciary relation to the Bank and shall perform his duties as a director, including his duties as a member of any committee of the Board of Directors upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the Bank, and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

(a) One (1) or more officers or employees of the Bank whom the director reasonably believes to be reliable and competent in the matters presented.

(b) Counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person.

(c) A committee of the Board of Directors upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

Section 24.2 In discharging the duties of their respective positions, the Board of Directors, committees of the Board of Directors, and individual directors may, in considering the best interests of the Bank, consider the effects of any action upon employees, upon suppliers and customers of the Bank, and upon communities in which offices or other establishments of the Bank are located, and all other pertinent factors. The consideration of those factors shall not constitute a violation of Section 24.1.

Section 24.3 Absent a breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director or any failure to take any action shall be presumed to be in the best interests of the Bank.

Section 24.4 A director of this Bank shall not be personally liable for monetary damages as such for any action taken or for any failure to take any action, unless:

(a) the director has breached or failed to perform the duties of his office under the provisions of Sections 24.1 and 24.2, and

(b) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

Section 24.5 The provisions of Section 24.4 shall not apply to:

(a) the responsibility or liability of a director pursuant to a criminal statute, or

(b) the liability of a director for the payment of taxes pursuant to local, state or federal law.

Section 24.6 The Bank shall indemnify any director, or any former director, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Bank) by reason of the fact that such person is or was a director of the Bank, or is or was serving at the request of the Bank as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Bank, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Section 24.7 The Bank shall indemnify any director, who was or is a party to, or is threatened to be made a party to, or who is called as a witness in connection with, any threatened, pending or completed action or suit by or in the right of the Bank to procure a judgment in its favor by reason of the fact that such person is or was at the request of the Bank a director, officer and/or employee or agent of a corporation, partnership, joint venture, trust or other enterprise, against amounts paid in settlement and expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Bank and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the Bank.

Section 24.8 Except as may be otherwise ordered by a court, there shall be a presumption that any director is entitled to indemnification as provided in Sections 24.6 and 24.7 of this Article unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three (3) disinterested directors, then the holders of one-third of the outstanding shares of the Bank determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of the Bank. In such event the disinterested director(s) or, in the event of certification by shareholders, the Secretary of the Bank shall request of independent counsel, who may be the outside general counsel of the Bank, a written opinion as to whether or not the parties involved are entitled to indemnification under Sections 24.6 and 24.7 of this Article.

Section 24.9 Expenses incurred by a director in defending a civil or criminal action, suit or proceeding may be paid by the Bank in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided under Section 24.8 of this Article upon receipt of an undertaking by or on behalf of the director to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Bank as authorized in this Article.

Section 24.10 The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity while serving as a director and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 24.11 The Bank may create a fund of any nature, which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations arising under this Article.

Section 24.12 The Bank shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, or is or was serving at the request of the Bank as a director, officer, employee or agent of a corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Bank would have the power to indemnify him against such liability under the provisions of this Article.

Section 24.13 Indemnification under this Article shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article 25

SHARE CERTIFICATES

Section 25.1 The share certificates of the Bank shall be numbered and registered in a share register as they are issued; shall bear the name of the registered holder, the number and class of shares represented thereby, the par value of each share or a statement that such shares are without par value, as the case may be; shall include a statement that the institution is incorporated under the laws of this Commonwealth; shall be signed by the President or a Vice President and the Secretary or the Treasurer, or any other person properly authorized by the Board of Directors; and, shall bear the corporate seal, which seal may be a facsimile engraved or printed. Where the certificate is signed by a transfer agent or a registrar, the signature of any authorized officer on such certificate may be a facsimile engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Bank with the same effect as if the officer had not ceased to be such at the date of its issue.

Article 26

TRANSFER OF SHARES

Section 26.1 Upon surrender to the Bank of a share certificate duly endorsed by the person named in the certificate or by attorney duly appointed in writing and accompanied where necessary by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate canceled and the transfer recorded upon the share register of the Bank. No transfer shall be made if it would be inconsistent with the provisions of Article 8 of the Pennsylvania Uniform Commercial Code.

Article 27

LOST CERTIFICATES

Section 27.1 Where a shareholder of the Bank alleges the loss, theft or destruction of one (1) or more certificates for shares of the Bank and requests the issuance of a substitute certificate therefor, the Secretary or the Treasurer may direct a new certificate of the same tenor and for the same number of shares to be issued to such person upon such person’s making of an affidavit in form satisfactory to the Secretary or the Treasurer setting forth the facts in connection therewith, provided that prior to the receipt of such request the Bank shall not have either registered a transfer of such certificate or received notice that such certificate has been acquired by a bona fide purchaser. When authorizing such issue of a new certificate, the Secretary or the Treasurer may, in his discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his heirs or legal representatives, as the case may be, to advertise the same in such manner as it shall require and/or give the Bank a bond in such form and with surety or sureties, with fixed or open penalty, as shall be satisfactory to the Secretary or the Treasurer, as indemnity for any liability or expense which it may incur by reason of the original certificate remaining outstanding.

Article 28

DIVIDENDS

Section 28.1 The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Bank in cash, property or shares of the Bank, as long as any dividend shall not be in violation of law or the Articles of Incorporation.

Section 28.2 Before payment of any dividend, there may be set aside out of any funds of the Bank available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Bank, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Bank, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

Article 29

FINANCIAL REPORT TO SHAREHOLDERS

Section 29.1 The President and the Treasurer, with other officers as deemed appropriate, shall present at each annual meeting of the shareholders a full and complete statement of the business and affairs of the Bank for the preceding year.

Article 30

INSTRUMENTS

Section 30.1 All checks or demands for money and notes of the Bank shall be signed by such officer or officers or such other persons as the President or the Board of Directors may from time to time designate.

Section 30.2 All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments and documents may be signed, executed, acknowledged, verified, delivered or accepted, on behalf of the Bank by the President or other persons as may be designated by them.

Article 31

FISCAL YEAR

Section 31.1 The fiscal year of the Bank shall be the calendar year.

Article 32

SEAL

Section 32.1 The corporate seal shall have inscribed thereon the name of the Bank, the year of its organization, and the words “Corporate Seal, Pennsylvania”. Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any manner reproduced.

Article 33

NOTICES AND WAIVERS THEREOF

Section 33.1 Whenever, under the provisions of applicable law or of the Articles of Conversion/Incorporation or of these Bylaws, written notice is required to be given to any person, it may be given to such person either personally, or by mail, facsimile, email or similar means of communication. If the notice is sent by mail, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail. Such notice shall specify the place, day and hour of the meeting, and, in the case of a special meeting of shareholders, the general nature of the business to be transacted.

Section 33.2 Any written notice required to be given to any person may be waived in writing signed by the person entitled to such notice whether before or after the time stated therein. Attendance of any person entitled to notice, whether in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where any person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened. Where written notice is required of any meeting, the waiver thereof must specify the purpose only if it is for a special meeting of shareholders.

Article 34

AMENDMENTS

Section 34.1 These Bylaws may be altered, amended or repealed by (a) the affirmative vote of the holders of at least a majority of the outstanding shares of common stock at any regular or special meeting duly convened after notice to the shareholders of that purpose, or (b) by a majority vote of the members of the Board of Directors at any regular or special meeting thereof duly convened after notice to the directors of that purpose (except Article 10 of these bylaws which for three (3) years following the Effective Time require the affirmative vote of eighty percent (80%) or more of the members of the Board of Directors, at any regular or special meeting thereof duly convened after notice to the directors of that purpose and except the directors shall not make or alter any bylaws fixing their qualification, classification or term of office), subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the holders of a majority of the outstanding shares of common stock.

Article 35

EMERGENCIES

Section 35.1 The Board of Directors may adopt emergency Bylaws, subject to repeal or change by action of the shareholders, which shall, notwithstanding any different provisions of law, of the Articles of Incorporation or of these Bylaws, be effective during any emergency resulting from an attack on the United States, a nuclear disaster or another catastrophe as a result of which a quorum of the Board of Directors cannot readily be assembled. The emergency Bylaws may make any provision that may be appropriate for the circumstances of the emergency including procedures for calling meetings of the Board of Directors, quorum requirements for meetings, and procedures for designating additional or substitute directors.

Section 35.2 The Board of Directors, either before or during any emergency, may provide, and from time to time modify, lines of succession in the event that during the emergency any or all officers or agents of the Bank shall for any reason be rendered incapable of discharging their duties and may, effective in the emergency, change the head offices or designate several alternative head offices or regional offices of the Bank or authorize the officers to do so.

Section 35.3 A representative of the Bank acting in accordance with any emergency Bylaws shall not be liable except for willful misconduct and shall not be liable for any action taken by him in good faith in an emergency in furtherance of the ordinary business affairs of the Bank even though not authorized by the emergency or other Bylaws then in effect.

Section 35.4 To the extent not inconsistent with any emergency Bylaws so adopted, the Bylaws of the Bank shall remain in effect during any emergency and, upon its termination, the emergency Bylaws shall cease to be effective.

Section 35.5 In the event of any emergency declared by governmental authorities, the result of a regional or national disaster and of such severity as to prevent the normal conduct and management of the affairs of this Bank by its directors and officers as contemplated by these Bylaws, any three (3) available directors shall constitute the Executive Committee to exercise the full authority of that committee until such time as a duly elected Board of Directors can again assume full responsibility and control of the Bank. Notice of any meeting of the Executive Committee or the Board of Directors during an emergency shall be given only to those directors to whom it is feasible to reach at the time and by such means as are feasible at the time, including publication, radio or television.

Article 36

INSPECTION

Section 36.1 A copy of the Bylaws, with all amendments thereto, shall at all times be kept in a convenient place at the main office of the Bank, and shall be open for inspection to all shareholders during banking hours.

EXHIBIT 4

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

PEOPLES FINANCIAL SERVICES CORP.

(A PENNSYLVANIA CORPORATION)

1. The name of the corporation is PEOPLES FINANCIAL SERVICES CORP.

2. The registered address of the corporation is 50 Main Street, Hallstead, Susquehanna County, PA 18822.

3. The corporation was incorporated on February 6, 1986 under the provisions of the Business Corporation Law of the Commonwealth of Pennsylvania, Act of May 5, 1933, as amended (the “Pennsylvania Business Corporation Law”).

4. The aggregate number of shares of common stock which the corporation shall have authority to issue is Twenty-Five Million (25,000,000) shares, $2.00 par value.

5. The term of the corporation’s existence is perpetual.

6. [Intentionally Omitted]

7. Except as set forth below, the affirmative vote of shareholders entitled to cast at least 75% of the votes which all shareholders of this corporation are entitled to cast shall be required to approve any of the following transactions:

(i) any merger or consolidation of this corporation with or into any other corporation;

(ii) any share exchange in which a corporation, person or entity acquires the issued or outstanding shares of capital stock of this corporation pursuant to a vote of shareholders;

(iii) any sale, lease, exchange or other transfer of all, or substantially all, of the assets of this corporation to any other corporation, person or entity;

(iv) any complete liquidation or dissolution of this corporation; or

(v) any transaction similar to, or having similar effect as, any of the foregoing transactions.

The Board of Directors of this corporation shall have the power and duty to determine, on the basis of information known to the Board, if any transaction is similar to, or has a similar effect as, any of the transactions identified above in this Article 7. Any such determinations shall be conclusive and binding for all purposes of this Article 7.

The provisions of this Article 7 shall not apply to any transaction which is approved in advance at a meeting of the Board duly called and held for such specific purpose, but only if such transaction is approved at such meeting by at least 66-2/3% of the members of the entire Board. If such Board approval is obtained, then the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders of this corporation are entitled to cast shall be required to approve any such transaction. An affirmative vote as provided in this Article 7 shall be in addition to the vote of shareholders otherwise required by law.

The provisions of this Article 7 may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (a) the affirmative vote of shareholders entitled to cast at least 75% of the votes which all shareholders of this corporation are entitled to cast or (b) the affirmative vote of at least 66-2/3% of the members of the Board of Directors of this corporation and the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders of this corporation are entitled to cast.

8. Cumulative voting rights shall not exist with respect to the election of directors.

9. (a) The Board of Directors of this corporation, when evaluating any offer of another party to (i) make a tender or exchange offer for any equity security of this corporation, (ii) merge or consolidate this corporation with another corporation, (iii) purchase or otherwise acquire all or substantially all of the properties and assets of this corporation or (iv) engage in any transaction similar to, or having similar effects as, any of the foregoing transactions, shall, in connection with the exercise of its judgment in determining what is in the best interests of this corporation and its shareholders, give due consideration to all relevant factors, including without limitation the social and economic effects of the proposed transaction on the depositors, employees, suppliers, customers and other constituents of this corporation and its subsidiaries and on the communities in which this corporation and its subsidiaries operate or are located, the business reputation of the other party, and the Board of Directors’ evaluation of the then value of this corporation in a freely negotiated sale and of the future prospects of this corporation as an independent entity.

(b) The provisions of this Article 9 may not be repealed, altered or amended, in any respect whatsoever, unless such repeal, alteration or amendment is approved by either (i) the affirmative vote of shareholders entitled to cast at least 75% of the votes which all shareholders of this corporation are entitled to cast or (ii) the affirmative vote of at least 66-2/3% of the members of the Board of Directors of this corporation and the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders of this corporation are entitled to cast.

10. The total number of shares of preferred stock that the corporation shall have authority to issue is 500,000 shares, without par value. The preferred stock may be issued from time to time as a class without series, or if so determined by the Board of Directors of the corporation, either in whole or in part in one or more series. There is hereby expressly granted to and vested in the Board of Directors of the corporation authority to fix and determine (except as fixed and determined herein), by resolution, the voting powers, fully or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including specifically, but not limited to, the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock (or the entire class of preferred stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. Prior to the issuance of any shares of preferred stock, a statement setting forth a copy of each such resolution or resolutions and the number of shares of preferred stock of each such class or series shall be executed and filed in accordance with the Pennsylvania Business Corporation Law. Unless otherwise provided in any such resolution or resolutions, the number of shares of capital stock of any such class or series so set forth in such resolution or resolutions may thereafter be increased or decreased (but not below the number of shares then outstanding), by a statement likewise executed and filed setting forth a statement that a specified increase or decrease therein had been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors of the corporation. In case the number of such shares shall be decreased, the number of shares so specified in the statement shall resume the status they had prior to the adoption of the first resolution or resolutions.

11. Any or all classes or series of shares of capital stock of the Corporation, or any part thereof, may be represented by uncertificated shares, as provided under the Pennsylvania Business Corporation Law, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth or stated on certificates. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares of the same class and series shall be identical.

EXHIBIT 5

AMENDED AND RESTATED BYLAWS

BYLAWS OF

PEOPLES FINANCIAL SERVICES CORP.

AMENDED AND RESTATED (EFFECTIVE ____________, 2013)

ARTICLE 1

CORPORATION OFFICE

Section 1.1. The Corporation shall have and continuously maintain in Pennsylvania a registered office which may, but need not, be the same as its place of business and at an address to be designated from time to time by the Board of Directors.

Section 1 .2. The Corporation may also have offices at such other places as the Board of Directors may from time to time designate or the business of the Corporation may require.

ARTICLE 2

SHAREHOLDERS’ MEETINGS

Section 2.1. All meetings of the shareholders shall be held at such time and place as may be fixed from time to time by the Board of Directors.

Section 2.2. The annual meeting of the shareholders shall be held no later than the thirtieth (30th) day of May in each year, when they shall select a Board of Directors and transact such other business as may properly be brought before the meeting, on such date and at such time as the Board of Directors shall determine.

Section 2.3. Special meetings of the shareholders may be called at any time by the chairman of the Board, the President, a majority of the Board of Directors or of its Executive Committee. At any time, upon written request of any person or persons who have duly called a special meeting, it shall be the duty of the secretary to fix the date of the meeting, to be held not more than sixty (60) days after the receipt of the request and to give due notice thereof. If the secretary shall neglect or refuse to fix the date of the meeting and give notice thereof, the person or persons calling the meeting may do so.

Section 2.4. Written notice of all meetings, other than adjourned meetings of shareholders, stating the place, date and hour, and, in case of special meetings of shareholders, the purpose thereof, shall be served upon, or mailed, postage prepaid, or telegraphed, charges prepaid, at least ten days before such meeting, unless a greater period of notice is required by statute or by these Bylaws, to each shareholder entitled to vote thereat at such address as appears on the transfer books of the Corporation.

Section 2.5. The officer presiding over a shareholders’ meeting shall have any and all powers and authority necessary, in such officer’s sole discretion, to conduct an orderly meeting, preserve order and determine any and all procedural matters. The officer presiding over a shareholders’ meeting may also establish such rules and regulations for the conduct of the meeting as such officer may deem to be reasonably necessary or desirable for the orderly and expeditious conduct of the meeting, including the ability to impose reasonable limits on the amount of time at the meeting taken up in remarks by any one shareholder or group of shareholders. In addition, until the business to be completed at a meeting of shareholders is completed, the officer presiding over the shareholders’ meeting is expressly authorized to temporarily adjourn and postpone the meeting from time to time subject to any limitations for adjournment specified elsewhere in these bylaws.

Section 2.6.

(a) Except as otherwise provided by law or in these bylaws, or except as permitted by the presiding officer of the meeting in the exercise of such officer’s sole discretion in any specific instance, the business which shall be voted upon or discussed at any annual or special meeting of the shareholders shall (i) have been specified in the written notice of the meeting (or any supplement thereto) given by the Corporation, (ii) be brought before the meeting at the direction of the Board of Directors, or (iii) in the case of an annual meeting of shareholders, have been specified in a written notice given to the Corporation by or on behalf of any shareholder who shall have been a shareholder of record on the record date for such meeting and who shall continue to be entitled to vote thereat (the “Shareholder Notice”), in accordance with all of the requirements set forth below.

(b) Each Shareholder Notice must be delivered to, or mailed and received at, the principal executive offices of the Corporation addressed to the attention of the President or Secretary (i) in the case of an annual meeting that is called for a date that is within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than sixty (60) days nor more than ninety (90) days prior to such anniversary date, provided, that a proposal submitted by a shareholder for inclusion in the Corporation’s proxy statement for an annual meeting which is appropriate for inclusion therein and otherwise complies with Securities Exchange Act of 1934 Rule 14a-8 (including timeliness), or any successor rule, shall be deemed to have also been submitted timely pursuant to these by laws and (ii) in the case of an annual meeting that is called for a date that is not within thirty (30) days before or after the anniversary date of the immediately preceding annual meeting, or in the case of a special meeting, not later than the close of business on the fifth (5th) day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure of the meeting date (which shall include disclosure of the meeting date given to a national securities exchange or the Financial Industry Regulatory Authority) was made. Each such Shareholder Notice must set forth (i) the name and address of the shareholder who intends to bring the business before the meeting (“Proposing Shareholder”); (ii) the name and address of the beneficial owner, if different than the Proposing Shareholder, or any of the shares of the Corporation which are owned of record and beneficially by the Proposing Shareholder and the number which are owned beneficially by any beneficial owner; (iii) any interest (other than an interest solely as a shareholder) which the Proposing Shareholder or a beneficial owner has in the business being proposed by the Proposing Shareholder; (iv) a description of all arrangements and understandings between the Proposing Shareholder and any beneficial owner and any other person or persons (naming such person or persons) pursuant to which the proposal in the Shareholder Notice is being made; (v) a description of the business which the Proposing Shareholder seeks to bring before the meeting, the reason for doing so and, if a specific action is to be proposed, the text of the resolution or resolutions which the Proposing Shareholder proposes that the Corporation adopt; and (vi) a representation that the Proposing Shareholder is at the time of giving the Shareholder Notice, was or will be on the record date for the meeting, and will be on the meeting date a holder of record of shares of the Corporation entitled to vote at such meeting, and intends to appear in person or by proxy at the meeting to bring the business specified in the Shareholder Notice before the meeting. The presiding officer of the meeting may, in such officer’s sole discretion, refuse to acknowledge any business proposed by a shareholder which the presiding officer determines is not made in compliance with the foregoing procedure.

ARTICLE 3

QUORUM OF SHAREHOLDERS

Section 3.1. The presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter shall constitute a quorum for purposes of considering such matter, and unless otherwise provided by statute the acts of such shareholders at a duly organized meeting shall be the acts of the shareholders. If, however, any meeting of shareholders cannot be organized because of lack of a quorum, those present, in person or by proxy, shall have the power, except as otherwise provided by statute, to adjourn the meeting to such time and place as they may determine, without notice other than an announcement at the meeting, until the requisite number of shareholders for a quorum shall be present, in person or by proxy, except that in the case of any meeting called for the election of directors such meeting may be adjourned only for periods not exceeding fifteen (15) days as the holders, present in person or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall direct, and those who attend the second of such adjourned meetings, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors. At any adjourned meeting at which a quorum shall be present or so represented, any business may be transacted which might have been transacted at the original meeting if a quorum had been present. The shareholders present, in person or by proxy, at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum.

ARTICLE 4

VOTING RIGHTS

Section 4.1. Except as may be otherwise provided by statute or by the Articles of Incorporation, at every shareholders’ meeting, every shareholder entitled to vote thereat shall have the right to one vote for every share having voting power standing in his name on the books of the Corporation on the record dated fixed for the meeting. No share shall be voted at any meeting if any installment is due and unpaid thereon.

Section 4.2. When a quorum is present at any meeting, the vote of the holders, present in person or by proxy, of shares entitled to cast at least a majority of the votes which all shareholders are entitled to cast, shall decide any question brought before such meeting except as may be otherwise provided by statute or by the Articles of Incorporation.

Section 4.3. Upon demand made by a shareholder entitled to vote at any election for directors before the voting begins, the election shall be by ballot.

ARTICLE 5

PROXIES

Section 5.1. Every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Every proxy shall be executed in writing by the shareholder or his duly authorized attorney-in-fact and filed with the Secretary of the Corporation. A proxy, unless coupled with an interest, shall be revocable at will, notwithstanding any other agreement or any provision in the proxy to the contrary, but the revocation of a proxy shall not be effective until notice thereof has been given to the Secretary of the Corporation. No unrevoked proxy shall be valid after eleven (11) months from the date of its execution, unless a longer time is expressly provided therein, but in no event shall a proxy, unless coupled with an interest, be voted after three (3) years from the date of its execution. A proxy shall not be revoked by the death or incapacity of the maker, unless before the vote is counted or the authority is exercised, written notice of such death or incapacity is given to the Secretary of the Corporation.

ARTICLE 6

RECORD DATE

Section 6.1. The Board of Directors may fix a time, not more than ninety (90) days prior to the date of any meeting of shareholders, or the date fixed for the payment of any dividend or distribution, or the date for the allotment of rights, or the date when any change or conversion or exchange of shares will be made or go into effect, as a record date for the determination of the shareholders entitled to notice of, and to vote at, any such meeting, or entitled to receive payment of any such dividend or distribution, or to receive any such allotment of rights, or to exercise the rights in respect to any such change, conversion or exchange of shares. In such case, only such shareholders as shall be shareholders of record on the date so fixed shall be entitled to notice of, or to vote at, such meeting or to receive payment of such dividend or to receive such allotment of rights or to exercise such rights, as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any record date fixed as aforesaid. The Board of Directors may close the books of the Corporation against transfers of shares during the whole or any part of such period, and in such case written or printed notice thereof shall be mailed at least ten days before closing thereof to each shareholder of record at the address appearing on the records of the Corporation or supplied by him to the Corporation for the purpose of notice. While the stock transfer books of the Corporation are closed, no transfer of shares shall be made thereon. If no record date is fixed by the Board of Directors for the determination of shareholders entitled to receive notice of, and vote at, a shareholders’ meeting, transferees of shares which are transferred on the books of the Corporation within ten (10) days next preceding the date of such meeting shall not be entitled to notice of or to vote at such meeting.

ARTICLE 7

VOTING LISTS

Section 7.1. The officer or agent having charge of the transfer books for shares of the Corporation shall make, at least five (5) days before each meeting of shareholders, a complete alphabetical list of the shareholders entitled to vote at the meeting, with their addresses and the number of shares held by each, which list shall be kept on file at the registered office or principal place of business of the Corporation and shall be subject to inspection by any shareholder during the entire meeting. The original transfer books for shares of the Corporation, or a duplicate thereof kept in this Commonwealth, shall be prima facie evidence as to who are the shareholders entitled to exercise the rights of a shareholder.

ARTICLE 8

JUDGES OF ELECTION

Section 8.1. In advance of any meeting of shareholders, the Board of Directors may appoint judges of election, who need not be shareholders, to act at such meeting or any adjournment thereof. If judges of election are not so appointed, the Chairman of any such meeting may, and on the request of any shareholder or his proxy shall, make such appointment at the meeting. The number of judges shall be one or three. If appointed at a meeting on the request of one or more shareholders or proxies, the holders of shares, present in person or by proxy, entitled to cast at least nine (9) votes which all shareholders are entitled to cast shall determine whether one (1) or three (3) judges are to be appointed. No person who is a candidate for office shall act as a judge. The judges of election shall do all such acts as may be proper to conduct the election or vote, and such other duties as may be prescribed by statute, with fairness to all shareholders, and if requested by the Chairman of the meeting or any shareholder or his proxy, shall make a written report of any matter determined by them and execute a certificate of any fact found by them. If there are three (3) judges of election, the decision, act or certificate of a majority shall be the decision, act or certificate of all.

ARTICLE 9

CONSENT OF SHAREHOLDERS IN LIEU OF MEETING

Section 9.1. Any action required to be taken at a meeting of shareholders, or of a class of shareholders, may be taken without a meeting, if a consent or consents in writing setting forth the action so taken shall be signed by all of the shareholders who would be entitled to vote at a meeting for such purpose and shall be filed with the Secretary of the Corporation.

ARTICLE 10

DIRECTORS

Section 10.1. Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than any candidate proposed by the Corporation’s then existing Board of Directors) shall so notify the Secretary of the Corporation in accordance with Section 2.6(b). Such notification, in addition to complying with the requirements of Section 2.6(b), shall contain the following information to the extent known by the notifying shareholder:

(a) the name and address of each proposed nominee;

(b) the age of each proposed nominee;

(c) the principal occupation of each proposed nominee;

(d) the number of shares of the Corporation owned by each proposed nominee;

(e) the total number of shares, to the knowledge of the notifying shareholder, which will be voted for each proposed nominee;

(f) the name and residence address of the notifying shareholder; and

(g) the number of shares of the Corporation owned by the notifying shareholder.

Any nomination for director not made in accordance with this section shall be disregarded by the chairman of the meeting, and votes cast for each such nominee shall be disregarded by the judges of election. In the event that the same person is nominated by more than one shareholder, if at least one nomination for such person complies with this Section, the nomination shall be honored and all votes cast for such nominee shall be counted.

Section 10.2. The number of directors that shall constitute the whole Board of Directors shall be not less than five (5) nor more than twenty-five (25). The Board of Directors shall be classified into three (3) classes, each class to be as nearly equal in number as possible and each class to be elected for a term of three (3) years. The terms of the respective classes shall expire in successive years. Each class shall be elected in a separate election. At each annual meeting of shareholders thereafter, successors to the class of directors whose term shall then expire shall be elected to hold office for a term of three (3) years, so that the term of office of one class of directors shall expire in each year. Within the foregoing limits, the Board of Directors may from time to time fix the number of directors and their respective classifications. Except as otherwise provided in Section 10.6, no person may serve as a director after the age of 73 years old.

Section 10.3.

(a) At the consummation of the merger (the “Effective Time”) of Penseco Financial Services Corporation (“Penseco”) with and into the Corporation (the “Merger”), the total number of persons serving on the board of directors of the Corporation shall be fourteen (14). Six (6) of the fourteen (14) persons to serve initially on the board of directors of the Corporation at the Effective Time shall be selected by Peoples board of directors and eight (8) of the fourteen (14) persons shall be selected by the Penseco board of directors from among the current directors of Peoples and Penseco, respectively, who, except for executive officers, are independent directors, as provided in the NASDAQ Stock Market Marketplace Rules and who meet the eligibility requirements for a director under the Corporations’s bylaws. The directors from each Peoples and Penseco shall be evenly distributed as close as possible among the three (3) classes, A, B, and C, of the Corporation after the Effective Time with two (2) classes having five (5) directors and one (1) class having four (4) directors each to serve until their successors are duly elected and qualified in accordance with applicable law, the articles of incorporation, and the bylaws of the Corporation.

(b) For three (3) years immediately after the Effective Time, unless the board of directors of the Corporation shall determine otherwise upon the approval of at least 80% of the board of directors of the Corporation, director nominees shall be selected, or recommended for the board of directors’ selection, by a nominating committee comprised solely of independent directors (the “Nominating Committee”), and more particularly as follows. With respect to any directorship held by an incumbent Continuing Peoples Director whose term is expiring at any such meeting, a subcommittee of the Nominations Committee comprised solely of Continuing Peoples Directors shall select, or recommend for the board’s selection, a director nominee who, except for executive officers, is an independent director as provided in the NASDAQ Stock Market Marketplace Rules and who meets the requirements for a director under the Corporation’s bylaws for election or reelection to such directorship. A “Continuing Peoples Director” shall mean any member of the board of directors of the Corporation who was a director of Peoples immediately prior to the Effective Time, or any other member of the board of directors of the Corporation who was nominated in accordance with the preceding sentence. With respect to any directorship held by an incumbent Continuing Penseco Director whose term is expiring at any such meeting, a subcommittee of the Nominations Committee comprised solely of Continuing Penseco Directors shall select, or recommend for the board’s selection, a director nominee who, except for executive officers, is an independent director as provided in the NASDAQ Stock Market Marketplace Rules and who meets the requirements for a director under the Corporation’s bylaws above for election or reelection to such directorship. A “Continuing Penseco Director” shall mean any member of the board of directors of the Surviving Corporation who was a director of Penseco immediately prior to the Effective Time, or any other member of the board of directors of the Corporation who was nominated in accordance with the preceding sentence.

Section 10.4 For three (3) years following the Effective Time, directors formerly of Peoples and Penseco shall have prorata representation on all committees based upon the representative number of directors of each party on the board of directors as of the Effective Time, unless the Board of Directors of the Corporation shall determine otherwise upon the approval of 80% of the directors of the entire Board of Directors.

Section 10.5 The Board of Directors may declare vacant the office of a director if he or she is declared of unsound mind by an order of court or convicted of a felony or for any other proper cause or if, within thirty (30) days after notice of election, he or she does not accept such office either in writing or by attending a meeting of the Board of Directors.

Section 10.6 All Directors, upon reaching the mandatory retirement age of 73 years, shall be permitted to serve as a director for the remainder of their term after which they shall no longer be eligible to serve as a director. Notwithstanding the foregoing, each director appointed to the Corporation’s Board of Directors in connection with the Merger and Section 10.3 hereof shall be eligible to stand for election to one additional three (3) year term, regardless of their age, unless the Board of Directors of the Corporation shall determine otherwise upon the approval of 80% of the directors of the entire Board of Directors.

ARTICLE 11

VACANCIES ON BOARD OF DIRECTORS

Article 11.1. Except as provided in Section 10.3 above, vacancies on the Board of Directors, including vacancies resulting from an increase in the number of directors, shall be filled by a majority of the remaining members of the Board of Directors, though less than a quorum, and each person so appointed shall be a director until the expiration of the term of office of the class of directors to which he was appointed.

ARTICLE 12

POWERS OF BOARD OF DIRECTORS

Section 12.1. The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Articles of Incorporation or by these Bylaws directed or required to be exercised and done by the shareholders.

Section 12.2. The Board of Directors shall have the power and authority to appoint an Executive Committee and such other committees as may be deemed necessary by the Board of Directors for the efficient operation of the Corporation. The Executive Committee shall consist of the Chairman of the Board, if any, the Vice Chairman of the Board, if any, the President and not less than one (1) nor more than three (3) other directors (which other directors shall not be employees of the Corporation or any of its subsidiaries). The Executive Committee shall meet at such time as may be fixed by the Board of Directors, or upon call of the Chairman of the Board or the President. A majority of members of the Executive Committee shall constitute a quorum. The Executive Committee shall have and exercise the authority of the Board of Directors in the intervals between the meetings of the Board of Directors as far as may be permitted by law. The Committees of the Board of Directors of the Corporation and their respective responsibilities shall be as set forth on Exhibit A hereto.

ARTICLE 13

MEETINGS OF THE BOARD OF DIRECTORS

Section 13.1. An organization meeting may be held immediately following the annual shareholders’ meeting without the necessity of notice to the directors to constitute a legally convened meeting, or the directors may meet at such time and place as may be fixed by either a notice or waiver of notice or consent signed by all of such directors.

Section 13.2. Regular meetings of the Board of Directors shall be held not less often than semi-annually at a time and place determined by the Board of Directors at the preceding meeting. One or more directors may participate in any meeting of the Board of Directors, or of any committee thereof, by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear one another.

Section 13.3. Special meetings of the Board of Directors may be called by the Chairman of the Board or the President on one day’s notice to each director, either personally or by mail, courier service, facsimile transmission, email or other electronic communication, or telephone; special meetings shall be called by the Chairman of the Board or the President in like manner and on like notice upon the written request of three (3) directors.

Section 13.4. At all meetings of the Board of Directors, a majority of the directors shall constitute a quorum for the transaction of business, and the acts of a majority of the directors present at a meeting in person or by conference telephone or similar communications equipment at which a quorum is present in person or by such communications equipment shall be the acts of the Board of Directors, except as may be otherwise specifically provided by statute or by the Articles of Incorporation or by these bylaws. If a quorum shall not be present in person or by communications equipment at any meeting of the directors, the directors present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or as permitted herein.

ARTICLE 14

INFORMAL ACTION BY THE BOARD OF DIRECTORS

Section 14.1. If all the directors shall severally or collectively consent in writing, to any action to be taken by the Corporation, such action shall be as valid corporate action as though it had been authorized at a meeting of the Board of Directors.

ARTICLE 15

COMPENSATION OF DIRECTORS

Section 15.1. Directors, as such, may receive a stated salary for their services or a fixed sum and expenses for attendance at regular and special meetings, or any combination of the foregoing as may be determined from time to time by resolution of the Board of Directors, and nothing contained herein shall be construed to preclude any director from serving the Corporation in any other capacity and receiving compensation therefore.

ARTICLE 16

OFFICERS

Section 16.1. The officers of the Corporation shall be elected by the Board of Directors at its organization meeting and shall be a President, a Secretary and a Treasurer. At its option, the Board of Directors may elect a Chairman of the Board. The Board of Directors may also elect one or more Vice Presidents and such other officers and appoint such agents as it shall deem necessary, who shall hold their offices for such terms, have such authority and perform such duties as may from time to time be prescribed by the Board of Directors. Any two (2) or more offices may be held by the same person.

Section 16.2. The compensation of all officers of the Corporation shall be fixed by the Board of Directors.

Section 16.3. The Board of Directors may remove any officer or agent elected or appointed, at any time and within the period, if any, for which such person was elected or employed whenever in the Board of Directors’ judgment it is in the best interests of the Corporation, and all persons shall be elected and employed subject to the provisions thereof. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

ARTICLE 17

THE CHAIRMAN OF THE BOARD

Section 17.1. The Chairman of the Board shall preside at all meetings of shareholders and directors. He shall supervise the carrying out of the policies adopted or approved by the Board of Directors. He shall have general executive powers, as well as the specific powers conferred by these bylaws. He shall also have and may exercise such further powers and duties as from time to time may be conferred upon or assigned to him by the Board of Directors.

ARTICLE 18

THE PRESIDENT

Section 18.1. The President shall be the chief executive officer of the Corporation. The President shall (a) have general and active management of the business of the Corporation, (b) see that orders and resolutions of the Board of Directors are put into effect, subject, however, to the right of the Board of Directors to delegate any specific powers, except such as may be by statue exclusively conferred on the president, to any other officer or officers of the Corporation and (c) execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. In the absence or incapacity of the Chairman of the Board, the President shall preside at meetings of the shareholders and directors. If there is no Chairman of the Board, the President shall have and exercise all powers conferred by these bylaws or otherwise on the Chairman of the Board.

ARTICLE 19

THE VICE PRESIDENT

Section 19.1. The Vice President or, if more than one, the Vice Presidents in the order established by the Board of Directors shall, in the absence or incapacity of the President, exercise all powers and perform the duties of the President. The Vice Presidents, respectively, shall also have such other authority and perform such other duties as may be provided in these bylaws or as shall be determined by the Board of Directors or the President. Any Vice President may, in the discretion of the Board of Directors, be designated as “executive,” “senior,” or by departmental or functional classification.

ARTICLE 20

THE SECRETARY

Section 20.1. The Secretary shall attend all meetings of the shareholders and directors and keep accurate records thereof in one or more minute books kept for that purpose and shall perform the duties customarily performed by the secretary of a Corporation and such other duties as may be assigned to the Secretary by the Board of Directors or the President.

ARTICLE 21

THE TREASURER

Section 21.1. The Treasurer shall (a) have the custody of the corporate funds and securities, (b) keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and (c) perform such other duties as may be assigned to him by the Board of Directors or the President. He shall give bond in such sum and with such surety as the Board of Directors may from time to time direct.

ARTICLE 22

ASSISTANT OFFICERS

Section 22.1. Each assistant officer shall assist in the performance of the duties of the officer to whom he is assistant and shall perform such duties in the absence of the officer. He shall perform such additional duties as the Board of Directors, the President or the officer to whom he is assistant may from time to time assign. Such officers may be given such functional titles as the Board of Directors shall from time to time determine.

ARTICLE 23

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 23.1 The Corporation shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, or any former director, officer and/or employee, who was or is a party to, or is threatened to be made a party to, or who is called to be a witness in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer and /or employee of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 23.2 The Corporation shall indemnify, to the fullest extent permitted by Pennsylvania law and federal law, any director, officer and/or employee, who was or is a party to, or is threatened by to be made a party to, or who is called as a witness in connection with any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer and/or employee or agent of another Corporation, partnership, joint venture , trust or other enterprise against amounts paid in settlement and expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of, or serving as a witness in, such action or suit if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation and except that no indemnification shall be made in respect of any such claim, issue or matter as to which such person shall have been adjudged to be liable for misconduct in the performance of his duty to the Corporation.

Section 23.3 Except as may be otherwise ordered by a court, there shall be a presumption that any director, officer and/or employee is entitled to indemnification as provided in Sections 23.1 and 23.2 of this Article unless either a majority of the directors who are not involved in such proceedings (“disinterested directors”) or, if there are less than three (3) disinterested directors, then the holders of one-third of the outstanding shares of the Corporation determine that the person is not entitled to such presumption by certifying such determination in writing to the Secretary of the Corporation. In such event the disinterested director(s) or, in the event of certification by shareholders, the Secretary of the Corporation shall request of independent counsel, who may be the outside general counsel of the Corporation, a written opinion as to whether or not the parties involved are entitled to indemnification under Sections 23.1 and 23.2 of this Article.

Section 23.4 Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided under Section 23.3 of this Article upon receipt of an undertaking by or on behalf of the director, officer and/or employee to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in this Article.

Section 23.5 The indemnification provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity while serving as a director, officer and/or employee and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer and/or employee and shall inure to the benefit of the heirs and personal representatives of such a person.

ARTICLE 24

SHARE CERTIFICATES

Section 24.1. The share certificates of the Corporation shall be numbered and registered in a share register as they are issued, shall bear the name of the registered holder, the number and class of shares represented thereby, the par value of each share or a statement that such shares are without par value, as the case may be, shall be signed by the President or a Vice President and the Secretary or the Treasurer or any other person properly authorized by the Board of

Directors; and shall bear the corporate seal, which seal may be a facsimile engraved or printed. Where the certificate is signed by a transfer agent or a registrar, the signature of any corporate officer on such certificate may be a facsimile, engraved or printed. In case any officer who has signed, or whose facsimile signature has been placed upon, any share certificate shall have ceased to be such officer because of death, resignation or otherwise before the certificate is issued, it may be issued by the Corporation with the same effect as if the officer had not ceased to be such at the date of its issue.

Section 24.2 Notwithstanding anything herein to the contrary, any or all classes and series of shares, or any part thereof, may be represented by uncertificated shares to the extent determined by the Board of Directors, except that shares represented by a certificate that is issued and outstanding shall continue to be represented thereby until the certificate is surrendered to the Corporation. Within a reasonable time after the issuance or transfer of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates. The rights and obligations of the holders of shares represented by certificates and the rights and obligations of the holders of uncertificated shares of the same class shall be identical. Notwithstanding anything herein to the contrary, the provisions of Section 24.1 shall not apply to uncertificated shares and, in lieu thereof, the Board of Directors shall adopt alternative procedures for registration of transfers.

ARTICLE 25

TRANSFER OF SHARES

Section 25.1. Upon surrender to the Corporation of a share certificate duly endorsed by the person named in the certificate or by attorney duly appointed in writing and accompanied where necessary by proper evidence of succession, assignment or authority to transfer, a new certificate shall be issued to the person entitled thereto and the old certificate cancelled and the transfer recorded upon the share register of the Corporation. No transfer shall be made if it would be inconsistent with the provisions of Article 8 of the Pennsylvania Uniform Commercial Code.

ARTICLE 26

LOST CERTIFICATES

Section 26.1. Where a shareholder of the Corporation alleges the loss, theft or destruction of one or more certificates for shares of the Corporation and requests the issuance of a substitute certificate therefore, the Board of Directors may direct a new certificate of the same tenor and for the same number of shares to be issued to such person upon such person’s making of an affidavit in form satisfactory to the Board of Directors setting forth the facts in connection therewith, provided that prior to the receipt of such request the Corporation shall not have either registered a transfer of such certificate or received notice that such certificate has been acquired by a bona fide purchaser. When authorizing such issue of a new certificate the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or his heirs or legal representatives, as the case may be, to advertise the same in such manner as it shall require and/or give the Corporation a bond in such form and with surety or sureties, with fixed or open penalty, as shall be satisfactory to the Board of Directors, as indemnity for any liability or expense which it may incur by reason of the original certificate remaining outstanding.

ARTICLE 27

DIVIDENDS

Section 27.1. The Board of Directors may, from time to time, at any duly convened regular or special meeting or by unanimous consent in writing, declare and pay dividends upon the outstanding shares of capital stock of the Corporation in cash, property or shares of the Corporation, as long as any dividend shall not be in violation of law or the Articles of Incorporation.

Section 27.2. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purposes as the Board of Directors shall believe to be for the best interests of the Corporation, and the Board of Directors may reduce or abolish any such reserve in the manner in which it was created.

ARTICLE 28

FINANCIAL REPORT TO SHAREHOLDERS

Section 28.1. The President and the Board of Directors shall present at each annual meeting of the shareholders a full and complete statement of the business and affairs of the Corporation for the preceding year.

ARTICLE 29

INSTRUMENTS

Section 29.1. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other persons as the President or the Board of Directors may from time to time designate.

Section 29.2. All agreements, indentures, mortgages, deeds, conveyances, transfers, certificates, declarations, receipts, discharges, releases, satisfactions, settlements, petitions, schedules, accounts, affidavits, bonds, undertakings, proxies and other instruments and documents may be signed, executed, acknowledged, verified, delivered or accepted, including those in connection with the fiduciary powers of the Corporation, on behalf of the Corporation by the President or other persons as may be designated by him.

ARTICLE 30

FISCAL YEAR

Section 30.1. The fiscal year of the Corporation shall be the calendar year.

ARTICLE 31

SEAL

Section 31.1. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its organization and the words “Corporate Seal, Pennsylvania.” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed in any manner reproduced.

ARTICLE 32

NOTICES AND WAIVERS THEREOF

Section 32.1. Whenever, under the provisions of applicable law or of the Articles of Incorporation or of these bylaws, written notice is required to be given to any person, it may be given to such person either personally or by sending a copy thereof through the mail by first class or express mail postage prepaid, or courier service, charges prepaid, facsimile transmission, email or other electronic communication, to his address appearing on the books of the Corporation or supplied by him to the Corporation for the purpose of notice. If the notice is sent by mail or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or the courier service for transmission to such person. If notice is sent by facsimile transmission, email or other electronic communication it shall have been deemed to have been given to the person entitled thereto when sent. Such notice shall specify the place, day and hour of the meeting and, in the case of a special meeting of shareholders, the general nature of the business to be transacted.

Section 32.2. Any written notice required to be given to any person may be waived in writing signed by the person entitled to such notice whether before or after the time stated therein. Attendance of any person entitled to notice whether in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where any person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully called or convened. Where written notice is required of any meeting, the waiver thereof must specify the purpose only if it is for a special meeting of the shareholders.

ARTICLE 33

AMENDMENTS

Section 33.1. These bylaws may be altered, amended or repealed by (a) the affirmative vote of the shareholders entitled to cast at least seventy-five percent (75%) of the votes which all shareholders are then entitled to cast at any regular or special meeting duly convened after notice to the shareholders of that purpose or (b) by the affirmative vote of a majority of the members of the Board of Directors, except Article 10 of these bylaws which for three (3) years following the Effective Time require the affirmative vote of eighty percent (80%) or more of the members of the Board of Directors, at any regular or special meeting thereof duly convened after notice to the directors of that purpose, subject always to the power of the shareholders to change such action of the Board of Directors by the affirmative vote of the shareholders entitled to cast at least seventy-five percent (75%) of the votes which all shareholders are then entitled to cast.

EXHIBIT A

COMMITTEES OF THE BOARD

(Unless otherwise specifically indicated, Committees are concurrent committees of Peoples Financial Services Corp. and Peoples Neighborhood Bank)

Executive Committee The Executive Committee shall consist of the Board Chairman, if any, the Vice Chairman, if any, and President plus not less than one, but no more than three (3), other directors. The Executive Committee will meet on an as necessary basis and may exercise the authority of the Board to the extent permitted by law during intervals between meetings of the Board. This committee may also be assigned other duties by the Bank’s Board.

Compensation Committee See Compensation Committee Charter.

Audit Compliance Committee See Audit Committee Charter.

Nominating and Governance Committee See Nominating and Governance Committee Charter.

Asset/Liability Committee The primary objectives of the Asset/Liability management process include: optimize earnings and return on assets and equity within acceptable and controllable levels; provide for growth that is sound, profitable and balanced without sacrificing the quality of service; and manage and maintain policy and procedures that are consistent with the short and long term strategic goals of the Board of Directors. To this end, the Asset/Liability Committee is responsible for risk management within the following key areas; interest rate; price; liquidity; investment/credit; and budget. The committee meets monthly and consists of the Board of Directors and key bank officers.

Human Resources and Marketing Committee The Human Resources and Marketing Committee of the Bank is responsible for sound human resources management and training e.g., in employment, compensation, and performance appraisal. This committee is also responsible for evaluation, planning and supervision of the marketing and advertising of the Bank’s products and services, and also oversees community involvement and other public relations activities. The Human Resources and Marketing Committees meet on a quarterly basis with the Human Resources and Marketing managers and other executive officers.

Loan Administration Committee The Loan Administration Committee of the Bank assists the Bank’s Board of Directors in discharging its responsibility for the lending activities of the Bank by reviewing loans, lines of credits, floor plans, customers, financial statements, and by monitoring loan review and compliance. The Loan Administration Committee recommends lending authorizations and is responsible for assuring that the Bank’s loan activities are carried out in accordance with loan policies. This committee is also responsible for insuring the adequacy of the Bank’s loan loss reserve. The Loan Administration Committee meets with the Loan Administration manager and other executive officers on a quarterly basis.

Branch Committee The Branch Committees of the Bank shall consist of the Directors assigned to or representing a particular community office. This committee will meet with the Branch Manager, executive officers of the Bank and association directors of that office on a monthly basis to discuss the progress and/or problems of the particular office they represent. The Committee may make recommendations on unlimited matters concerning that office for consideration at the monthly Director’s Meeting.

EXHIBIT 6

CLASS OF DIRECTORS

2014	2015	2016

Stover	Wootton	Aubrey

Kukuchka	Lochen*	Wright

Naismith	Nicholas	Cesare

Keisling	Perry	Best

Kozik	Weinberger

*Needs to move classes